UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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DRESSER-RAND GROUP INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dresser-Rand Group Inc.

West8 Tower, Suite 1000

10205 Westheimer Road

Houston, Texas 77042

Tel: (713) 973-5356

Fax: (713) 973-5323

www.dresser-rand.com

October 22, 2014

TO THE STOCKHOLDERS OF DRESSER-RAND GROUP INC.:

On September 21, 2014, Dresser-Rand Group Inc. (“DRC”) entered into a definitive merger agreement to be acquired by Siemens Energy, Inc. (“Siemens”). Pursuant to the terms of the merger agreement, Dynamo Acquisition Corporation (“Merger Corp.”), an entity formed by Siemens for the sole purpose of effecting the acquisition, will be merged with and into DRC, with DRC surviving the merger as a wholly owned subsidiary of Siemens.

If the merger is completed, DRC stockholders will have the right to receive cash in the amount of (i) $83.00 (the “minimum merger consideration”), plus (ii) if the closing of the merger occurs on or after March 1, 2015, $0.55 per month beginning March 2015 to and including the month in which the closing occurs (the “additional consideration” and, together with the minimum merger consideration, the “merger consideration”), for each share of DRC common stock, par value $0.01 per share, and the associated rights under the Rights Plan (as defined below), that they own immediately prior to the effective time of the merger (the “effective time”).

We will hold a special meeting of our stockholders in connection with the proposed merger at West8 Tower, Suite 1000, 10205 Westheimer Road, Houston, Texas 77042 on November 20, 2014 at 8:00 a.m., local time (unless the special meeting is adjourned or postponed). At the special meeting, stockholders will be asked to vote on the proposal to approve and adopt the merger agreement. The affirmative vote of the holders of a majority of the outstanding shares of DRC common stock entitled to vote at the special meeting is required to approve and adopt the merger agreement. A failure to vote your shares of DRC common stock or an abstention from voting will have the same effect as a vote “AGAINST” the proposal to approve and adopt the merger agreement.

We cannot complete the merger unless DRC stockholders approve and adopt the merger agreement. Your vote is very important, regardless of the number of shares you own. Whether or not you expect to attend the special meeting in person, please vote or otherwise submit a proxy to vote your shares as promptly as possible so that your shares may be represented and voted at the special meeting. A failure to vote your shares of DRC common stock or an abstention from voting will have the same effect as a vote “AGAINST” the proposal to approve and adopt the merger agreement.

The DRC board of directors has unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement. After careful consideration, the DRC board of directors unanimously recommends that DRC stockholders vote “FOR” the proposal to approve and adopt the merger agreement.

The obligations of DRC and Siemens to complete the merger are subject to the satisfaction or waiver of certain conditions. The accompanying proxy statement contains detailed information about DRC, the special meeting, the merger agreement, the merger and the other transactions contemplated by the merger agreement.

Thank you for your confidence in DRC.

Sincerely,

William E. Macaulay

Chairman of the Board

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger, passed upon the merits of the merger agreement, the merger or the other transactions contemplated by the merger agreement or determined if the accompanying proxy statement is accurate or complete. Any representation to the contrary is a criminal offense.

The accompanying proxy statement is dated October 22, 2014, and, together with the enclosed form of proxy, is first being mailed to DRC stockholders on or about October 22, 2014.

Dresser-Rand Group Inc.

West8 Tower, Suite 1000

10205 Westheimer Road

Houston, Texas 77042

Tel: (713) 973-5356

Fax: (713) 973-5323

www.dresser-rand.com

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

DATE & TIME	November 20, 2014, 8:00 a.m. local time

PLACE	West8 Tower, Suite 1000, 10205 Westheimer Road, Houston, Texas 77042.

ITEMS OF BUSINESS

•       Consider and vote on a proposal to approve and adopt the Agreement and Plan of Merger, dated as of September 21, 2014, by and among Dresser-Rand Group Inc. (“DRC”), Siemens Energy, Inc. (“Siemens”) and Dynamo Acquisition Corporation, a wholly owned subsidiary of Siemens (“Merger Sub”), as it may be amended from time to time (the “merger agreement”), a copy of which is included as Annex A to the proxy statement of which this notice forms a part, and pursuant to which Merger Sub will be merged with and into DRC, with DRC surviving the merger as a wholly owned subsidiary of Siemens (the “merger”);

•       Approve an adjournment of the special meeting of stockholders of DRC (the “special meeting”), if necessary, to solicit additional proxies in favor of the proposal to approve and adopt the merger agreement if there are not sufficient votes at the time of such adjournment to approve and adopt the merger agreement; and

•       Consider and vote on a proposal to approve, on a non-binding, advisory basis, certain compensation that will or may be paid or become payable to DRC’s named executive officers that is based on or otherwise relates to the merger.

RECORD DATE	Common stockholders of record at the close of business on October 22, 2014 may vote at the special meeting.

VOTING BY PROXY	The DRC board of directors is soliciting your proxy to assure that a quorum is present and that your shares are represented and voted at the special meeting. For information on submitting your proxy over the internet, by telephone or by mailing back the enclosed proxy card (no extra postage is needed for the provided envelope if mailed in the U.S.), please see the attached proxy statement and enclosed proxy card. If you later decide to vote at the special meeting, information on revoking your proxy prior to the special meeting is also provided.

RECOMMENDATIONS

The DRC Board unanimously recommends that you vote:

•       “FOR” the proposal to approve and adopt the merger agreement;

•       “FOR” the adjournment proposal; and

•       “FOR” the named executive officer merger-related compensation proposal.

YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE VOTE OVER THE INTERNET AT WWW.PROXYVOTE.COM OR BY CALLING (800) 690-6903 OR COMPLETE, DATE, SIGN AND RETURN A PROXY CARD AS PROMPTLY AS POSSIBLE. IF YOU ATTEND THE SPECIAL MEETING AND WISH TO VOTE YOUR SHARES PERSONALLY, YOU MAY DO SO AT ANY TIME BEFORE THE PROXY IS EXERCISED.

Your proxy may be revoked at any time before the vote at the special meeting by following the procedures outlined in the accompanying proxy statement.

Please note that we intend to limit attendance at the special meeting to common stockholders as of the record date (or their authorized representatives). If your shares are held by a broker, bank or other nominee, please bring to the special meeting your account statement evidencing your beneficial ownership of DRC common stock as of the record date. All stockholders should also bring photo identification.

The proxy statement of which this notice forms a part provides a detailed description of the merger agreement, the merger and the other transactions contemplated by the merger agreement. We urge you to read the proxy statement, including any documents incorporated by reference, and its annexes carefully and in their entirety. If you have any questions concerning the merger or the proxy statement, would like additional copies of the proxy statement or need help voting your shares of DRC common stock, please contact DRC’s proxy solicitor:

MacKenzie Partners, Inc.

105 Madison Avenue

New York, NY 10016

(800) 322-2885

By order of the Board of Directors

MARK F. MAI

Vice President, General Counsel and Secretary

Houston, Texas

October 22, 2014

(continued)

SUMMARY

This summary highlights information contained elsewhere in this proxy statement and may not contain all the information that is important to you with respect to the merger. We urge you to read carefully the remainder of this proxy statement, including the attached annexes, and the other documents to which we have referred you. For additional information on DRC included in documents incorporated by reference into this proxy statement, see the section entitled “Where You Can Find More Information” beginning on page 93 of this proxy statement. We have included page references in this summary to direct you to a more complete description of the topics presented below.

All references to “DRC”, “we”, “us”, or “our” in this proxy statement refer to Dresser-Rand Group Inc., a Delaware corporation; all references to “Siemens” refer to Siemens Energy, Inc., a Delaware corporation; all references to “Merger Sub” refer to Dynamo Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Siemens formed for the sole purpose of effecting the merger; all references to “DRC common stock” refer to the common stock, par value $0.01 per share, of DRC; all references to the “DRC Board” refer to the board of directors of DRC; all references to the “merger” refer to the merger of Merger Sub with and into DRC with DRC surviving as a wholly owned subsidiary of Siemens; and, unless otherwise indicated or as the context otherwise requires, all references to the “merger agreement” refer to the Agreement and Plan of Merger, dated as of September 21, 2014, as it may be amended from time to time, by and among DRC, Siemens and Merger Sub, a copy of which is included as Annex A to this proxy statement. DRC, following the completion of the merger, is sometimes referred to in this proxy statement as the “surviving corporation.”

The Companies

Dresser-Rand Group Inc. (see page 22)

Dresser-Rand Group Inc. is among the largest global suppliers of custom-engineered high speed rotating equipment solutions for long-life, critical applications in the oil, gas, chemical, petrochemical, process, power generation, military and other industries worldwide. DRC’s equipment and service solutions are also used in energy infrastructure, including oil and gas, environmental solutions and power generation.

Shares of DRC common stock are listed with, and trade on, the New York Stock Exchange (the “NYSE”) under the symbol “DRC”.

DRC was incorporated in Delaware in October 2004. Our principal executive offices are maintained at West8 Tower, Suite 1000, 10205 Westheimer Road, Houston, Texas 77042, telephone number (713) 354-6100, and 112 Avenue Kleber, 75784 Cedex 16 Paris, France, telephone number 33 156 26 7171. Our corporate website address is www.dresser-rand.com. The information provided on the DRC website is not part of this proxy statement and is not incorporated in this proxy statement by reference or any other reference to its website provided in this proxy statement.

Siemens Energy, Inc. (see page 22)

Siemens Energy, Inc. is a wholly owned subsidiary of Siemens Corporation and an indirect subsidiary of the ultimate parent, Siemens AG, a stock corporation organized under the Federal laws of Germany. As the U.S. operating company of Siemens AG’s “Siemens Energy Sector” business division, Siemens Energy, Inc. supplies a broad spectrum of products, services and solutions for power generation, power transmission in grids and for the extraction, processing and transport of oil and gas. In fiscal 2013 (ended September 30), the Siemens Energy Sector had revenues of EUR26.6 billion. Siemens Energy, Inc. was incorporated in Delaware in 1997. Its principal executive offices are maintained at 4400 N Alafaya Trail, Orlando, Florida 32826-2399. Its corporate website address is http://www.energy.siemens.com/us/en/. The information provided on the Siemens Energy, Inc.

website is not part of this proxy statement and is not incorporated in this proxy by reference or any other reference to its website provided in this proxy statement. Upon completion of the merger, DRC will be a wholly owned subsidiary of Siemens.

Dynamo Acquisition Corporation (see page 22)

Dynamo Acquisition Corporation, or Merger Sub, is a Delaware corporation and a wholly owned subsidiary of Siemens that was formed by Siemens solely for the purpose of facilitating the acquisition of DRC. To date, Merger Sub has not carried on any activities other than those related to its formation and completing the transactions contemplated by the merger agreement. Upon completion of the merger, Merger Sub will cease to exist.

The Merger

A copy of the merger agreement is attached as Annex A to this proxy statement. We encourage you to read the entire merger agreement carefully because it is the principal document governing the merger. For more information on the merger agreement, see the section entitled “The Merger Agreement” beginning on page 62 of this proxy statement.

Structure of the Merger (see page 62)

If the merger is completed, then, at the effective time, Merger Sub will be merged with and into DRC. DRC will survive the merger as a wholly owned subsidiary of Siemens.

Merger Consideration (see page 28)

Upon the terms and subject to the conditions of the merger agreement, at the effective time, each share of DRC common stock issued and outstanding immediately prior to the effective time and the associated rights under the Rights Plan (other than (i) shares owned, directly or indirectly, by Siemens or Merger Sub immediately prior to the effective time or held by a subsidiary of DRC immediately prior to the effective time, in each case, other than any such shares held on behalf of third parties (together, the “excluded shares”), and (ii) shares issued and outstanding immediately prior to the effective time that are held by holders of such shares who have not voted in favor of the merger and who have properly exercised appraisal rights with respect to their shares in accordance with, and who have complied with, Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”) (such shares, the “dissenting shares”)) will be converted into the right to receive cash in the amount of (i) $83.00, plus (ii) if the closing of the merger occurs on or after March 1, 2015, $0.55 per month from March 2015 to and including the month in which the closing occurs.

Dividends (see page 67)

The merger agreement prohibits DRC from declaring, setting aside, authorizing or paying any cash dividends without the prior written consent of Siemens.

Treatment of DRC Equity-Based Awards (see page 64)

The merger agreement provides that outstanding equity-based awards granted under DRC’s equity plans will be treated as follows at the effective time:

Stock Options. At the effective time, each outstanding option granted under DRC’s 2005 or 2008 Stock Incentive Plan to purchase shares of DRC common stock, whether vested or unvested, will as of the effective time, become fully vested and be converted into the right to receive at the effective time an amount in cash equal to the product of (x) the total number of shares of DRC common stock subject to such stock option and (y) the excess, if any, of the amount of the merger consideration per share of DRC common stock over the exercise price per share of DRC common stock subject to such stock option, with the aggregate amount of such payment rounded down to the nearest cent less such amounts as are required to be withheld or deducted under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or other applicable tax law with respect to the making of such payment.

Stock-Based Awards. At the effective time, each outstanding restricted stock unit or other stock-based award (each, a “Stock-Based Award”), whether vested or unvested, will cease to represent a right or award with respect to shares of DRC common stock, will become fully vested and will entitle the holder thereof to receive, at the effective time, an amount in cash equal to the merger consideration per share of DRC common stock underlying such Stock-Based Award, less such amounts as are required to be withheld or deducted under the Code or any provision of state, local or other applicable tax law with respect to the making of such payment. For Stock-Based Awards that vest in whole or in part based on the achievement of performance goals, the level of performance goal achievement used to determine the number of shares underlying such Stock-Based Award will be determined by the Compensation Committee of the DRC Board consistent with the terms of the applicable award agreement.

Recommendation of the DRC Board of Directors (see page 40)

After careful consideration, the DRC Board unanimously approved the merger agreement, the merger, and the other transactions contemplated by the merger agreement. Certain factors considered by the DRC Board in reaching its decision to authorize and adopt the merger agreement, the merger, and the other transactions contemplated by the merger agreement can be found in the section entitled “The Merger—DRC’s Reasons for the Merger” beginning on page 37 of this proxy statement. The DRC Board unanimously recommends that stockholders vote:

•	“FOR” the proposal to approve and adopt the merger agreement at the special meeting;

•	“FOR” the proposal to adjourn the special meeting, if necessary, to solicit additional proxies in favor of the proposal to approve and adopt the merger agreement if there are not sufficient votes at the time of such adjournment to approve and adopt the merger agreement (the “adjournment proposal”); and

•	“FOR” the proposal to approve, on a non-binding, advisory basis, certain compensation that will or may be paid or become payable to DRC’s named executive officers that is based on or otherwise relates to the merger (the “named executive officer merger-related compensation proposal”).

Opinions of DRC’s Financial Advisors (see page 40)

Opinion of Morgan Stanley & Co. LLC

In connection with the merger, at the special meeting of the DRC Board held on September 21, 2014, Morgan Stanley & Co. LLC (“Morgan Stanley”), rendered its oral opinion to the DRC Board (which was subsequently confirmed in writing by delivery of Morgan Stanley’s written opinion dated September 21, 2014) to the effect that, as of that date and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations upon the scope of review undertaken, by Morgan Stanley, as set forth in its opinion, the merger consideration to be received by the holders of shares of DRC common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders.

The full text of Morgan Stanley’s written opinion to the DRC Board, dated September 21, 2014, is attached as Annex B to this proxy statement. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by

Morgan Stanley in rendering its opinion. You are encouraged to read Morgan Stanley’s opinion, this section and the summary of Morgan Stanley’s opinion below carefully and in their entirety. Morgan Stanley’s opinion is directed to the DRC Board, in its capacity as such, and addressed only the fairness from a financial point of view of the merger consideration pursuant to the merger agreement to be received by the holders of shares of DRC common stock as of the date of the opinion. Morgan Stanley’s opinion does not address any other aspects of the merger and was not intended to and does not constitute advice or a recommendation as to how the stockholders of DRC should vote at any stockholders’ meeting related to the merger or to take any other action with respect to the merger. The summary of the opinion of Morgan Stanley set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion.

Opinion of Zaoui LLP

In connection with the merger, at the special meeting of the DRC Board held on September 21, 2014, Zaoui & Co. LLP (“Zaoui”), rendered its oral opinion to the DRC Board (which was subsequently confirmed in writing by delivery of Zaoui’s written opinion dated September 21, 2014) to the effect that, as of that date and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations upon the scope of review undertaken, by Zaoui, as set forth in its opinion, the merger consideration to be received by the holders of shares of DRC common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders.

The full text of Zaoui’s written opinion to the DRC Board, dated September 21, 2014, is attached as Annex C to this proxy statement. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Zaoui in rendering its opinion. You are encouraged to read Zaoui’s opinion, this section and the summary of Zaoui’s opinion below carefully and in their entirety. Zaoui’s opinion is directed to the DRC Board, in its capacity as such, and addressed only the fairness from a financial point of view of the merger consideration pursuant to the merger agreement to be received by the holders of shares of DRC common stock as of the date of the opinion. Zaoui’s opinion does not address any other aspects of the merger and was not intended to and does not constitute advice or a recommendation as to how the stockholders of DRC should vote at any stockholders’ meeting related to the merger or to take any other action with respect to the merger. The summary of the opinion of Zaoui set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion.

Financing of the Merger (see page 59)

We anticipate that the total funds needed to complete the merger, including the funds needed to pay our stockholders (and holders of our other equity-based interests) the amounts due to them under the merger agreement and pay related expenses, which would be approximately $6.6 billion based upon the shares (and our other equity-based interests) outstanding as of September 30, 2014, will be funded through cash of Siemens with the support of Siemens Aktiengesellschaft (“Siemens Parent”) pursuant to the Parent Company Guarantee described below.

Guarantee of Siemens Obligations (see page 59)

Concurrently with the execution of the merger agreement, Siemens Parent, the ultimate parent of Siemens, entered into a Parent Company Guarantee with DRC pursuant to which Siemens Parent agreed to (i) irrevocably and unconditionally guarantee to DRC the full and complete discharge and performance of all obligations and liabilities of Siemens and Merger Sub pursuant to the merger agreement and (ii) provide all support and funds necessary in connection with the guarantee described in clause (i) and to cause all its affiliates to honor the satisfaction thereof.

Material U.S. Federal Income Tax Consequences of the Merger (see page 90)

The exchange of DRC common stock for cash in the merger will be a taxable transaction for U.S. federal income tax purposes and may also be taxable under state and local and other tax laws. You should read the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 90 of this proxy statement and consult your tax advisers regarding the U.S. federal income tax consequences of the merger to you in your particular circumstances, as well as tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Regulatory Clearances and Approvals Required for the Merger (see page 59)

HSR Act and U.S. Antitrust Matters. The merger is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), which prevents DRC and Siemens from completing the merger until required information and materials are furnished to the Antitrust Division of the Department of Justice (the “DOJ”) and the Federal Trade Commission (the “FTC”) and the HSR Act waiting period is terminated or expires. DRC and Siemens intend to submit the requisite notification and report forms under the HSR Act in the first half of the fourth quarter of 2014.

CFIUS Approval. The merger is subject to approval by the Committee on Foreign Investment in the United States (“CFIUS”), which requires that CFIUS has determined that there are no unresolved national security concerns with respect to the merger and the other transactions contemplated by the merger agreement, has determined that the transaction is not a covered transaction and not subject to review under applicable law or has sent a report to the President of the United States requesting the President’s decision on the CFIUS notice submitted by Siemens and DRC and either (1) the period under the Defense Production Act of 1950, as amended, during which the President may announce his decision to take action to suspend, prohibit or place any limitations on the merger or the other transactions contemplated by the merger agreement has expired without any such action being threatened, announced or taken or (2) the President has announced a decision not to take any action to suspend, prohibit or place any limitations on the merger or the other transactions contemplated by the merger agreement (the “CFIUS Approval”).

Foreign Regulatory Clearances. The parties must also file merger notifications with the appropriate regulators in Brazil, Canada, China, Colombia, the European Union, Mexico, Russia, South Africa and South Korea (together with any other jurisdictions mutually agreed by the parties to be required, the “required foreign jurisdictions”) pursuant to each jurisdiction’s respective antitrust or competition laws. The parties must also observe mandatory waiting periods and/or obtain the necessary approvals, clearances or consents in each of the required foreign jurisdictions before completing the merger.

Foreign antitrust and competition authorities in the required foreign jurisdictions may take action under the laws of their respective jurisdictions, which could include seeking to enjoin the completion of the merger. For more information about regulatory approvals relating to the merger, see the sections entitled “The Merger—Regulatory Clearances and Approvals Required for the Merger” beginning on page 59 of this proxy statement and “The Merger Agreement—Conditions to the Completion of the Merger” beginning on page 75 of this proxy statement.

Siemens has agreed to use its best efforts, and to take promptly any and all steps necessary, to avoid and, if necessary, eliminate, each and every impediment under any regulatory law that may be asserted by any governmental entity so as to enable the closing of the merger to occur as soon as possible, including, but not limited to, divesting assets as necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any governmental entity or to effect the dissolution of any injunction, temporary restraining order or other order in any suit or proceeding, which would otherwise have the effect of materially delaying or preventing the consummation of the merger prior to December 31, 2015.

Although we expect that all required regulatory clearances and approvals will be obtained, we cannot assure you that these regulatory clearances and approvals will be timely obtained or obtained at all or that the granting of these regulatory clearances and approvals will not involve the imposition of additional conditions on the completion of the merger, including the requirement to divest assets, or require changes to the terms of the merger agreement. These conditions or changes could result in the conditions to the merger not being satisfied.

Expected Timing of the Merger (see page 62)

We expect to complete the merger in the summer of 2015. The merger is subject to various regulatory clearances and approvals and other conditions, however, and it is possible that factors outside the control of DRC or Siemens could result in the merger being completed at a later time, or not at all. There may be a substantial amount of time between the special meeting and the completion of the merger. We expect to complete the merger promptly following the receipt of all required approvals.

Conditions to the Completion of the Merger (see page 75)

As more fully described in this proxy statement and in the merger agreement, each party’s obligation to complete the merger depends on a number of conditions being satisfied, including:

•	approval and adoption of the merger agreement by the affirmative vote of the holders of a majority of the outstanding shares of DRC common stock entitled to vote at the special meeting;

•	the absence of any injunction by any court or other tribunal of competent jurisdiction that prohibits the consummation of the merger;

•	expiration or termination of any waiting period (and any extension thereof) applicable to the merger under the HSR Act;

•	the receipt of all required approvals under any antitrust laws applicable to the merger in the required foreign jurisdictions or the expiration or termination of any applicable waiting period thereunder; and

•	the receipt of the CFIUS Approval.

The obligations of DRC to effect the merger are also subject to the fulfillment of the following conditions:

•	the accuracy of representations and warranties made by Siemens and Merger Sub in the merger agreement (subject generally to a material adverse effect standard, with different standards applicable to certain representations and warranties); and

•	performance in all material respects by Siemens of the agreements and covenants of Siemens in the merger agreement at or prior to the closing.

The obligations of Siemens and Merger Sub to effect the merger are also subject to the fulfillment of the following conditions:

•	the accuracy of representations and warranties made by DRC in the merger agreement (other than certain fundamental representations described in the following bullet) (subject generally to a material adverse effect standard, with different standards applicable to certain representations and warranties);

•	certain of DRC’s fundamental representations and warranties relating to capital structure, including number of shares and options outstanding, being, in all but de minimis respects, true and correct; and

•	performance in all material respects by DRC and its subsidiaries of the agreements and covenants of DRC and its subsidiaries in the merger agreement at or prior to the closing.

Restrictions on Solicitation of Alternative Proposals (see page 68)

Subject to certain exceptions, the merger agreement provides that DRC and its subsidiaries may not, and must direct and use reasonable best efforts to cause their respective officers, employees, accountants, legal counsel, financial advisors and agents and other representatives not to, directly or indirectly:

•	solicit, initiate or knowingly encourage or knowingly facilitate any inquiry with respect to, or the making, submission or announcement of, certain acquisition proposals;

•	enter into or participate in any negotiations with any person (other than Siemens and its representatives) regarding, or furnish any nonpublic information or access to any person (other than Siemens and its representatives) with respect to, such acquisition proposal or any inquiry or proposal that could reasonably be expected to lead to such an acquisition proposal;

•	engage in discussions regarding an acquisition proposal with any person that has made or, to DRC’s knowledge, is considering making an acquisition proposal, except to notify any person that has submitted an acquisition proposal as to the existence of the restrictions on solicitation of acquisition proposals provided in the merger agreement;

•	approve, endorse or recommend or propose to approve, endorse or recommend any such acquisition proposal; or

•	enter into any letter of intent or agreement in principle or any agreement (whether written or oral, binding or nonbinding) providing for any such acquisition proposal (except for certain confidentiality agreements permitted under the merger agreement).

Prior to approval and adoption of the merger agreement by DRC stockholders, however, DRC may, upon the terms and subject to the conditions set forth in the merger agreement, provide information to and engage in discussions or negotiations with a third party if such third party has made a bona fide written acquisition proposal and the DRC Board determines in good faith, after consultation with its financial advisor and outside legal counsel, that such acquisition proposal constitutes or could reasonably be expected to lead to a superior proposal.

Changes in Board Recommendation (see page 70)

Prior to approval and adoption of the merger agreement by DRC stockholders, the DRC Board may, upon receipt of a superior proposal, authorize DRC to terminate the merger agreement in order to accept the superior proposal, subject to complying with certain notice and other specified conditions set forth in the merger agreement, including giving Siemens the opportunity to make adjustments to the terms of the merger agreement in response to the superior proposal so that such proposal no longer constitutes a superior proposal. If the DRC Board changes its recommendation with respect to the merger agreement, Siemens may terminate the merger agreement and collect a termination fee of $200 million.

Termination of the Merger Agreement (see page 77)

The merger agreement may be terminated:

•	At any time prior to the effective time, by mutual written consent of DRC and Siemens;

•	At any time prior to the effective time, by either DRC or Siemens if:

•	the merger has not been consummated by December 31, 2015; provided that this termination right will not be available if the party seeking such termination has breached in any material respect its obligations under the merger agreement that has caused the failure to consummate the merger by such date;

•	an injunction has been entered by a governmental entity or a decision shall have been issued or promulgated by CFIUS or the President of the United States that, in each case, permanently restrains, enjoins, suspends or otherwise prohibits the consummation of the merger and such injunction has become final and non-appealable or such decision has become final; provided that neither Siemens nor DRC may terminate the merger agreement pursuant to this termination right unless such party has used its best efforts to remove such injunction and, provided further that neither party may terminate the merger agreement pursuant to this termination right unless it is in material compliance with its obligations described in the section entitled “The Merger Agreement—Required Efforts to Consummate the Merger” beginning on page 71 of this proxy statement;

•	the meeting of DRC stockholders to adopt the merger agreement has been held and the approval and adoption of the merger agreement by the stockholders has not been obtained upon a vote taken at such meeting or at any adjournment or postponement thereof;

•	the other party has breached or failed to perform in any material respect any of its representations, warranties or covenants under the merger agreement, which breach or failure would result in a failure of the conditions to the consummation of the merger and such breach cannot be cured by December 31, 2015; provided that the non-breaching party complies with certain notice requirements set forth in the merger agreement;

•	By DRC, prior to the approval of the merger by the DRC stockholders, if concurrently with such termination, DRC (i) enters into an alternative acquisition agreement that constitutes a superior proposal in accordance with the terms of the merger agreement, and (ii) pays to Siemens a termination fee of $200 million; or

•	By Siemens, in the event that the DRC Board has failed to make its recommendation in favor of the merger, failed to include its recommendation of the merger in this proxy statement or effected a change of its recommendation in favor of the merger, whether or not permitted by the terms of the merger agreement.

Termination Fee Payable by DRC (see page 78)

DRC has agreed to pay to Siemens a termination fee of $200 million in cash in the following circumstances:

•	in the event that after the date of the merger agreement and prior to the termination of the merger agreement, any “qualifying transaction” (which is an alternative proposal, measured at a 50% threshold rather than a 20% threshold) is made and:

¡	(1) such qualifying transaction was publicly proposed and not withdrawn at least 10 business days before the date of the special meeting, (2) either DRC or Siemens terminates the merger agreement because DRC stockholders have failed to approve the merger and (3) DRC enters into a definitive agreement for any qualifying transaction within 12 months following such termination; or

¡	(1) Siemens terminates the merger agreement because DRC has materially breached the merger agreement in a manner that cannot be cured by December 31, 2015 (or has materially breached the non-solicit obligation and such breach has resulted in an alternative proposal) and (2) DRC enters into a definitive agreement for any qualifying transaction within 12 months following such termination;

•	in the event the merger agreement is terminated by DRC in order that DRC enters into an alternative acquisition agreement that constitutes a superior proposal; or

•	in the event the merger agreement is terminated by Siemens because the DRC Board has failed to make its recommendation in favor of the merger, failed to include its recommendation of the merger in this proxy statement or effected a change of its recommendation in favor of the merger, whether or not permitted by the terms of the merger agreement.

In no event will DRC be obligated to pay such $200 million termination fee on more than one occasion.

Termination Fee Payable by Siemens (see page 78)

Siemens has agreed to pay to DRC a termination fee of $400 million in cash in the following circumstances:

•	in the event the merger agreement is terminated by Siemens or DRC if the merger has not been consummated by December 31, 2015 and, at the time of such termination all of the conditions to the consummation of the merger have been or are capable of being satisfied (other than the receipt of required regulatory approvals, including CFIUS approval); or

•	in the event the merger agreement is terminated by Siemens or DRC as the result of a proceeding brought by a Governmental Entity or a decision issued or promulgated by CFIUS or the President of the United States.

In no event will Siemens be obligated to pay such $400 million termination fee on more than one occasion.

Exclusive Remedy (see page 79)

The merger agreement provides that DRC and Siemens may seek to compel the other party to specifically perform its obligations under the merger agreement and/or seek damages should such other party willfully breach its obligations under the merger agreement.

The merger agreement also provides that upon the request by DRC that Siemens pay the Siemens termination fee and the subsequent payment by Siemens to DRC of the Siemens termination fee, such payment will be the sole and exclusive remedy of DRC with respect to the termination of the merger agreement and that upon request by Siemens that DRC pay the DRC termination fee and the subsequent payment by DRC to Siemens of the DRC termination fee, such payment will be the sole and exclusive remedy of Siemens with respect to the termination of the merger agreement.

Dissenters’ Rights (see page 83 and Annex D)

Under Delaware law, holders of record of DRC common stock who do not vote in favor of adopting the merger agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the merger is completed. The appraisal amount could be more than, the same as or less than the amount a stockholder would be entitled to receive under the terms of the merger agreement. To exercise appraisal rights under Delaware law, stockholders must submit a written demand for appraisal to DRC prior to the vote on the proposal to adopt the merger agreement, must not vote in favor of the proposal to adopt the merger agreement and must continue to hold the shares of DRC common stock of record through the effective time. Failure to comply strictly with the procedures set forth in Section 262 of the DGCL will result in the loss of appraisal rights. The text of the Delaware appraisal rights statute, Section 262 of the DGCL, is reproduced in its entirety as Annex D to this proxy statement. You are encouraged to read these provisions carefully and in their entirety.

The Special Meeting (see page 23)

The special meeting of DRC stockholders is scheduled to be held at West8 Tower, Suite 1000, 10205 Westheimer Road, Houston, Texas 77042 on November 20, 2014, at 8:00 a.m., local time. The special meeting is being held in order to consider and vote on the following proposals:

•	to approve and adopt the merger agreement, which is further described in the sections entitled “The Merger” and “The Merger Agreement,” beginning on pages 28 and 62, respectively, of this proxy statement;

•	to approve an adjournment of the special meeting, if necessary and as permitted under the terms of the merger agreement, to solicit additional proxies in favor of the proposal to approve and adopt the merger agreement if there are not sufficient votes at the time of such adjournment to approve and adopt the merger agreement; and

•	to approve, on a non-binding, advisory basis, certain compensation that will or may be paid or become payable to DRC’s named executive officers that is based on or otherwise relates to the merger, discussed under the section entitled “The Merger—Interests of DRC’s Directors and Officers in the Merger” beginning on page 54 of this proxy statement.

Only holders of record of DRC common stock at the close of business on October 22, 2014, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting or any adjournments or postponements of the special meeting.

The presence at the special meeting, in person or by proxy, of the holders of a majority of the shares of DRC common stock outstanding on the record date will constitute a quorum. There must be a quorum for business to be conducted at the special meeting. If you submit a properly executed proxy card, even if you abstain from voting, your shares will be counted for purposes of calculating whether a quorum is present at the special meeting. Failure of a quorum to be represented at the special meeting will necessitate an adjournment or postponement and will subject DRC to additional expense.

You may cast one vote for each share of DRC common stock that you own at the close of business on the record date. The proposal to approve and adopt the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of DRC common stock entitled to vote at the special meeting. The approval of the adjournment proposal requires the affirmative vote of a majority of the votes cast, in person or by proxy, at the special meeting by all DRC stockholders entitled to vote. In addition, even if a quorum does not exist, the holders of a majority of the shares of DRC common stock present at the special meeting, in person or by proxy, may adjourn the meeting to another place, date or time.

An abstention occurs when a stockholder attends a meeting, either in person or by proxy, but abstains from voting. At the special meeting, abstentions will be counted in determining whether a quorum is present. Also, abstentions and a failure to vote your shares of DRC common stock (including the failure of a record owner to execute and return a proxy card and the failure of a beneficial owner of shares held in “street name” by a broker or other holder of record to give voting instructions to the broker or other holder of record) will have the same effect as a vote “AGAINST” the proposal to approve and adopt the merger agreement. However, abstentions and a failure to vote your DRC common stock will have no effect on the outcome of the adjournment proposal or the advisory (non-binding) proposal on executive compensation that may be paid or become payable to DRC’s named executive officers in connection with the merger. For shares of DRC common stock held in “street name,” only shares of common stock affirmatively voted “FOR” the proposal to approve and adopt the merger agreement will be counted as a vote in favor of such proposal.

If no instruction as to how to vote is given (including an instruction to abstain) in an executed, duly returned and not revoked proxy, the proxy will be voted for the (i) approval and adoption of the merger agreement, (ii) approval of the adjournment of the special meeting, if necessary in the view of the DRC Board and as permitted under the terms of the merger agreement, to solicit additional proxies if there are not sufficient votes at the time of such adjournment to approve and adopt the merger agreement and (iii) approval, on a non-binding, advisory basis, of certain compensation that will or may be paid or become payable to DRC’s named executive officers that is based on or otherwise relates to the merger. However, if you indicate that you wish to vote against the proposal to approve and adopt the merger agreement, your shares will only be voted in favor of the adjournment proposal if you indicate that you wish to vote in favor of that proposal.

Interests of DRC’s Directors and Executive Officers in the Merger (see page 54)

In considering the recommendation of the DRC Board to approve the merger agreement, you should be aware that DRC’s directors and executive officers have interests in the merger that are different from, or in addition to, those of DRC stockholders generally. The DRC Board was aware of these interests and considered them, among other matters, in evaluating the merger agreement, in reaching its decision to approve the merger agreement, and in recommending to the DRC stockholders that the merger agreement be approved. These interests, which are described and quantified below, include the following:

•	accelerated vesting and payment of outstanding equity-based awards held by our executive officers on the same terms and conditions as all other holders of equity-based awards;

•	enhanced severance payments and/or benefits to our executive officers;

•	accelerated vesting of employer contributions held in the Non-Qualified Plan (as defined below) for certain of our executive officers; and

•	continuation of certain indemnification insurance for our executive officers and directors.

Directors’ and Officers’ Indemnification (see page 74)

For a period of six years following the effective time, Siemens has agreed to, and has agreed to cause the surviving corporation to, indemnify and hold harmless, and advance expenses as incurred to, in each case to the fullest extent permitted under applicable law, each present and former director, officer or representative of DRC or any of its subsidiaries and in a manner consistent with the terms and conditions on which indemnification is provided for as of the date of the merger agreement (collectively, the “Indemnified Parties”) against any costs incurred in connection with any claim arising out of or related to such Indemnified Parties’ service as a director, officer or representative of DRC or any of its subsidiaries or services performed by such persons at the request of DRC or any of its subsidiaries at or prior to the effective time, whether claimed prior to, at or after the effective time.

Delisting and Deregistration of DRC Common Stock (see page 60)

Upon completion of the merger DRC common stock will be delisted from the NYSE and deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Market Prices of DRC Common Stock (see page 82)

The minimum merger consideration of $83.00 per share represents a 3.9% premium to the $79.91 closing price per share of DRC common stock on the NYSE on September 19, 2014, the last trading day before the public announcement of the merger agreement, a 22.3% premium to DRC’s share price of $67.88 on September 16, 2014, the last trading day before Sulzer Ltd. publicly confirmed that it was engaged in non-exclusive talks with DRC regarding a potential transaction involving DRC, and a 37.4% premium to DRC’s share price of $60.42 on July 16, 2014, the last trading day before Manager Magazine reported that Siemens was considering making an offer to acquire DRC. The closing price of DRC common stock on the NYSE on

October 17, 2014, the most recent practicable date prior to the date of this proxy statement, was $80.75 per share. You are encouraged to obtain current market prices of DRC common stock in connection with voting your shares of DRC common stock.

Litigation Relating to the Merger (see page 60)

A putative class action lawsuit challenging the proposed transaction has been filed on behalf of DRC stockholders in the Delaware Court of Chancery. The action is captioned Soffer v. Volpe et al., C.A. No. 10165-CB (Del. Ch.). The complaint in the Soffer action alleges that the directors of DRC breached their fiduciary duties to DRC stockholders by engaging in a flawed sale process, agreeing to sell DRC for inadequate consideration and agreeing to improper deal protection terms in the merger agreement. In addition, the lawsuit alleges that DRC, Siemens and Merger Sub aided and abetted these purported breaches of fiduciary duty. The lawsuit seeks, among other things, an injunction barring the merger. On October 21, 2014, plaintiffs amended the complaint to allege as additional bases for relief that the directors of DRC engaged in self-dealing because they will benefit from their compensation arrangements and/or the sale of their personal stakes in DRC and that DRC’s preliminary proxy fails to provide stockholders with material information about the transaction and/or is materially misleading. The defendants believe that the lawsuit is without merit.

QUESTIONS AND ANSWERS

The following are some questions that you, as a stockholder of DRC, may have regarding the merger and the special meeting and the answers to those questions. DRC urges you to carefully read the remainder of this proxy statement because the information in this section does not provide all the information that might be important to you with respect to the merger and the special meeting. Additional important information is also contained in its annexes to and the documents incorporated by reference into this proxy statement.

Q:	What is the purpose of the special meeting?

A:	At the special meeting, stockholders will consider and act upon the matters outlined in the notice of meeting on the cover page of this proxy statement, namely:

•	the approval and adoption of the merger agreement;

•	the approval of an adjournment of the special meeting, if necessary and as permitted under the terms of the merger agreement, to solicit additional proxies in favor of the proposal to approve and adopt the merger agreement if there are not sufficient votes at the time of such adjournment to approve and adopt the merger agreement; and

•	the approval, on a non-binding, advisory basis, of certain compensation that will or may be paid or become payable to DRC’s named executive officers that is based on or otherwise relates to the merger.

Q:	Where and when is the special meeting?

A:	The special meeting is scheduled to be held at West8 Tower, Suite 1000, 10205 Westheimer Road, Houston, Texas 77042 on November 20, 2014 at 8:00 a.m., local time.

Q:	How does the DRC Board recommend that I vote on the proposals?

A:	The DRC Board unanimously recommends that you vote as follows:

•	“FOR” the approval and adoption of the merger agreement;

•	“FOR” the approval of an adjournment of the special meeting, if necessary, to solicit additional proxies in favor of the proposal to approve and adopt the merger agreement if there are not sufficient votes at the time of such adjournment to approve and adopt the merger agreement; and

•	“FOR” the approval, on a non-binding, advisory basis, of certain compensation that will or may be paid or become payable to DRC’s named executive officers that is based on or otherwise relates to the merger.

Q:	How does the per share merger consideration compare to the market price of DRC common stock prior to the announcement of the merger?

A:	The minimum merger consideration of $83.00 per share represents a 3.9% premium to the $79.91 closing price per share of DRC common stock on the NYSE on September 19, 2014, the last trading day before the public announcement of the merger agreement, a 22.3% premium to DRC’s share price of $67.88 on September 16, 2014, the last trading day before Sulzer Ltd. publicly confirmed that it was engaged in non-exclusive talks with DRC regarding a potential transaction involving DRC, and a 37.4% premium to DRC’s share price of $60.42 on July 16, 2014, the last trading day before Manager Magazine reported that Siemens was considering making an offer to acquire DRC. The closing price of DRC common stock on the NYSE on October 17, 2014, the most recent practicable date prior to the date of this proxy statement, was $80.75 per share. You are encouraged to obtain current market prices of DRC common stock in connection with voting your shares of DRC common stock.

Q:	What will happen in the merger?

A:	If the merger is completed, Merger Sub will merge with and into DRC, whereupon the separate existence of Merger Sub will cease and DRC will be the surviving corporation and a wholly owned subsidiary of Siemens. As a result of the merger, DRC common stock will no longer be publicly traded and you will no longer have any interest in DRC’s future earnings or growth. In addition, DRC common stock will be delisted from the NYSE and deregistered under the Exchange Act, and DRC will no longer be required to file periodic reports with the SEC with respect to DRC common stock, in each case in accordance with applicable law, rules and regulations.

Q:	Who will own DRC after the merger?

A:	Immediately following the merger, DRC will be a wholly owned subsidiary of Siemens.

Q:	What will I receive in the merger?

A:	Upon the terms and subject to the conditions of the merger agreement, at the effective time, each share of DRC common stock issued and outstanding immediately prior to the effective time and the associated rights under the Rights Plan (other than excluded shares and dissenting shares) will be converted into the right to receive cash in the amount of (i) $83.00, plus (ii) if the closing of the merger occurs on or after March 1, 2015, $0.55 per month from March 2015 to and including the month in which the closing occurs.

Q:	What will I receive in the merger in exchange for my equity awards?

A:	Stock Options. Each outstanding option granted under DRC’s 2005 or 2008 Stock Incentive Plan to purchase shares of DRC common stock, whether vested or unvested, will as of the effective time, become fully vested and be converted into the right to receive at the effective time an amount in cash equal to the product of (x) the total number of shares of DRC common stock subject to such stock option and (y) the excess, if any, of the amount of the merger consideration per share of DRC common stock over the exercise price per share of DRC common stock subject to such stock option, with the aggregate amount of such payment rounded down to the nearest cent, less such amounts as are required to be withheld or deducted under the Code or any provision of state, local or other applicable tax law with respect to the making of such payment.

Stock-Based Awards. At the effective time, each outstanding Stock-Based Award, whether vested or unvested, will cease to represent a right or award with respect to shares of DRC common stock, will become fully vested and will entitle the holder thereof to receive, at the effective time, an amount in cash equal to the merger consideration per share of DRC common stock underlying such Stock-Based Award, less such amounts as are required to be withheld or deducted under the Code or any provision of state, local or other applicable tax law with respect to the making of such payment. For Stock-Based Awards that vest in whole or in part based on the achievement of performance goals, the level of performance goal achievement used to determine the number of shares underlying such Stock-Based Award will be determined by the Compensation Committee of the DRC Board consistent with the terms of the applicable award agreement.

Q:	Am I entitled to dissenters’ rights instead of receiving the merger consideration?

A:

Under Delaware law, holders of record of DRC common stock who do not vote in favor of adopting the merger agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the merger is completed. The appraisal amount could be more than, the same as or less than the amount a stockholder would be entitled to receive under the terms of the merger agreement. To exercise appraisal rights under Delaware law, stockholders must submit a written demand for appraisal to DRC prior to the vote on the proposal to adopt the merger agreement, must not vote in favor of the proposal to adopt the merger agreement and must continue to hold the shares of DRC common stock of record through the effective time. Failure to comply strictly with the procedures set forth in Section 262 of the DGCL will result in the loss of appraisal rights. Please see the section entitled “Appraisal Rights”

beginning on page 83 of this proxy statement and the text of the Delaware appraisal rights statute, Section 262 of the DGCL, which is reproduced in its entirety as Annex D to this proxy statement. You are encouraged to read these provisions carefully and in their entirety.

Q:	What vote is required to approve and adopt the merger agreement?

A:	The proposal to approve and adopt the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of DRC common stock entitled to vote at the special meeting. A failure to vote your shares of DRC common stock or an abstention from voting will have the same effect as a vote “AGAINST” the proposal to approve and adopt the merger agreement.

Q:	What vote is required to approve the adjournment proposal?

A:	The approval of the adjournment proposal requires the affirmative vote of a majority of the votes cast by all DRC stockholders entitled to vote at the special meeting (provided a quorum is present in person or by proxy).

Q:	What vote is required to approve the named executive officer merger-related compensation proposal?

A:	The approval of the non-binding named executive officer merger-related compensation proposal requires the affirmative vote of a majority of the votes cast by all DRC stockholders entitled to vote at the special meeting (provided a quorum is present in person or by proxy).

Q:	Why am I being asked to consider and cast a non-binding advisory vote to approve the compensation that may be paid or become payable to DRC’s named executive officers that is based on or otherwise relates to the merger?

A:	In July 2010, the U.S. Securities and Exchange Commission adopted rules that require companies to seek a non-binding advisory vote to approve certain compensation that may be paid or become payable to their named executive officers that is based on or otherwise relates to corporate transactions such as the merger. For additional information, see the section entitled “Advisory Vote on Named Executive Officer Merger Related Compensation Arrangements (Proposal 3)” beginning on page 81 of this proxy statement.

Q:	What will happen if DRC stockholders do not approve the non-binding, advisory merger-related compensation proposal?

A:	The vote to approve the non-binding advisory merger-related compensation proposal is a vote separate and apart from the vote to approve the merger agreement. Approval of the non-binding advisory merger-related compensation proposal is not a condition to completion of the merger, and it is advisory in nature only, meaning that it will not be binding on DRC. Accordingly, while the DRC Board intends to consider the vote resulting from this proposal, if the merger is completed, then the compensation that is related to the merger will be payable to the extent that DRC is contractually obligated to pay such compensation, regardless of the outcome of the advisory vote.

Q:	When do you expect the merger to be completed?

A:	In order to complete the merger, DRC must obtain the stockholder approval described in this proxy statement and the other closing conditions under the merger agreement must be satisfied or waived. The parties to the merger agreement currently expect to complete the merger in the summer of 2015, although DRC cannot assure completion by any particular date, if at all. Because the merger is subject to a number of conditions, the exact timing of the merger cannot be determined at this time.

Q:	Do you expect the merger to be taxable to DRC stockholders?

A:	The exchange of DRC common stock for cash in the merger will be a taxable transaction for U.S. federal income tax purposes and may also be taxable under state and local and other tax laws. You should read the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 90 of this proxy statement and consult your tax advisers regarding the U.S. federal income tax consequences of the merger to you in your particular circumstances, as well as tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Q:	Who is entitled to vote at the special meeting?

A:	The record date for the special meeting is October 22, 2014. Only common stockholders of record at the close of business on that date are entitled to attend and vote at the special meeting or any adjournment or postponement thereof. The only class of stock that can be voted at the meeting is DRC common stock. Each share of DRC common stock is entitled to one vote on all matters that come before the meeting.

Q:	Who may attend the special meeting?

A:	Common stockholders of record as of the close of business on October 22, 2014, or their duly appointed proxies, may attend the meeting. “Street name” holders (those whose shares are held through a broker, bank or other nominee) should bring a copy of an account statement reflecting their ownership of DRC common stock as of the record date. If you are a “street name” holder and you wish to vote at the special meeting, you must also bring a proxy from the record holder (your broker, bank or other nominee) of the shares of DRC common stock authorizing you to vote at the special meeting. We intend to limit attendance to stockholders as of the record date. All stockholders should bring photo identification. Cameras, recording devices, and other electronic devices are not permitted at the special meeting.

Q:	Who is soliciting my vote?

A:	The DRC Board is soliciting your proxy, and DRC will bear the cost of soliciting proxies. MacKenzie Partners, Inc. (“MacKenzie”) has been retained to assist with the solicitation of proxies. MacKenzie will be paid approximately $50,000 and will be reimbursed for its reasonable out-of-pocket expenses for these and other advisory services in connection with the special meeting. Solicitation initially will be made by mail. Forms of proxies and proxy materials may also be distributed through brokers, custodians, and other like parties to the beneficial owners of shares of DRC common stock, in which case these parties will be reimbursed for their reasonable out-of-pocket expenses. Proxies may also be solicited in person or by telephone, facsimile, electronic mail or other electronic medium by MacKenzie or, without additional compensation, by certain of DRC’s directors, officers and employees.

Q:	What do I need to do now?

A:	Carefully read and consider the information contained in and incorporated by reference into this proxy statement, including its annexes. Whether or not you expect to attend the special meeting in person, please submit a proxy to vote your shares as promptly as possible so that your shares may be represented and voted at the special meeting. A failure to vote your shares of DRC common stock or an abstention from voting will have the same effect as a vote “AGAINST” the proposal to approve and adopt the merger agreement.

Q:	How do I vote if my shares are registered directly in my name?

A:	If you are a stockholder of record, there are four methods by which you may vote at the special meeting:

•	Internet: To vote over the internet, go to www.proxyvote.com and follow the instructions printed on your proxy card. If you vote over the internet, you do not have to mail in a proxy card.

•	Telephone: To vote by telephone, call (800) 690-6903 and follow the instructions printed on your proxy card. If you vote by telephone, you do not have to mail in a proxy card.

•	Mail: To vote by mail, complete, sign and date a proxy card and return it promptly in the postage paid envelope provided. If you return your signed proxy card to us before the special meeting, we will vote your shares as you direct.

•	In Person: To vote in person, attend the special meeting. You will be given a ballot when you arrive.

Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy. Please choose only one method to cast your vote by proxy. We encourage you to vote over the internet or by telephone, both of which are convenient, cost-effective and reliable alternatives to returning a proxy card by mail.

Q:	How do I vote if my shares are held in the name of my broker (street name)?

A:	If your shares are held by your broker, bank or other nominee, often referred to as held in “street name,” you will receive a form from your broker, bank or other nominee seeking instruction as to how your shares should be voted. You should contact your broker, bank or other nominee with questions about how to provide or revoke your instructions.

Q:	Can I change my vote after I submit my proxy?

A:	Yes. You can change or revoke your proxy at any time before the final vote at the special meeting. If you are the record holder of your shares, you may change or revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy bearing a later date, whether over the internet, by telephone or by mail, at any time before your proxy is exercised at the special meeting;

•	You may send a written notice that you are revoking your proxy to DRC’s Secretary at West8 Tower, Suite 1000, 10205 Westheimer Road, Houston, Texas 77042, provided such written notice is received before your proxy is exercised at the special meeting; or

•	You may attend the special meeting and notify the election officials that you wish to revoke your proxy and vote in person. Simply attending the special meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as a nominee or agent, you will have to follow the instructions provided by your broker or bank to change or revoke your proxy.

If you have questions about how to vote or change your vote, you should contact our proxy solicitor:

MacKenzie Partners, Inc.

105 Madison Avenue

New York, NY 10016

(800) 322-2885

Q:	Do I need to do anything with my DRC common stock certificates now? Should I send in my stock certificates with my proxy card?

A:	No. After the merger is completed, if you hold certificates representing shares of DRC common stock, the paying agent for the merger will send you a letter of transmittal and instructions for exchanging your shares of DRC common stock for the merger consideration. Upon surrender of the certificates along with the executed letter of transmittal and other required documents described in the instructions or otherwise required by the paying agent in accordance with the merger agreement, you will receive the merger consideration. Questions concerning stock certificates and registered stockholders may be directed to our transfer agent, Computershare.

Q:	How many shares must be present to constitute a quorum for the meeting?

A:	The presence at the special meeting, in person or by proxy, of a majority of the shares of DRC common stock outstanding on the record date will constitute a quorum. There must be a quorum for business to be conducted at the special meeting. Failure of a quorum to be present at the special meeting will necessitate an adjournment or postponement and will subject DRC to additional expense.

Q:	What if I abstain from voting?

A:	If you attend the special meeting or send in your signed proxy card, but abstain from voting on any proposal, your shares will still be counted for purposes of determining whether a quorum exists. Abstentions and a failure to vote your shares of DRC common stock (including the failure of a record owner to execute and return a proxy card and the failure of a beneficial owner of shares held in “street name” by a broker or other holder of record to give voting instructions to the broker or other holder of record) will have the same effect as a vote “AGAINST” the proposal to approve and adopt the merger agreement. However, abstentions and a failure to vote your shares of DRC common stock will have no effect on the outcome of the adjournment proposal or the advisory (non-binding) proposal on the executive compensation that may be paid or become payable to DRC’s named executive officers in connection with the merger. For shares of DRC common stock held in “street name,” only shares of DRC common stock affirmatively voted “FOR” the proposal to approve and adopt the merger agreement will be counted as a vote in favor of such proposal.

Q:	Will my shares be voted if I do not sign and return my proxy card or vote by telephone or over the internet or in person?

A:	If you are a registered stockholder and you do not sign and return your proxy card or vote by telephone, over the internet or in person, your shares will not be voted at the special meeting and will not be counted for purposes of determining whether a quorum exists.

If your shares are held in street name and you do not issue instructions to your broker, your broker may vote your shares at its discretion on routine matters, but may not vote your shares on non-routine matters. Under NYSE rules, all of the proposals in this proxy statement are non-routine matters. Accordingly, if your shares are held in “street name” and you do not issue instructions to your broker, your shares will not be voted at the special meeting and will not be counted for purposes of determining whether a quorum exists.

You will have the right to receive the merger consideration if the merger is approved, adopted and completed even if your shares are not voted at the special meeting.

Q:	What is a broker non-vote?

A:	Broker non-votes are shares held by brokers and other record holders that are present in person or by proxy at the special meeting, but with respect to which the broker or other record holder is not instructed by the beneficial owner of such shares how to vote on a particular proposal and the broker does not have discretionary voting power on such proposal. Because brokers and other record holders do not have discretionary voting authority with respect to any of the three proposals described in this proxy statement, if a beneficial owner of shares of DRC common stock held in “street name” does not give voting instructions to the broker or other holder of record, then those shares will not be present in person or by proxy at the special meeting. Broker non-votes will have the same effect as a vote “AGAINST” the proposal to approve and adopt the merger agreement and will have no effect on the adjournment proposal or the advisory (non-binding) proposal on the executive compensation that may be paid or become payable to DRC’s named executive officers in connection with the merger. For shares of DRC common stock held in “street name,” only shares of common stock affirmatively voted “FOR” the proposal to approve and adopt the merger agreement will be counted as a vote in favor of such proposal.

Q:	Will my shares held in “street name” or another form of record ownership be combined for voting purposes with shares I hold of record?

A:	No. Because any shares you may hold in “street name” will be deemed to be held by a different stockholder than any shares you hold of record, any shares so held will not be combined for voting purposes with shares you hold of record. Similarly, if you own shares in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and will need to sign and return, a separate proxy card for those shares because they are held in a different form of record ownership. Shares held by a corporation or business entity must be voted by an authorized officer of the entity. Shares held in an individual retirement account must be voted under the rules governing the account.

Q:	What does it mean if I receive more than one set of proxy materials?

A:	This means you own shares of DRC common stock that are registered under different names or are in more than one account. For example, you may own some shares directly as a stockholder of record and other shares through a broker or you may own shares through more than one broker. In these situations, you will receive multiple sets of proxy materials. You must vote, sign and return all of the proxy cards or follow the instructions for any alternative voting procedure on each of the proxy cards that you receive in order to vote all of the shares you own. Each proxy card you receive comes with its own prepaid return envelope. If you submit your proxy by mail, make sure you return each proxy card in the return envelope that accompanies that proxy card.

Q:	Can I participate if I am unable to attend the special meeting?

A:	If you are unable to attend the meeting in person, we encourage you to send in your proxy card or to vote by telephone or over the internet. The special meeting will not be broadcast telephonically or over the internet.

Q:	Where can I find the voting results of the special meeting?

A:	DRC intends to announce preliminary voting results at the special meeting and publish final results in a Current Report on Form 8-K that will be filed with the SEC following the special meeting. All reports that DRC files with the SEC are publicly available when filed.

Q:	What happens if the merger is not completed?

A:	If the merger agreement is not approved by DRC stockholders or if the merger is not completed for any other reason, DRC stockholders will not receive any payment for their shares of DRC common stock in connection with the merger. Instead, DRC will remain an independent public company and shares of DRC common stock will continue to be listed and traded on the NYSE. The merger agreement provides that, upon termination of the merger agreement under certain circumstances, DRC will be required to pay to Siemens a termination fee of $200 million. See the section entitled “The Merger Agreement—Termination Fee Payable by DRC” beginning on page 78 of this proxy statement for a discussion of the circumstances under which such a termination fee will be required to be paid. The merger agreement also provides that, upon termination of the merger agreement under certain other circumstances, Siemens will be required to pay to DRC a termination fee of $400 million. See the section entitled “The Merger Agreement—Termination Fee Payable by Siemens” beginning on page 78 of this proxy statement for a discussion of the circumstances under which such a termination fee will be required to be paid.

Q:	How can I obtain additional information about DRC?

A:

DRC will provide copies of this proxy statement, documents incorporated by reference and its 2013 Annual Report to Stockholders, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2013, without charge to any stockholder who makes a written request to our Secretary at Dresser-Rand Group Inc., West8 Tower, Suite 1000, 10205 Westheimer Road, Houston, Texas 77042. DRC’s Annual

Report on Form 10-K and other SEC filings may also be accessed at www.sec.gov or on the Investor Relations section of DRC’s website at www.dresser-rand.com. DRC’s website address is provided as an inactive textual reference only. The information provided on or accessible through our website is not part of this proxy statement and is not incorporated in this proxy statement by this or any other reference to our website provided in this proxy statement.

Q:	How many copies of this proxy statement and related voting materials should I receive if I share an address with another stockholder?

A:	The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single annual report or proxy statement, as applicable, addressed to those stockholders. This process, which is commonly referred to as “householding”, potentially provides extra convenience for stockholders and cost savings for companies.

DRC and some brokers may be householding our proxy materials by delivering proxy materials to multiple stockholders who request a copy and share an address, unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If at any time you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your broker if your shares are held in a brokerage account or DRC if you are a stockholder of record. You can notify us by sending a written request to our Secretary at Dresser-Rand Group Inc., West8 Tower, Suite 1000, 10205 Westheimer Road, Houston, Texas 77042, or calling (713) 354-6100. Stockholders who share a single address, but receive multiple copies of the proxy statement, may request that in the future they receive a single copy by notifying DRC at the telephone and address set forth in the prior sentence. In addition, DRC will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered pursuant to a prior request.

Q:	Who should I contact if I have any questions?

A:	If you have questions about the merger or the other matters to be voted on at the special meeting or desire additional copies of this proxy statement or additional proxy cards or otherwise need assistance voting, you should contact:

MacKenzie Partners, Inc.

105 Madison Avenue

New York, NY 10016

(800) 322-2885

or

Dresser-Rand Group Inc.

West8 Tower, Suite 1000

10205 Westheimer Road

Houston, Texas 77042

Tel: (713) 973-5356

Attn: Secretary

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents incorporated by reference in this proxy statement, include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical facts and are subject to risks and uncertainties in our operations, business and economic and political environment. Forward-looking statements may be identified by the use of words such as “achieve”, “should”, “could”, “may”, “anticipates”, “expects”, “might”, “believes”, “intends”, “predicts”, “will” and other similar expressions. These statements are based on the current expectations and beliefs of DRC and involve a number of risks and uncertainties that could cause actual results, performance and achievements, or industry results, to differ materially from those stated or implied by the forward-looking statements. Those risks and uncertainties include, but are not limited to:

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, including a termination of the merger agreement under circumstances that could require DRC to pay a termination fee;

•	the failure to receive, on a timely basis or otherwise, the required approvals by DRC stockholders and government or regulatory agencies with regard to the merger agreement;

•	the risk that a closing condition to the merger agreement may not be satisfied;

•	DRC’s and Siemens’ ability to complete the proposed merger on a timely basis or at all;

•	the failure of the merger to be completed on a timely basis or at all for any other reason;

•	the risks that DRC’s business may suffer as a result of uncertainties surrounding the merger;

•	the ability of DRC to retain and hire key personnel and maintain relationships with customers, suppliers and other business partners pending the consummation of the merger;

•	the diversion of management’s attention from ongoing business concerns;

•	limitations placed on DRC’s ability to operate its business under the merger agreement;

•	the possibility that costs related to the merger will be greater than expected;

•	the outcome of any legal proceedings that may be instituted against DRC or others relating to the merger agreement or the merger; and

•	the risk that the industries in which DRC operates may be subject to future regulatory or legislative actions and other risks that are described in SEC reports filed or furnished by DRC.

Additional information about these factors and about the material factors or assumptions underlying such forward-looking statements may be found under Part I, Item 1A in DRC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013. DRC cautions that the foregoing list of important factors that may affect future results is not exhaustive. When relying on forward-looking statements to make decisions with respect to the merger, stockholders and others should carefully consider the foregoing factors and other uncertainties and potential events. All subsequent written and oral forward-looking statements concerning the merger or other matters attributable to DRC or any other person acting on its behalf are expressly qualified in their entirety by the cautionary statements referenced above. The forward-looking statements contained in this proxy statement speak only as of the date of this proxy statement. DRC undertakes no obligation to update or revise any forward-looking statements for any reason, even if new information becomes available or other events occur in the future, except as may be required by law.

THE COMPANIES

Dresser-Rand Group Inc.

Dresser-Rand Group Inc. is among the largest global suppliers of custom-engineered high speed rotating equipment solutions for long-life, critical applications in the oil, gas, chemical, petrochemical, process, power generation, military and other industries worldwide. DRC’s equipment and service solutions are also used in energy infrastructure, including oil and gas, environmental solutions and power generation.

Shares of DRC common stock are listed with, and trade on, the New York Stock Exchange (the “NYSE”) under the symbol “DRC”.

DRC was incorporated in Delaware in October 2004. Our principal executive offices are maintained at West8 Tower, Suite 1000, 10205 Westheimer Road, Houston, Texas 77042, telephone number (713) 354-6100, and 112 Avenue Kleber, 75784 Cedex 16 Paris, France, telephone number 33 156 26 7171. Our corporate website address is www.dresser-rand.com. The information provided on the DRC website is not part of this proxy statement and is not incorporated in this proxy statement by reference or any other reference to its website provided in this proxy statement.

For additional information about DRC included in documents incorporated by reference into this proxy statement, see the section entitled “Where You Can Find More Information” on page 93.

Siemens Energy, Inc.

Siemens Energy, Inc.

4400 N. Alafaya Trail

Orlando, FL 32826-2399

49 (69) 797 6660

Siemens Energy, Inc. is a wholly-owned subsidiary of Siemens Corporation and an indirect subsidiary of the ultimate parent, Siemens AG, a stock corporation organized under the Federal laws of Germany. As the U.S. operating company of Siemens AG’s “Siemens Energy Sector” business division, Siemens Energy, Inc. supplies a broad spectrum of products, services and solutions for power generation, power transmission in grids and for the extraction, processing and transport of oil and gas. In fiscal 2013 (ended September 30), the Siemens Energy Sector had revenues of EUR26.6 billion. Siemens Energy, Inc. was incorporated in Delaware in 1997. Its principal executive offices are maintained at 4400 N Alafaya Trail, Orlando, Florida 32826-2399. Its corporate website address is http://www.energy.siemens.com/us/en/. The information provided on the Siemens Energy, Inc. website is not part of this proxy statement and is not incorporated in this proxy statement by reference or any other reference to its website provided in this proxy statement. Upon completion of the merger, DRC will be a wholly owned subsidiary of Siemens Energy, Inc.

Dynamo Acquisition Corporation

c/o Siemens Energy, Inc.

4400 N. Alafaya Trail

Orlando, FL 32826-2399

49 (69) 797 6660

Dynamo Acquisition Corporation, or Merger Sub, is a Delaware corporation and a wholly owned subsidiary of Siemens that was formed by Siemens solely for the purpose of facilitating the acquisition of DRC. To date, Merger Sub has not carried on any activities other than those related to its formation and completion of the transactions contemplated by the merger agreement. Upon completion of the merger, Merger Sub will cease to exist.

THE SPECIAL MEETING

This proxy statement is being provided to the stockholders of DRC as part of a solicitation of proxies by the DRC Board for use at the special meeting to be held at the time and place specified below, and at any properly convened meeting following an adjournment or postponement thereof. This proxy statement provides stockholders of DRC with the information they need to know to be able to vote or instruct their vote to be cast at the special meeting.

Date, Time and Place

The special meeting is scheduled to be held at West8 Tower, Suite 1000, 10205 Westheimer Road, Houston, Texas 77042 on November 20, 2014 at 8:00 a.m., local time.

Purpose of the Special Meeting

At the special meeting, DRC stockholders will be asked to consider and vote on the following proposals:

•	to approve and adopt the merger agreement, which is further described in the sections entitled “The Merger” and “The Merger Agreement” beginning on pages 28 and 62, respectively, of this proxy statement;

•	to approve an adjournment of the special meeting, if necessary and as permitted under the terms of the merger agreement, to solicit additional proxies in favor of the proposal to approve and adopt the merger agreement if there are not sufficient votes at the time of such adjournment to approve and adopt the merger agreement; and

•	to approve, on a non-binding, advisory basis, certain compensation that will or may be paid or become payable to DRC’s named executive officers that is based on or otherwise relates to the merger, discussed under the section entitled “The Merger—Interests of DRC’s Directors and Executive Officers in the Merger” beginning on page 54 of this proxy statement.

DRC stockholders must approve and adopt the merger agreement for the merger to occur. If DRC stockholders fail to approve the merger agreement, the merger will not occur.

DRC does not expect a vote to be taken on any other matters at the special meeting or any adjournment or postponement thereof. If any other matters are properly presented at the special meeting or any adjournment or postponement thereof for consideration, however, the holders of the proxies will have discretion to vote on these matters in accordance with their best judgment.

Recommendation of the DRC Board of Directors

After careful consideration, the DRC Board unanimously approved the merger agreement, the merger and the transactions contemplated thereby. Certain factors considered by the DRC Board in reaching its decision to authorize and adopt the merger agreement and approve the merger can be found in the section entitled “The Merger—DRC’s Reasons for the Merger” beginning on page 37 of this proxy statement.

The DRC Board unanimously recommends that the DRC stockholders vote “FOR” the proposal to approve and adopt the merger agreement, “FOR” the adjournment proposal and “FOR” the named executive officer merger-related compensation proposal.

Record Date; Stockholders Entitled to Vote

Only holders of record of DRC common stock at the close of business on October 22, 2014, the record date for the special meeting, will be entitled to notice of, and to vote at, the special meeting or any adjournments or postponements of the special meeting. At the close of business on the record date, 76,651,104 shares of DRC common stock were issued and outstanding.

Holders of record of DRC common stock are entitled to one vote for each share of DRC common stock they own at the close of business on the record date.

Quorum

The presence at the special meeting, in person or by proxy, of the holders of a majority of the shares of DRC common stock outstanding on the record date will constitute a quorum. Any shares of DRC common stock held by DRC or by any of its subsidiaries are not considered to be outstanding for purposes of determining a quorum. There must be a quorum for business to be conducted at the special meeting. Failure of a quorum to be represented at the special meeting will necessitate an adjournment or postponement and will subject DRC to additional expense. Once a share is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any adjournment of the special meeting. However, if a new record date is set for the adjourned special meeting, then a new quorum will have to be established. If you submit a properly executed proxy card, even if you abstain from voting, your shares will be counted for purposes of calculating whether a quorum is present at the special meeting.

Required Vote

The proposal to approve and adopt the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of DRC common stock entitled to vote to approve and adopt the merger agreement. Approval of each of the adjournment proposal and the named executive officer merger-related compensation proposal requires the affirmative vote of a majority of the votes cast by all DRC stockholders entitled to vote. In addition, even if a quorum does not exist, a majority of the shares of DRC common stock present at the special meeting, in person or by proxy, may adjourn the meeting to another place, date or time.

Abstentions and Broker Non-Votes

An abstention occurs when a stockholder attends a meeting, either in person or by proxy, but abstains from voting. At the special meeting, abstentions will be counted in determining whether a quorum is present. Abstentions and a failure to vote your shares of DRC common stock (including the failure of a record owner to execute and return a proxy card and the failure of a beneficial owner of shares held in “street name” by a broker or other holder of record to give voting instructions to the broker or other holder of record) will have the same effect as a vote “AGAINST” the proposal to approve and adopt the merger agreement. However, abstentions and a failure to vote your DRC common stock will have no effect on the outcome of the adjournment proposal or the advisory (non-binding) proposal on executive compensation payable to DRC’s named executive officers in connection with the merger. For shares of DRC common stock held in “street name,” only shares of common stock affirmatively voted “FOR” the proposal to approve and adopt the merger agreement will be counted as a vote in favor of such proposal.

If no instruction as to how to vote is given (including an instruction to abstain) in an executed, duly returned and not revoked proxy, the proxy will be voted for (i) approval and adoption of the merger agreement, (ii) approval of the adjournment of the special meeting, if necessary and as permitted under the terms of the merger agreement, to solicit additional proxies if there are not sufficient votes at the time of such adjournment to approve the merger agreement and (iii) approval, on a non-binding, advisory basis, of certain compensation that will or may be paid or become payable to DRC’s named executive officers that is based on or otherwise relates to the merger. However, if you indicate that you wish to vote against the proposal to approve and adopt the merger agreement, your shares will only be voted in favor of the adjournment proposal if you indicate that you wish to vote in favor of that proposal.

Broker non-votes are shares held by brokers and other record holders that are present in person or by proxy at the special meeting, but with respect to which the broker or other record holder is not instructed by the beneficial owner of such shares how to vote on a particular proposal and the broker does not have discretionary voting power on such proposal. Because brokers and other record holders do not have discretionary voting authority with respect to any of the three proposals described in this proxy statement, if a beneficial owner of shares of DRC common stock held in “street name” does not give voting instructions to the broker or other holder of record, then those shares will not be present in person or by proxy at the special meeting. Broker non-votes will have the same effect as a vote “AGAINST” the proposal to approve and adopt the merger agreement and will have no effect on the adjournment proposal or the advisory (non-binding) proposal on executive compensation payable to DRC’s named executive officers in connection with the merger. For shares of DRC common stock held in “street name,” only shares of common stock affirmatively voted “FOR” the proposal to approve and adopt the merger agreement will be counted as a vote in favor of such proposal.

Failure to Vote

If you are a registered stockholder and you do not sign and return your proxy card or vote by telephone, over the internet or in person, your shares will not be voted at the special meeting and will not be counted for purposes of determining whether a quorum exists. A failure to vote your shares of DRC common stock (including the failure of a record owner to execute and return a proxy card and the failure of a beneficial owner of shares held in “street name” by a broker or other holder of record to give voting instructions to the broker or other holder of record) will have the same effect as a vote “AGAINST” the proposal to approve and adopt the merger agreement.

If your shares are held in “street name” and you do not issue instructions to your broker, your broker may vote your shares at its discretion on routine matters, but may not vote your shares on non-routine matters. Under NYSE rules, all of the proposals in this proxy statement are non-routine matters. Accordingly, if your shares are held in street name and you do not issue instructions to your broker, your shares will not be voted at the special meeting and will not be counted for purposes of determining whether a quorum exists. Broker non-votes will have the same effect as a vote “AGAINST” the proposal to approve and adopt the merger agreement. For shares of DRC common stock held in “street name,” only shares of common stock affirmatively voted “FOR” the proposal to approve and adopt the merger agreement will be counted as a vote in favor of such proposal.

Voting at the Special Meeting

If you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the special meeting. Please note that if your shares of DRC common stock are held by a broker, bank or other nominee, and you wish to vote at the special meeting, you must bring to the special meeting a proxy from the record holder (your broker, bank or other nominee) of the shares of DRC common stock authorizing you to vote at the special meeting.

You may also authorize the persons named as proxies on the proxy card to vote your shares by returning the proxy card by mail, through the internet, or by telephone. Although DRC offers four different voting methods, DRC encourages you to vote over the internet or by phone as DRC believes they are the most cost-effective methods. We also recommend that you vote as soon as possible, even if you are planning to attend the special meeting, so that the vote count will not be delayed. Both the internet and the telephone provide convenient, cost-effective alternatives to returning your proxy card by mail. If you choose to vote your shares over the internet or by telephone, there is no need for you to mail back your proxy card.

To Vote Over the Internet:

To vote over the internet, follow the instructions printed on your proxy card. If you vote over the internet, you do not have to mail in a proxy card.

To Vote By Telephone:

To vote by telephone, follow the instructions printed on your proxy card. If you vote by telephone, you do not have to mail in a proxy card.

To Vote By Proxy Card:

To vote by proxy card, complete and sign the proxy card and mail it to the address indicated on the proxy card.

If you sign and return your signed proxy card without indicating how you want your shares of DRC common stock to be voted with regard to a particular proposal, or if you indicate that you wish to vote in favor of the proposal to approve and adopt the merger agreement but do not indicate a choice on the adjournment proposal or the named executive officer merger-related compensation proposal, your shares of DRC common stock will be voted in favor of each such proposal. However, if you sign and return a proxy and you indicate that you wish to vote against the proposal to approve and adopt the merger agreement, your shares will only be voted in favor of the adjournment proposal if you indicate that you wish to vote in favor of that proposal. Proxy cards that are returned without a signature will not be counted as present at the special meeting and cannot be voted.

If your shares are held by your broker, bank or other nominee, you will receive a form from your broker, bank or other nominee seeking instruction as to how your shares should be voted. You should contact your broker, bank or other nominee with questions about how to provide or revoke your instructions.

Revocation of Proxies

Any proxy given by a DRC stockholder may be revoked at any time before it is voted at the special meeting by doing any of the following:

•	if a proxy was submitted by telephone or through the Internet, by submitting another proxy by telephone or through the Internet, in accordance with the instructions on the proxy card at any time before your proxy is exercised at the special meeting;

•	by delivering a signed written notice of revocation bearing a date later than the date of the proxy to DRC’s Secretary at West8 Tower, Suite 1000, 10205 Westheimer Road, Houston, Texas 77042, stating that the proxy is revoked, provided such written notice is received before your proxy is exercised at the special meeting;

•	by submitting a later-dated proxy card relating to the same shares of DRC common stock; or

•	by attending the special meeting and voting in person (your attendance at the special meeting will not, by itself, revoke your proxy; you must vote in person at the special meeting).

“Street name” holders of DRC common stock should contact their bank, broker, trust or other nominee to obtain instructions as to how to revoke or change their proxies.

Shares Held in Name of Broker

If your shares are held by your broker, bank or other nominee, often referred to as held in “street name”, you will receive a form from your broker, bank or other nominee seeking instruction as to how your shares should be voted. You should contact your broker, bank or other nominee with questions about how to provide or revoke your instructions.

Solicitation of Proxies

The DRC Board is soliciting your proxy, and DRC will bear the cost of soliciting proxies. MacKenzie has been retained to assist with the solicitation of proxies. MacKenzie will be paid approximately $50,000 and will be reimbursed for its reasonable out-of-pocket expenses for these and other advisory services in connection with the special meeting. Solicitation initially will be made by mail. Forms of proxies and proxy materials may also be distributed through brokers, custodians and other like parties to the beneficial owners of shares of DRC common stock, in which case these parties will be reimbursed for their reasonable out-of-pocket expenses. Proxies may also be solicited in person or by telephone, facsimile, electronic mail, or other electronic medium by MacKenzie or, without additional compensation by certain of DRC’s directors, officers and employees.

Adjournment

In addition to the proposal to approve and adopt the merger agreement, DRC stockholders are also being asked to approve a proposal that will give the DRC Board authority to, as permitted under the terms of the merger agreement, adjourn the special meeting for the purpose of soliciting additional proxies in favor of the proposal to approve and adopt the merger agreement if there are not sufficient votes at the time of the special meeting to approve and adopt the merger agreement. If this proposal is approved, the special meeting could be adjourned by the DRC Board as permitted under the terms of the merger agreement. In addition, the DRC Board, as permitted under the terms of the merger agreement, could postpone the meeting before it commences, whether for the purpose of soliciting additional proxies or for other reasons. If the special meeting is adjourned for the purpose of soliciting additional proxies, stockholders who have already submitted their proxies will be able to revoke them at any time prior to their use. If you return a proxy and do not indicate how you wish to vote on any proposal, or if you indicate that you wish to vote in favor of the proposal to approve and adopt the merger agreement but do not indicate a choice on the adjournment proposal, your shares will be voted in favor of the adjournment proposal. But if you indicate that you wish to vote against the proposal to approve and adopt the merger agreement, your shares will only be voted in favor of the adjournment proposal if you indicate that you wish to vote in favor of that proposal.

If a quorum does not exist, the holders of a majority of the shares of DRC common stock present at the special meeting, in person or by proxy, may adjourn the special meeting to another place, date or time. If a quorum exists, but there are not enough affirmative votes to approve and adopt the merger agreement, the special meeting may be adjourned by the affirmative vote of a majority of the votes cast at the special meeting.

The DRC Board unanimously recommends a vote “FOR” the adjournment proposal.

Other Information

You should not return your stock certificate or send documents representing DRC common stock with the proxy card. If the merger is completed, the paying agent for the merger will send you a letter of transmittal and instructions for exchanging your shares of DRC common stock for the merger consideration.

THE MERGER (PROPOSAL 1)

The discussion of the merger in this proxy statement is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Annex A and incorporated by reference into this proxy statement.

Effects of the Merger

Pursuant to the terms of the merger agreement, at the effective time, Merger Sub will be merged with and into DRC, with DRC surviving the merger as a wholly owned subsidiary of Siemens.

Upon the terms and subject to the conditions of the merger agreement, at the effective time, each share of DRC common stock issued and outstanding immediately prior to the effective time and the associated rights under the Rights Plan (other than excluded shares and dissenting shares) will be converted into the right to receive cash in the amount of (i) $83.00, plus (ii) if the closing of the merger occurs on or after March 1, 2015, $0.55 per month from March 2015 to and including the month in which the closing occurs. At the effective time, all of the shares of DRC common stock (other than excluded shares held by a subsidiary of DRC) will cease to be outstanding, will be cancelled and will cease to exist, and each certificate formerly representing any of the shares of DRC common stock (other than excluded shares and dissenting shares) will thereafter represent only the right to receive the per share merger consideration of $83.00 for each such share, plus, if applicable, the additional consideration described above. Each excluded share owned, directly or indirectly, by Siemens or Merger Sub will cease to be outstanding, will be canceled and will cease to exist without payment of any consideration. Each excluded share (if any) held by a subsidiary of DRC immediately prior to the effective time will be converted into that number of shares of common stock of the surviving corporation that bears the same ratio to the aggregate number of outstanding shares of common stock of the surviving corporation immediately after the effective time as the value of such excluded share bore to the aggregate value of all shares of DRC common stock immediately prior to the effective time.

At the effective time, each outstanding option granted under DRC’s 2005 or 2008 Stock Incentive Plan to purchase shares of DRC common stock, whether vested or unvested, will as of the effective time, become fully vested and be converted into the right to receive at the effective time an amount in cash equal to the product of (x) the total number of shares of DRC common stock subject to such stock option and (y) the excess, if any, of the amount of the merger consideration per share of DRC common stock over the exercise price per share of DRC common stock subject to such stock option, with the aggregate amount of such payment rounded down to the nearest cent less such amounts as are required to be withheld or deducted under the Code or any provision of state, local or other applicable tax law with respect to the making of such payment.

At the effective time, each outstanding Stock-Based Award, whether vested or unvested, will cease to represent a right or award with respect to shares of DRC common stock, will become fully vested and will entitle the holder thereof to receive, at the effective time, an amount in cash equal to the merger consideration per share of DRC common stock underlying such Stock-Based Award, less such amounts as are required to be withheld or deducted under the Code or any provision of state, local or other applicable tax law with respect to the making of such payment. For Stock-Based Awards that vest in whole or in part based on the achievement of performance goals, the level of performance goal achievement used to determine the number of shares underlying such Stock-Based Award will be determined by the Compensation Committee of the DRC Board consistent with the terms of the applicable award agreement.

Effects on DRC if the Merger Is Not Completed

If the merger agreement is not adopted by DRC stockholders or if the merger is not completed for any other reason, DRC stockholders will not receive any payment for their shares in connection with the merger. Instead, DRC will remain an independent public company. In addition, if the merger is not completed, DRC expects that management will operate DRC’s business in a manner similar to that in which it is being operated today and that

DRC stockholders will continue to be subject to the same risks and opportunities to which they are currently subject, including, without limitation, risks related to the highly competitive industry in which DRC operates and adverse economic conditions.

Furthermore, if the merger is not completed, and depending on the circumstances that would have caused the merger not to be completed, it is likely that the price of DRC’s common stock will decline significantly. If that were to occur, it is uncertain when, if ever, the price of DRC’s common stock would return to the price at which it trades as of the date of this proxy statement.

Accordingly, if the merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of DRC’s common stock. If the merger is not completed, the DRC Board will continue to evaluate and review DRC’s business operations, properties, dividend policy and capitalization, among other things, make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to enhance stockholder value. If the merger agreement is not adopted by DRC stockholders or if the merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to DRC will be offered or that DRC’s business, prospects or results of operation will not be adversely impacted.

In addition, if the merger agreement is terminated, under specified circumstances, DRC would be required to pay Siemens a termination fee in an amount equal to $200 million. The merger agreement also provides that Siemens will be required to pay DRC a termination fee equal to $400 million upon termination under certain other specified circumstances. See “The Merger Agreement—Termination Fee Payable by DRC” and “The Merger Agreement—Termination Fee Payable by Siemens” beginning on pages 78 and 78, respectively, of this proxy statement.

Background of the Merger

As part of our ongoing consideration and evaluation of our long-term strategic goals and plans, the DRC Board and DRC’s senior management periodically review, consider and assess our operations and financial performance, as well as overall industry conditions, as they may affect those strategic goals and plans. This review includes, among other items, the consideration of potential opportunities for business combinations, acquisitions and other financial and strategic alternatives.

As part of these strategic considerations, on September 20, 2011, Vincent R. Volpe, Jr., our President and Chief Executive Officer, and Mark F. Mai, our Vice President, General Counsel and Secretary, held a meeting in Paris, France with Randy Zwirn, Chief Executive Officer of Energy Services for Siemens Parent, and Peter Nägele, General Counsel of Energy of Siemens Parent. During this meeting, the Siemens Parent representatives expressed their company’s interest in an all-cash acquisition of DRC.

Following the Paris meeting, on September 30, 2011, Dr. Michael Suess, Chief Executive Officer of Siemens Parent’s Energy Sector, and Karl-Heinz Seibert, head of Mergers and Acquisitions at Siemens Parent, delivered a letter to Mr. Volpe confirming Siemens Parent’s interest in an all-cash acquisition of DRC, with an indicative price of $55 per share for all outstanding shares of DRC common stock, based on publicly available information. The letter noted that this indicative proposal was subject to due diligence, approval by Siemens Parent’s Supervisory Board, negotiation and execution of mutually agreeable definitive agreements and satisfaction of closing conditions, including regulatory clearances.

Following receipt of this indicative proposal, the DRC Board determined that Siemens Parent’s initial offer of $55 per share was not compelling to DRC or its stockholders. In response to this determination by the DRC Board, on November 30, 2011, Siemens Parent revised its indicative proposal, increasing the proposed price to $66 per share of DRC common stock. After subsequent discussion and negotiation, the parties entered into a non-disclosure and standstill agreement on January 13, 2012. Thereafter, Siemens Parent commenced its due diligence review of certain non-public information concerning DRC and the parties negotiated the terms of Siemens Parent’s revised proposal, including the proposed price per share. On February 13, 2012, Siemens Parent revised its proposal, offering a price of $70 per share of DRC common stock, and the DRC Board subsequently determined that Siemens Parent’s revised offer of $70 per share was not compelling to DRC or its stockholders. Following this determination, on March 12, 2012, Siemens Parent revised its proposal, offering a price of $74 per share of DRC common stock. During this period, DRC and Siemens Parent were not able to reach agreement on certain key transaction terms, including certain obligations of Siemens Parent relating to transaction certainty for DRC and its stockholders (such as obligations to obtain required regulatory clearances). The DRC Board subsequently determined that, particularly in view of the fact that the parties were not able to reach agreement on certain key transaction terms, Siemens Parent’s revised offer of $74 per share was not compelling to DRC or its stockholders. On March 21, 2012, DRC sent Siemens Parent a letter indicating this determination.

Throughout the summer of 2012, the parties continued to discuss the possibility of a transaction. On October 16, 2012, Siemens Parent sent a letter to DRC reiterating its last proposed price of $74 per share and included certain other deal terms to address DRC’s concerns relating to transaction certainty for DRC and its stockholders, including its willingness to agree to a reverse termination fee payable by Siemens Parent in certain circumstances.

On December 12, 2012, Mr. Volpe and Mr. Mai spoke with Dr. Suess and Peter Solmssen, then General Counsel for Siemens Parent, to attempt to resolve the outstanding key transaction terms. Following that meeting, on December 14, 2012, Siemens Parent sent a letter to Mr. Volpe providing its offer with respect to the outstanding key transaction terms. The DRC Board met on December 18, 2012, to discuss this proposal, and determined that, particularly in view of the fact that certain outstanding key transaction terms (including those related to Siemens Parent’s regulatory obligations) had not been resolved, the offer of $74 per share was not compelling to DRC or its stockholders and conducting further negotiations was unwarranted. On December 19, 2012, Mr. Volpe delivered a letter to Siemens Parent indicating that the DRC Board was terminating discussions with Siemens Parent because the DRC Board had determined that Siemens Parent’s offer of $74 per share was not compelling to DRC or its stockholders, especially in light of the failure to resolve certain key transaction terms.

On May 7, 2013, Bloomberg news reported that DRC was a possible takeover candidate for a number of potential purchasers, including Siemens Parent.

On September 16, 2013, Mr. Volpe and a representative of a potential partner for a strategic transaction (“Company A”) met in Paris, France to discuss the potential for a transaction. Subsequently, on September 19, 2013, representatives of a financial advisor for Company A’s largest stockholder (the “Company A Stockholder”) met with representatives of DRC to express the Company A Stockholder’s interest in becoming a significant stockholder of DRC.

On October 4, 2013, Mr. Volpe and William E. Macaulay, the Chairman of the DRC Board, met with a representative of Company A and of the Company A Stockholder to discuss a potential business combination. Following this discussion, on October 10, 2013, Mr. Volpe sent a letter on behalf of the DRC Board to representatives of the Company A Stockholder to note that, while the DRC Board did believe a strategic transaction with Company A had the potential to be a value-creating transaction for both companies, as well as for DRC’s stockholders, the positions outlined by Company A and the Company A Stockholder during the October 4, 2013, meeting regarding relative value and ownership were inconsistent with the views of the DRC Board on those matters. The letter further noted that, unless Company A and the Company A Stockholder were to agree to a proposal that met the views of the DRC Board with respect to such matters, the DRC Board did not believe further discussions regarding a strategic transaction would be appropriate. After additional further correspondence between representatives of DRC and representatives of Company A and the Company A Stockholder, the parties determined that, in light of their differing views regarding relative value and ownership, they would not proceed with further discussions at such time.

On June 28, 2014, the newly elected chairman of the board of directors of Company A contacted Mr. Volpe to arrange a meeting to discuss the parties’ prior negotiations and the potential for a strategic transaction, and on July 9, 2014, Mr. Volpe and the chairman of Company A met in Paris, France to discuss these matters. On July 10, 2014, Mr. Volpe contacted the chairman of Company A to arrange a meeting among the chairman of Company A, Mr. Macaulay and Mr. Volpe to further discuss these matters, which meeting was scheduled for August 12, 2014.

On July 17, 2014, a German business publication, Manager Magazin, citing unidentified sources, published an article reporting that Siemens Parent had engaged a financial advisor and had been preparing for a potential bid for DRC for several months. DRC and Siemens Parent did not have any discussions with each other regarding any potential transaction during this time.

On July 18, 2014, Mr. Volpe spoke with the chairman of Company A and discussed a potential transaction, at which time the chairman of Company A proposed terms for a merger-of-equals between DRC and Company A, as well as terms relating to the Company A Stockholder’s ownership stake and governance rights in the combined company. Following this call, the DRC Board met to discuss the outcome of this discussion and the terms of Company A’s proposal for a merger-of-equals, as well as the impact of the Manager Magazin article on DRC’s stock price.

Following this July 18, 2014, meeting, representatives of Wachtell, Lipton, Rosen & Katz (“Wachtell Lipton”) and Gibson Dunn & Crutcher LLP (“Gibson Dunn”), DRC’s external legal counsel, as well as representatives of Niederer Kraft & Frey AG (“Niederer Kraft”), DRC’s Swiss legal counsel, engaged in preliminary discussions with representatives of Company A, the Company A Stockholder and their respective counsel regarding draft forms of confidentiality agreements to be executed by the parties. Representatives of DRC also sent representatives of Company A and the Company A Stockholder a communication containing certain key principles that DRC stated would need to be part of any transaction between DRC and Company A.

On July 29, 2014, representatives of Siemens Parent contacted representatives of Morgan Stanley to arrange a discussion between Mr. Volpe and Joe Kaeser, the President and Chief Executive Officer of Siemens Parent, which discussion was subsequently scheduled to occur the following week, on August 6, 2014. In response to the scheduling of this discussion and the renewed indication of interest from Company A, the DRC Board determined to revise the agenda of its previously-scheduled board and committee meetings in Colorado on August 6 and 7, 2014, so as to discuss the Siemens Parent and Company A matters on August 6, 2014, following the discussion between Mr. Kaeser and Mr. Volpe.

On August 6, 2014, Mr. Kaeser and Mr. Volpe spoke by telephone as agreed and discussed, among other things, the market rumors regarding a potential transaction involving the two companies. Mr. Kaeser also noted his interest in discussing the issues that caused the companies to terminate their prior negotiations and expressed his desire to resume negotiations between the companies. Mr. Volpe and Mr. Kaeser agreed to meet in person in early September to discuss these matters further.

Also on August 6, 2014, representatives of DRC received a non-binding indicative term sheet for a potential merger-of-equals from Company A. Among other items, the non-binding indicative term sheet requested a four-week period of exclusive negotiation between DRC and Company A.

Following the conversation between Mr. Kaeser and Mr. Volpe and the receipt by DRC of the non-binding indicative term sheet from representatives of Company A, the DRC Board and the committees of the DRC Board held their previously-scheduled meetings in Colorado. During the August 6, 2014, session of the meeting of the DRC Board, Mr. Volpe discussed with the DRC Board his conversation with Mr. Kaeser, and presented the current status of discussions with Company A, including the terms of the non-binding indicative term sheet received immediately prior to the meeting. In light of the renewed discussions with Siemens Parent and Company A, the DRC Board determined that it would be advisable to approve the continuing engagement of

Morgan Stanley as financial advisor as well as the engagement of Zaoui as financial advisor. The DRC Board then engaged in a discussion with its legal counsel concerning the respective benefits and detriments to DRC and its stockholders of a potential transaction with either Siemens Parent or Company A, including as compared to remaining a stand-alone company without engaging in a transaction. The DRC Board and its legal counsel also considered potential strategies to negotiate separately with both Siemens Parent and Company A to receive the highest indication of value from both parties. In connection with this discussion, representatives from DRC’s legal counsel advised the DRC Board regarding its fiduciary duties and legal obligations in considering a potential strategic transaction with either Siemens Parent or Company A (or considering no strategic transaction). Following discussion, the DRC Board determined that representatives of DRC’s senior management, financial advisors and legal counsel should continue to negotiate the terms of a potential strategic transaction with Company A, and that Mr. Volpe should proceed with his meeting with Mr. Kaeser (subsequently scheduled for September 1, 2014) in order to determine if Siemens Parent did, in fact, have a compelling proposal relating to a strategic transaction.

On August 12, 2014, Mr. Volpe and Mr. Macaulay had their previously-scheduled meeting with the chairman and vice chairman of the board of directors of Company A to discuss the terms of a potential merger-of-equals, including the terms of the non-binding indicative term sheet sent on August 6, 2014. During this meeting, Mr. Volpe and Mr. Macaulay discussed with the representatives of Company A certain issues concerning the strategic transaction as proposed by Company A, including Company A’s request for an exclusive negotiation period, the valuation of DRC implied by the proposal, the jurisdiction of incorporation, location of headquarters and stock exchange listing of the post-transaction company and the terms of a stockholders’ agreement between the post-transaction company and the Company A Stockholder (including certain standstill, voting and transfer restrictions on the Company A Stockholder for a fixed period of time).

Following this meeting, on August 13, 2014, the DRC Board held a telephonic meeting with its financial advisors and legal counsel to discuss the outcome of the August 12, 2014 meeting, and to discuss generally the potential financial and corporate governance terms of a strategic transaction with Company A. The DRC Board and its advisors and counsel also discussed the terms and conditions of the potential confidentiality agreement being negotiated with representatives of Company A, including Company A’s continued request for an exclusive negotiation period. Representatives of DRC’s senior management and DRC’s advisors noted that, if granted, any period of exclusive negotiation would need to be very short, and in any event not past August 31, 2014. Following these discussions, the DRC Board requested that DRC’s senior management and financial advisors and legal counsel continue to explore and negotiate the terms of a potential transaction with Company A.

Later that afternoon, a representative of the Company A Stockholder provided a proposed draft of the confidentiality agreement to be entered into between DRC and the Company A Stockholder, which draft agreement disclosed that the Company A Stockholder currently held shares of DRC common stock representing approximately 1.7% of the outstanding shares of DRC common stock, as well as a call option to acquire shares of DRC common stock representing an additional approximately 3.29% of the outstanding shares of DRC common stock. Upon receipt of this draft agreement, DRC’s senior management promptly informed the DRC Board about the Company A Stockholder’s existing ownership stake.

Following continued negotiation on the terms of the non-binding indicative term sheet and the confidentiality agreements to be entered into between DRC, on the one hand, and Company A and the Company A Stockholder, on the other hand, on August 19, 2014, DRC executed confidentiality agreements with Company A and the Company A Stockholder. These confidentiality agreements provided for, among other things, a period of exclusive negotiation between DRC and Company A until August 31, 2014, during which neither party would solicit competing transactions or provide non-public information relating to a competing transaction, and each party would notify the other party if it received an inquiry relating to a competing transaction. These restrictions, however, did not prohibit any activities with respect to third parties with whom the relevant party had any discussions regarding a business combination in the prior two years; separately, Company A was notified by DRC that a meeting between Mr. Volpe and a representative of another potential purchaser was scheduled to occur on September 1, 2014. The confidentiality agreements also contained certain standstill restrictions prohibiting Company A and the Company A Stockholder, respectively, from acquiring additional shares of DRC common stock or engaging in certain strategic transactions involving DRC (other than the contemplated strategic transaction with Company A), subject to exceptions in the event a third-party transaction were to be approved by the DRC Board.

On August 22, 2014, the DRC Board held a telephonic meeting with representatives of DRC’s senior management and its financial advisors and legal counsel to discuss the current status of the negotiations with Company A and the Company A Stockholder.

Between August 22 and 29, 2014, representatives of DRC’s senior management, financial advisors and legal counsel had several in-person meetings and other conversations with representatives of Company A’s and the Company A Stockholder’s senior management, board of directors, financial advisors and legal counsel to negotiate the terms of a proposed strategic transaction, including the proposed share exchange ratio in such strategic transaction (and the resulting respective ownership of former DRC and Company A stockholders in the post-transaction company) as well as the terms of the stockholders’ agreement to be entered into between the Company A Stockholder and the post-transaction company.

As part of these negotiations, representatives of DRC’s senior management agreed to an in-person meeting in New York with representatives of Company A’s senior management and board of directors on September 2, 2014, to resolve certain key outstanding items, including the proposed share exchange ratio. Representatives of Company A subsequently contacted representatives of DRC’s senior management to state that unless DRC agreed to a share exchange ratio resulting in equal ownership of the post-transaction company by former DRC and Company A stockholders by August 30, 2014, Company A and its financial advisors and legal counsel would no longer continue to negotiate the terms of the transaction agreements, and the scheduled September 2, 2014, meeting would be canceled.

On August 29, 2014, the DRC Board held a telephonic meeting with representatives of DRC’s senior management and its financial advisors and legal counsel to discuss this demand from Company A, as well as to discuss generally the current status of the negotiations with Company A and the Company A Stockholder. Following discussion, the DRC Board directed representatives of DRC’s senior management to convey to representatives of Company A that DRC was not prepared to agree to Company A’s proposed exchange ratio, but that the September 2, 2014, meeting should still take place in order to resolve any other key issues that remained outstanding. The DRC Board scheduled a follow-up meeting on September 2, 2014, for an update on conversations with Company A, as well as an update on the outcome of Mr. Volpe’s scheduled meeting with Mr. Kaeser on September 1, 2014.

Following the August 29, 2014 telephonic meeting, representatives of DRC’s senior management conveyed the message of the DRC Board to representatives of Company A’s senior management. Company A subsequently held a board meeting on August 30, 2014, and later that day representatives of Company A’s senior management contacted Mr. Volpe to indicate that the September 2, 2014, meeting would be canceled, and that Company A’s financial advisors and legal counsel would no longer continue to negotiate the terms of the transaction agreements unless DRC were to present its proposal for the exchange ratio in the transaction and such exchange ratio were acceptable to Company A’s board of directors. The following day, on August 31, 2014, the exclusive negotiation period between DRC and Company A expired.

On September 1, 2014, Mr. Volpe met with Mr. Kaeser in Paris to discuss further their earlier telephone conversation. During their meeting, Mr. Kaeser indicated Siemens Parent’s interest in an all cash acquisition of DRC, but did not propose a specific valuation for such transaction.

On September 2, 2014, the DRC Board held a telephonic meeting with representatives of DRC’s senior management and its financial advisors and legal counsel. At this meeting, the DRC Board was briefed on

Mr. Volpe’s discussion with Mr. Kaeser, as well as on Company A’s demands regarding the proposed exchange ratio and the cancellation of the proposed September 2, 2014, in-person meeting. The DRC Board discussed with representatives of DRC’s senior management and its financial advisors and legal counsel the proposed course of action to achieve a better understanding of the value of Siemens Parent’s proposed acquisition. Following discussion, the DRC Board determined that, with respect to the proposed acquisition by Siemens Parent, Mr. Volpe should contact Mr. Kaeser to note that if Mr. Kaeser had any clarification regarding Siemens Parent’s proposal, specifically with respect to value, Mr. Kaeser should contact Mr. Volpe with such clarification. The DRC Board also discussed the current status of negotiations with Company A and the Company A Stockholder and further considered at what exchange ratio a proposed strategic transaction with Company A would represent sufficient value to DRC and its stockholders. Following these considerations, the DRC Board determined that, as a means to renewing conversations with respect to such proposed transaction, DRC’s financial advisors should communicate the DRC Board’s view of valuation to representatives of Company A. With this authorization from the DRC Board, representatives of DRC’s financial advisors subsequently contacted representatives of Company A and noted that an exchange ratio resulting in DRC’s current stockholders owning at least 52.5% of the post-transaction company would be acceptable to the DRC Board.

On September 5, 2014, the chief executive officer of Company A communicated to Mr. Volpe that an exchange ratio that would result in DRC’s current stockholders owning 52.5% of the post-transaction company was not acceptable to Company A’s board of directors.

Later that day, the DRC Board held a telephonic meeting with representatives of DRC’s senior management and its financial advisors and legal counsel to discuss the most recent discussions with Company A regarding the exchange ratio, as well as to continue to formulate the message to be communicated by Mr. Volpe to Mr. Kaeser during their follow-up conversation. Following discussions, the DRC Board determined that representatives of DRC’s senior management and its financial advisors and legal counsel should continue to push for the highest indication of value from Company A, as well as to push for renewed discussions with Company A’s advisors regarding the transaction documentation.

On September 7, 2014, representatives of DRC’s senior management and Company A’s senior management and board of directors agreed to defer the discussion of the exchange ratio in order to attempt to negotiate and resolve the other outstanding issues remaining in the proposed transaction agreements. Between September 8 and 12, 2014, financial advisors and legal counsel for DRC, Company A and the Company A Stockholder resumed negotiation of the terms of the transaction agreements for the proposed strategic transaction between DRC and Company A and between DRC and the Company A Stockholder.

On September 12, 2014, during a call between Mr. Volpe and Mr. Kaeser in response to Mr. Volpe’s earlier message regarding clarification of Siemens Parent’s proposal, Mr. Kaeser communicated that Siemens Parent was prepared to pay $73 to $80 per share for all of the outstanding shares of DRC common stock, as well as to provide DRC with covenants (including those relating to obtaining regulatory approvals) to provide significant transaction certainty for DRC and its stockholders. Mr. Kaeser also noted that Siemens Parent could present a final offer to DRC quickly, following a short due diligence period.

Later that day, the DRC Board held a telephonic meeting with representatives of DRC’s senior management and its financial advisor and legal counsel, at which meeting Mr. Volpe informed the DRC Board of his conversation with Mr. Kaeser. Representatives of DRC’s senior management also updated the board on the ongoing negotiations with Company A and the Company A Stockholder. After discussion with its financial advisors and legal counsel, the DRC Board instructed Mr. Volpe to communicate to Mr. Kaeser that Siemens Parent’s proposed per-share acquisition price would need to be in the $80s to represent sufficient value to the DRC stockholders, and that DRC would need strong commitments from Siemens Parent relating to transaction certainty. The DRC Board also instructed Mr. Volpe to communicate to Mr. Kaeser that DRC would need to receive a firm and highest-value proposal from Siemens Parent as quickly as possible (and prior to the DRC Board meeting scheduled for September 16, 2014, if practicable). Following this meeting, Mr. Volpe spoke with

Mr. Kaeser to communicate the message from the DRC Board, including emphasizing the need for a firm and highest-value proposal prior to the September 16, 2014, board meeting. Following the call, Mr. Volpe sent a confidentiality agreement to Mr. Kaeser to permit Siemens Parent’s review of certain confidential information regarding DRC, which agreement contained certain standstill restrictions prohibiting Siemens Parent from acquiring additional shares of DRC common stock or engaging in certain strategic transactions involving DRC (other than the contemplated transaction with Siemens Parent), subject to exceptions in the event a third-party transaction were to be approved by the DRC Board. On September 13, 2014, the parties executed the confidentiality agreement, and Siemens Parent commenced its due diligence review of DRC’s confidential information.

Subsequently, DRC’s financial advisors and legal counsel began negotiating the terms of transaction agreements for a potential transaction with representatives of Siemens Parent’s financial advisors and legal counsel, as well as continuing to negotiate the terms of transaction agreements for a potential transaction involving Company A with Company A’s and the Company A Stockholder’s financial advisors and legal counsel.

On September 16, 2014, representatives of DRC’s and Siemens Parent’s respective senior management and financial advisors met in Paris, France to review further DRC’s confidential information and to have management discussions. Following these meetings, Mr. Volpe stressed to representatives of Siemens Parent’s senior management that Siemens Parent would need to present a firm and highest-value proposal prior to the scheduled meeting of the DRC Board later that day, and that such proposal must include Siemens Parent’s agreement to provisions presented to representatives of Siemens Parent at the meeting regarding Siemens Parent’s commitment to provide the highest possible deal certainty, including with respect to obtaining regulatory approval. Subsequently, Siemens Parent submitted a firm offer to DRC, in which it offered to purchase all of the outstanding shares of DRC common stock, for cash, at a price of $83 per share and indicated its agreement to the provisions relating to deal certainty presented to representatives of Siemens Parent at the meeting.

Later that day, the DRC Board held a telephonic meeting with representatives of DRC’s senior management and its financial advisors and legal counsel, during which representatives of DRC’s senior management updated the DRC Board on the Siemens Parent offer letter and the ongoing negotiations with representatives of Company A. After discussion with its financial and legal advisors, the DRC Board instructed representatives of DRC’s senior management and its financial advisors and legal counsel to continue negotiating the terms of a potential transaction with Siemens Parent and the terms of a potential transaction with Company A, with the goal of receiving the highest indication of value from both parties. The DRC Board also scheduled a follow-up meeting for the morning of September 21, 2014, with the goal of reviewing both parties’ best and final indications of value.

Pursuant to these instructions, between September 16 and 21, 2014, representatives of DRC’s, Company A’s and the Company A Stockholder’s respective senior management, financial advisors and legal counsel continued to negotiate the terms of transaction agreements for a potential strategic transaction with Company A. During these discussions, the DRC representatives stressed the fact that Company A would need to present its highest indication of value for the transaction as soon as possible, and representatives of Company A’s senior management indicated that the highest exchange ratio Company A was prepared to offer was an exchange ratio that would result in DRC’s current stockholders owning 51.5% of the post-transaction company. Similarly, during this period representatives of DRC’s and Siemens Parent’s respective senior management, financial advisors and legal counsel continued to negotiate the terms of transaction agreements for a potential acquisition of DRC by Siemens Parent, and representatives of DRC’s senior management requested that Siemens Parent agree to pay a monthly “ticking fee” if a transaction between DRC and Siemens Parent were not completed expeditiously after executing definitive documents for such transaction. Subsequently, representatives of Siemens Parent’s senior management agreed that Siemens Parent would pay a “ticking fee” of $0.55 per share per month (in addition to the $83 per share of “base” merger consideration originally offered), with such monthly fee to accrue from the fifth month after execution of definitive documents to the month in which the transaction is consummated.

In the midst of these discussions, on September 17, 2014, in response to inquiries from a Swiss business publication regarding a proposed article, Company A publicly disclosed that it was in non-exclusive negotiations with DRC concerning a potential transaction. In addition, on September 19, 2014, the Company A Stockholder publicly confirmed that it held a stake of 4.99% in DRC.

On September 19, 2014, representatives of DRC’s senior management communicated to representatives of Company A that DRC was considering an alternative transaction, and noted that in light of this fact, Company A should submit its highest indication of value prior to the DRC Board meeting scheduled for the morning of September 21, 2014. Following this communication, representatives of DRC’s, Company A’s and the Company A Stockholder’s respective senior management, financial advisors and legal counsel worked to revise and attempt to finalize the terms of transaction agreements for a potential merger-of-equals with Company A prior to the meeting on September 21, 2014 (although certain material terms remained outstanding with respect to the transaction agreements by the time of such DRC Board meeting).

Simultaneously, representatives of DRC’s and Siemens Parent’s respective senior management, financial advisors and legal counsel worked to revise and finalize the terms of transaction agreements for a potential acquisition of DRC by Siemens Parent prior to the meeting on September 21, 2014. On September 20, 2014, Siemens Parent provided a letter to DRC confirming that the transaction agreements were in agreed form and would be submitted in such form to Siemens Parent’s Supervisory Board.

On September 20, 2014, representatives of Company A’s financial advisors suggested that Company A might be able to offer a revised proposal involving a cash payment of $15 per share for each outstanding share of DRC common stock and a merger-of-equals in which DRC’s current stockholders and Company A’s current stockholders would each own 50% of the post-transaction company. This proposal was not confirmed by Company A or its representatives, and, subsequently, early in the morning of September 21, 2014, representatives of Company A’s senior management sent a letter to representatives of DRC’s senior management to indicate that if, by the end of the day, DRC had not confirmed its acceptance of Company A’s existing offer (a merger-of-equals with an exchange ratio that would result in DRC’s current stockholders owning 51.5% of the post-transaction company), Company A reserved the right to issue a public statement before market opening on September 22, 2014, stating that Company A had terminated transaction discussions with DRC.

Following these communications, on September 21, 2014, the DRC Board held a telephonic meeting with representatives of DRC’s senior management and its financial advisors and legal counsel. The DRC Board and representatives of DRC’s senior management and its financial advisors and legal counsel discussed Company A’s existing proposal (including the potential proposal suggested by Company A’s financial advisors) and Siemens Parent’s proposal. After extensive discussion of Company A’s existing proposal (and the potential proposal suggested by Company A’s financial advisors) with representatives of DRC’s senior management, financial advisors and legal counsel, including the material terms that remained outstanding with respect to the transaction agreements with Company A and the Company A Stockholder, as well as (with respect to the potential proposal involving a cash payment suggested by Company A’s financial advisors) the fact that Company A had not definitively made such potential proposal, the likelihood that Company A would be able to consummate such potential proposal even if it were definitively made and the fact that such potential proposal (even if definitively made by Company A) would not represent sufficient value to DRC or its stockholders, the DRC Board determined that Siemens Parent’s all-cash offer represented superior value to DRC’s stockholders compared to Company A’s existing proposal and the potential proposal suggested by Company A’s financial advisors. Following this determination, representatives of Wachtell Lipton presented to the DRC Board a detailed summary of the proposed merger agreement for the Siemens Parent transaction, including Siemens Parent’s best efforts obligations with respect to obtaining regulatory approval and completing the transaction. See “The Merger Agreement—Required Efforts to Consummate the Merger.” Representatives of Morgan Stanley and Zaoui delivered a joint presentation to the DRC Board, and each rendered to the DRC Board its oral opinion, subsequently confirmed in writing, that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken set forth in its opinion, the $83 per share of DRC common stock in cash to be received by holders of shares of DRC’s common stock pursuant to the merger agreement was fair from a financial point of view to the holders of shares of DRC common stock. See “The Merger (Proposal 1)—Opinions of DRC’s Financial Advisors.” Following extensive discussion with its financial advisors and legal counsel, the DRC Board unanimously determined that the Siemens Parent proposal was in the best interests of DRC’s stockholders and agreed to approve the merger and the merger agreement, and the transactions contemplated thereby, substantially in the form presented to the DRC Board, to cause the adoption of the merger agreement be submitted to a vote at a meeting of DRC stockholders and to recommend the approval of the merger agreement by DRC’s stockholders. Representatives of Wachtell Lipton then made a detailed presentation to the DRC Board regarding the proposed Rights Plan that had been reviewed on prior occasions by the DRC Board, including the terms of the Rights Plan, the ability of the DRC Board to rescind or amend the Rights Plan in response to its fiduciary requirements and the fact that the Rights Plan was designed to create a more stable process between execution of transaction documentation with Siemens Parent and the consummation of such transaction. Representatives of Morgan Stanley also provided information regarding financial calculations related to the Rights Plan. The DRC Board then engaged in a lengthy discussion with its financial advisors and legal counsel regarding the Rights Plan, and following this discussion, the DRC Board unanimously approved the Rights Plan and adopted resolutions to implement the Rights Plan.

Following the DRC Board’s approval of the merger, the merger agreement and the Rights Plan, during the evening of September 21, 2014, DRC, Siemens Parent and Merger Sub finalized and executed the merger agreement and the related transaction documentation. DRC and Siemens Parent each then issued a press release announcing entry into the merger agreement.

DRC’s Reasons for the Merger

In evaluating the merger agreement and the merger, the DRC Board consulted with DRC’s management and its legal and financial advisors and, in reaching its unanimous decision to approve the merger agreement and the merger and to recommend that DRC stockholders approve and adopt the merger agreement, the DRC Board considered a variety of factors, including the following:

•	the review of DRC’s business, current and projected financial condition, current earnings and earnings prospects;

•	the DRC Board’s belief that the $83.00 per share minimum merger consideration exceeds DRC’s likely value as a standalone company, including its potential for future growth;

•	the fact that the merger consideration consists solely of cash, providing DRC stockholders with certainty of value and liquidity upon consummation of the merger;

•	recent and historical market prices for DRC common stock, as compared to the merger consideration, including the fact that the minimum merger consideration of $83.00 per share represents an approximate premium of:

•	3.9% to the $79.91 closing price per share of DRC common stock on September 19, 2014, the last trading day before public announcement of the merger agreement;

•	22.3% to DRC’s share price of $67.88 on September 16, 2014, the last trading day before Sulzer Ltd. publicly confirmed that it was engaged in non-exclusive talks with DRC regarding a potential transaction involving DRC; and

•	37.4% to DRC’s share price of $60.42 on July 16, 2014, the last trading day before Manager Magazine reported that Siemens was considering making an offer to acquire DRC;

•	the opinions of each of Morgan Stanley and Zaoui, financial advisors to DRC, that, as of September 21, 2014, and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations upon the scope of review undertaken set forth in their respective opinions, the $83.00 per share of common stock in cash to be received by holders of shares of DRC common stock pursuant to the merger was fair from a financial point of view to such holders, and the financial analyses related thereto prepared by Morgan Stanley and Zaoui and described below under “— Opinions of DRC’s Financial Advisor;”

•	management’s and the DRC Board’s belief that Siemens’ offer of $83.00 per share, together with the additional consideration, was Siemens’ best and final offer;

•	the fact that Siemens agreed to pay to DRC a $400 million termination fee under the circumstances described under “—Termination Fee Payable by Siemens;”

•	the fact that Siemens agreed to use its best efforts to obtain all necessary governmental approvals with respect to the merger, including divesting assets as necessary to obtain any such approval;

•	the DRC Board’s belief, based on the advice of DRC’s financial and legal advisors and their knowledge of the industry and the operations of DRC, that it was unlikely, after considerable and lengthy speculation in the press about possible merger and acquisition transactions involving DRC, that any other financial sponsors or strategic buyers (i) would be willing to acquire DRC at a price in excess of $83.00 per share in cash, and (ii) would have the ability to consummate the transaction on the terms set forth in the merger agreement even if DRC were to conduct an auction process or other solicitation of alternative acquisition proposals (and risk causing Siemens to withdraw its offer);

•	the DRC Board’s belief that the termination fee and other limitations applicable to alternative acquisition proposals agreed to in the merger agreement were reasonable and customary and would not preclude a serious and financially capable potential acquirer from submitting a proposal to acquire DRC following the announcement of the merger;

•	the fact that DRC’s legal and financial advisors were involved in the negotiations and updated the DRC Board directly and regularly throughout the process, which provided the DRC Board with additional perspectives on the negotiations in addition to those of DRC’s management;

•	the DRC Board’s review of the structure of the merger and the financial and other terms of the merger agreement, including, among others, the following specific terms of the merger agreement:

•	the limited and otherwise customary conditions to the parties’ obligations to complete the merger, including the commitment by Siemens to use its best efforts to obtain applicable regulatory approvals and its agreement to assume the risks related to conditions and requirements imposed by regulators in connection with obtaining such approvals, the representations and warranties of Siemens and Merger Sub that they have sufficient cash on hand to pay the merger consideration for the transaction and the Parent Company Guarantee, which together were substantial assurances that the merger ultimately should be consummated on a timely basis;

•	the ability of the DRC Board, subject to certain conditions, to provide information to and engage in discussions or negotiations with a third party that makes an unsolicited acquisition proposal if the DRC Board determines in good faith, after consultation with its financial advisor and outside legal counsel, that such acquisition proposal constitutes or could reasonably be expected to lead to a superior proposal and that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties;

•

the ability of the DRC Board, subject to certain conditions, to change its recommendation that DRC stockholders approve and adopt the merger agreement and, in addition, to terminate the merger agreement in order to enter into an alternative acquisition agreement with respect to a superior proposal, if the DRC Board determines in good faith, after consultation with its financial advisor and outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties;

•	the customary nature of the representations, warranties and covenants of DRC in the merger agreement; and

•	the fact that the terms and conditions of the merger agreement minimize, to the extent reasonably practical, the risk that a condition to closing would not be satisfied and also provide reasonable flexibility to operate DRC’s business during the pendency of the merger.

In the course of its deliberations, the DRC Board, in consultation with DRC’s management and DRC’s legal and financial advisors, also considered a variety of risks and other potentially negative factors relating to the merger, including the following:

•	the fact that, subsequent to completion of the merger, DRC will no longer exist as an independent public company and that the nature of the transaction as a cash transaction would prevent DRC stockholders from being able to participate in any value creation that DRC could generate going forward, as well as any future appreciation in value of DRC;

•	the covenant in the merger agreement prohibiting DRC from soliciting other potential acquisition proposals, and restricting its ability to entertain other potential acquisition proposals unless certain conditions are satisfied;

•	the fact that DRC would be obligated to pay a termination fee of $200 million under certain circumstances, including the potential impact of such termination fee on the willingness of other potential acquirers to propose alternative transactions, although the DRC Board believed that the termination fee was reasonable and customary and would not preclude a serious and financially capable potential acquirer from submitting a proposal to acquire DRC following the announcement of the merger;

•	the fact that Siemens’ and Merger Sub’s obligation to consummate the merger are subject to conditions, and the possibility that such conditions may not be satisfied, including as a result of events outside of DRC’s control, and the fact that, if the merger is not consummated:

•	DRC’s directors, officers and other employees will have expended extensive time and effort and will have experienced significant distractions from their work during the pendency of the transaction, and DRC will have incurred significant transaction costs attempting to consummate the transaction; and

•	the market’s perception of DRC’s continuing business could potentially result in a loss of customers, vendors, business partners, collaboration partners and employees; and

•	the trading price of the DRC common stock could be adversely affected;

•	the potential negative effect of the pendency of the merger on DRC’s business and relationships with customers, vendors, business partners, collaboration partners and employees, including the risk that certain key members of DRC management might choose not to remain employed with DRC prior to the completion of the merger, regardless of whether or not the merger is completed;

•	the fact that DRC is obligated to provide Siemens with notice of any acquisition proposal and the opportunity within three business days of such notice, subject to extension under certain circumstances, to match any competing acquisition proposal, although the DRC Board believed this would not preclude a potential acquirer from submitting a proposal to acquire DRC;

•

the fact that under the terms of the merger agreement, DRC has agreed that it will carry on its business in the ordinary course consistent with past practice and, subject to specified exceptions, that DRC will not take a number of actions related to the conduct of its business without Siemens’ prior written consent, and the possibility these terms may limit the ability of DRC to pursue business opportunities that it would otherwise pursue;

•	the fact that certain of DRC’s directors and executive officers may receive certain benefits that are different from, and in addition to, those of DRC’s other stockholders. See “—Interests of DRC’s Directors and Executive Officers in the Merger” beginning on page 54 of this proxy statement;

•	the fact that DRC has incurred and will continue to incur significant transaction costs and expenses in connection with the proposed transaction, regardless of whether the merger is consummated; and

•	the fact that the exchange of DRC common stock for cash in the merger will be a taxable transaction for U.S. federal income tax purposes.

After considering the foregoing potentially negative and potentially positive factors, the DRC Board concluded that the potentially positive factors relating to the merger agreement and the merger substantially outweighed the potentially negative factors.

The foregoing discussion of the information and factors considered by the DRC Board is not exhaustive, but is intended to reflect the material factors considered by the DRC Board in its consideration of the merger. In view of the complexity, and the large number, of the factors considered, the DRC Board, both individually and collectively, did not quantify or assign any relative or specific weight to the various factors. Rather, the DRC Board based its recommendation on the totality of the information presented to and considered by it. In addition, individual members of the DRC Board may have given different weights to different factors.

The foregoing discussion of the information and factors considered by the DRC Board is forward-looking in nature. This information should be read in light of the factors set forth in the section entitled “Caution Regarding Forward-Looking Statements” beginning on page 21 of this proxy statement.

Recommendation of the DRC Board of Directors

After careful consideration, the DRC Board has unanimously approved the merger agreement, the merger, and the other transactions contemplated by the merger agreement.

The DRC Board unanimously recommends that the DRC stockholders vote “FOR” the proposal to approve and adopt the merger agreement.

Opinions of DRC’s Financial Advisors

DRC retained Morgan Stanley and Zaoui to advise the DRC Board in connection with the merger. DRC selected Morgan Stanley and Zaoui to act as its financial advisors based on Morgan Stanley’s and Zaoui’s qualifications, expertise and reputation and their knowledge of the business and affairs of DRC. Pursuant to their engagement, DRC requested each of Morgan Stanley and Zaoui to evaluate the fairness, from a financial point of view, of the merger consideration to be received by the holders of shares of DRC common stock pursuant to the merger agreement. At the special meeting of the DRC Board held on September 21, 2014, Morgan Stanley and Zaoui delivered a joint presentation to the DRC Board and each rendered its oral opinion, subsequently confirmed in writing, that as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken set forth therein, the merger consideration to be received by the holders of shares of DRC common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders. Below is a description of each financial advisor’s opinion and a description of the material financial analyses as jointly presented by DRC’s financial advisors to the DRC Board in connection with rendering their respective opinions.

Opinion of Morgan Stanley & Co. LLC

The full text of Morgan Stanley’s written opinion to the DRC Board, dated as of September 21, 2014, is attached as Annex B to this proxy statement. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion. You are encouraged to read Morgan Stanley’s opinion, this section and the summary of Morgan Stanley’s opinion below carefully and in their entirety. Morgan Stanley’s opinion is directed to the DRC Board, in its capacity as such, and addressed only the fairness, as of the date of the opinion and from a financial point of view, of the merger consideration to be received by holders of shares of DRC common stock pursuant to the merger agreement. Morgan Stanley’s opinion does not address any other aspects of the merger and was not intended to, and does not, constitute advice or a recommendation as to how any holder of shares of DRC common stock should vote at any stockholders’ meeting related to the merger or to take any other action with respect to the merger. The summary of the opinion of Morgan Stanley set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion.

In connection with rendering its opinion, Morgan Stanley, among other things:

•	reviewed certain publicly available financial statements and other business and financial information of DRC and Siemens, respectively;

•	reviewed certain internal financial statements and other financial and operating data concerning DRC;

•	reviewed certain financial projections prepared by the management of DRC;

•	discussed the past and current operations and financial condition and the prospects of DRC with senior executives of DRC;

•	reviewed the reported prices and trading activity for DRC common stock;

•	compared the financial performance of DRC and the prices and trading activity of DRC common stock with that of certain other publicly-traded companies comparable with DRC and their securities;

•	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

•	participated in certain discussions and negotiations among representatives of DRC and Siemens and their financial and legal advisors;

•	reviewed the merger agreement and certain related documents; and

•	performed such other analyses and considered such other factors as it deemed appropriate.

In arriving at its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to Morgan Stanley by DRC, and formed a substantial basis for its opinion. With respect to the financial projections, Morgan Stanley assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of DRC of the future financial performance of DRC. In addition, Morgan Stanley assumed that the merger will be consummated in accordance with the terms set forth in the merger agreement without any waiver, amendment or delay of any terms or conditions the effect of which would be in any way meaningful to its analysis. Morgan Stanley assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed merger. Morgan Stanley is not a legal, tax or regulatory advisor. Morgan Stanley is a financial advisor only and relied upon, without independent verification, the assessment of DRC and its legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. Morgan Stanley expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of DRC’s officers, directors or employees, or any class of such persons, relative to the merger consideration to be received by the holders of shares of DRC common stock in the transaction. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of DRC, nor was it furnished with any such valuations or appraisals. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of the date of the opinion.

Morgan Stanley was not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition, business combination or other extraordinary transaction, involving DRC.

Morgan Stanley’s opinion does not address the relative merits of the merger as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or are available.

Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Its securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of DRC, or any other company, or any currency or commodity, that may be involved in the merger, or any related derivative instrument.

In the two years prior to September 21, 2014, Morgan Stanley has provided financing services for DRC unrelated to the merger and has received aggregate fees of approximately $0.6 million for such services. In the two years prior to September 21, 2014, Morgan Stanley and its affiliates have provided financial advisory and financing services to Siemens and have received aggregate fees of approximately $6.7 million for such financial advisory and financing services. Morgan Stanley may also seek to provide financial advisory and financing services to Siemens and DRC in the future and would expect to receive fees for the rendering of these services.

Under the terms of its engagement letter, Morgan Stanley provided DRC financial advisory services and a financial opinion in connection with the merger, and Morgan Stanley will receive a fee in the estimated amount of $29.0 million for its services, $4.4 million of which was payable upon rendering its opinion, and the remainder of which is contingent on completion of the merger. DRC has also agreed to reimburse Morgan Stanley for its expenses incurred in performing its services, including the reasonable fees of outside counsel and other professional advisors. In addition, DRC has agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each other person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to or arising out of Morgan Stanley’s engagement.

Morgan Stanley’s opinion was approved by a committee of Morgan Stanley investment banking and other professionals in accordance with its customary practice.

Opinion of Zaoui LLP

The full text of Zaoui’s written opinion to the DRC Board, dated as of September 21, 2014, is attached as Annex C to this proxy statement. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Zaoui in rendering its opinion. You are encouraged to read Zaoui’s opinion, this section and the summary of Zaoui’s opinion below carefully and in their entirety. Zaoui’s opinion is directed to the DRC Board, in its capacity as such, and addressed only the fairness, as of the date of the opinion and from a financial point of view, of the merger consideration to be received by holders of shares of DRC common stock pursuant to the merger agreement. Zaoui’s opinion does not address any other aspects of the merger and was not intended to and does not constitute advice or a recommendation as to how any holder of shares of DRC common stock should vote at any stockholders’ meeting related to the merger or to take any other action with respect to the merger. The summary of the opinion of Zaoui set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion.

In connection with this opinion, Zaoui reviewed, among other things, the merger agreement; certain publicly available financial statements and other business and financial information of DRC and Siemens; certain other communications from DRC to its stockholders; certain publicly available research analyst reports for DRC; and certain internal financial analyses and forecasts for DRC prepared by its management, as approved for its use by DRC. Zaoui participated in certain discussions and negotiations among representatives of DRC and Siemens and their financial and legal advisors. Zaoui also held discussions with members of the senior management of DRC regarding their assessment of the past and current business operations, financial condition and future prospects of DRC; compared certain financial and stock market information for DRC with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions; and performed such other studies and analyses, and considered such other factors, as Zaoui deemed appropriate.

For purposes of rendering its opinion, Zaoui, with DRC’s consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by Zaoui, without assuming any responsibility for independent verification thereof. In that regard, Zaoui assumed, with DRC’s consent, that DRC’s forecasts were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of DRC. Zaoui did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance sheet assets and liabilities) of DRC or any of its subsidiaries, and Zaoui was not furnished with any such evaluation or appraisal. Zaoui assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on the expected benefits of the merger in any way meaningful to its analysis. Zaoui assumed that the merger will be consummated on the terms set forth in the merger agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.

In arriving at its opinion, Zaoui was not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition, business combination or other extraordinary transaction, involving DRC.

Zaoui’s opinion does not address the underlying business decision of DRC to engage in the merger, or the relative merits of the merger as compared to any strategic alternatives that may be available to DRC; nor does it address any legal, regulatory, tax or accounting matters. Zaoui’s opinion addresses only the fairness from a financial point of view to the holders of DRC common stock, as of the date of the opinion, of the merger consideration to be paid to such holders pursuant to the merger agreement. Zaoui did not express any view on, and its opinion does not address, any other term or aspect of the merger agreement or merger or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection with the merger, including, the fairness of the merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of DRC; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of DRC, or class of such persons, in connection with the merger, whether relative to merger consideration to be paid to the holders of DRC common stock pursuant to the merger agreement or otherwise. Zaoui did not express any opinion as to the impact of the merger on the solvency or viability of DRC or Siemens or the ability of DRC or Siemens to pay their respective obligations when they come due. Zaoui’s opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date of the opinion and Zaoui assumed no responsibility for updating, revising or reaffirming the opinion based on circumstances, developments or events occurring after the date of the opinion. Zaoui’s advisory services and the opinion expressed in its opinion were provided for the information and assistance of the DRC Board in connection with its consideration of the merger and such opinion does not constitute a recommendation as to how any holder of DRC common stock should vote with respect to such merger or any other matter.

Under the terms of its engagement letter, Zaoui provided DRC financial advisory services and a financial opinion in connection with the merger, and Zaoui will receive a fee of approximately $22.3 million for its services , approximately $3.4 million of which was payable upon rendering its opinion, and the remainder of which is contingent on completion of the merger. DRC has also agreed to reimburse Zaoui for certain expenses incurred in performing its services. In addition, DRC has agreed to indemnify Zaoui and its associated entities and their respective partners, members, officers, directors, employees, advisors and agents against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to or arising out of Zaoui’s engagement.

Analyses Performed by DRC’s Financial Advisors in Connection with their Opinions

In connection with the rendering of their respective opinions to the DRC Board, Morgan Stanley and Zaoui jointly and collaboratively performed a variety of financial analyses which are summarized below. These analyses include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley and Zaoui, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Furthermore, mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using the data referred to below.

In performing the financial analyses summarized below, and in arriving at their respective opinions, Morgan Stanley and Zaoui utilized and relied upon the financial projections provided by DRC’s management and referred to below, including the Consensus Case, Base Case, Revised Base Case, Low Case and Upside Case. For further information regarding these financial projections, see “The Merger— Certain Financial Projections” beginning on page 51 of this proxy statement.

Historical Trading Range Analysis

Morgan Stanley and Zaoui reviewed the historical trading range of intraday prices of shares of DRC common stock for various periods ending on September 19, 2014. Morgan Stanley and Zaoui observed the following:

Period Ending September 19, 2014	Range of Intraday Prices (rounded to the nearest dollar)
Last Three Months	$57.00 – $83.00
Last Twelve Months	$51.00 – $83.00

Morgan Stanley and Zaoui calculated that the merger consideration pursuant to the merger agreement represents:

•	a premium of approximately 3.9% over $79.91, the closing price per share of DRC common stock on September 19, 2014;

•	a premium of approximately 22.3% over $67.88, the closing price per share of DRC common stock on September 16, 2014, which was the last trading day prior to the date Sulzer Ltd. publicly confirmed that it was engaged in non-exclusive discussions with DRC concerning a potential business combination;

•	a premium of approximately 37.4% over $60.42, the closing price per share of DRC common stock on July 16, 2014, which was the last trading day prior to the public rumor that Siemens was considering making an offer to DRC concerning a potential business combination; and

•	a premium of approximately 52.8% over $54.33, the closing price per share of DRC common stock on February 28, 2014, which was the last trading day prior to the disclosure by ValueAct Capital that it had acquired 6.6% of the outstanding shares of DRC common stock.

Equity Research Price Target Analysis

Morgan Stanley and Zaoui reviewed the undiscounted price targets for shares of DRC common stock prepared and published by equity research analysts. These targets reflect each analyst’s estimate of the 12 month future public market trading price of shares of DRC common stock, except for the target prepared and published by Guggenheim Securities LLC which reflected that analyst’s estimate of the price per share of DRC common stock that each holder of such shares would receive if DRC were acquired. The range of undiscounted analyst price targets for shares of DRC common stock, rounded to the nearest dollar, was $48.00 to $100.00. In order to better compare the equity research analysts’ stock price targets with the merger consideration, Morgan Stanley and Zaoui also discounted the undiscounted stock price targets to present value as of September 19, 2014 using a discount rate of 9.1%, which discount rate was selected based on DRC’s assumed cost of equity. This analysis indicated an implied range of equity values per share of DRC common stock of $44.00 to $92.00, in each case rounded to the nearest dollar.

The public market trading price targets published by equity research analysts do not necessarily reflect current market trading prices for shares of DRC common stock and these estimates are subject to uncertainties, including the future financial performance of DRC and future financial market conditions.

Comparable Company Analysis

Morgan Stanley and Zaoui performed a comparable company analysis, which is designed to imply a value of a company by comparing it to similar companies that are publicly traded. Morgan Stanley and Zaoui reviewed and compared certain publicly available financial information of DRC with corresponding financial data for other companies that share similar business characteristics to DRC to derive an implied valuation range for DRC. The companies used in this comparison included the following companies:

Oil & Gas Peers:

•	Cameron International Corporation

•	Dril-Quip, Inc.

•	FMC Technologies, Inc.

•	National Oilwell Varco, Inc.

Industrial Peers:

•	ABB Ltd.

•	Caterpillar Inc.

•	Eaton Corporation plc

•	Emerson Electric Co.

•	Rolls Royce Holdings plc

•	Schneider Electric S.A.

•	Siemens AG

The above companies were chosen based on Morgan Stanley’s and Zaoui’s knowledge of the industry and because they have businesses that may be considered similar to DRC’s. Although none of such companies are identical or directly comparable to DRC, these companies are publicly traded companies with operations and/or other criteria, such as lines of business, markets, business risks, growth prospects, maturity of business and size and scale of business, that for purposes of their analysis Morgan Stanley and Zaoui considered similar to DRC.

For purposes of this analysis, Morgan Stanley and Zaoui analyzed the following statistics of each of these companies based on publicly available financial information published by Thomson Reuters:

•	the ratio of the aggregate value (“Aggregate Value”), which is defined as (1) market capitalization (based on the closing stock price of the comparable companies) plus total debt, including preferred stock and minority interest, less cash and cash equivalents on September 19, 2014, divided by (2) estimated earnings before interest, taxes, depreciation and amortization (“EBITDA”) for calendar year 2014; and

•	the ratio of the Aggregate Value to estimated EBITDA for calendar year 2015.

This analysis indicated the following:

Comparable Company Multiples

	High	Low	Median
Aggregate Value to Estimated 2014 EBITDA
Oil & Gas Peers	11.0x	7.4x	10.6x
Industrial Peers	11.1x	7.4x	9.6x
Aggregate Value to Estimated 2015 EBITDA
Oil & Gas Peers	9.4x	6.7x	9.1x
Industrial Peers	9.9x	6.9x	8.8x

Based on the analysis of these multiples for the companies in the Oil & Gas Peers group, Morgan Stanley and Zaoui selected representative ranges of multiples of 10.0x to 12.0x for the Aggregate Value to estimated 2014 EBITDA and 8.0x to 10.0x for estimated 2015 EBITDA. Based on the analysis of these multiples for the companies in the Industrial Peers group, Morgan Stanley and Zaoui selected representative ranges of multiples of 9.0x to 11.0x for the Aggregate Value to estimated 2014 EBITDA and 8.0x to 10.0x for estimated 2015 EBITDA. Morgan Stanley and Zaoui then applied these ranges of multiples to DRC’s estimated 2014 EBITDA and estimated 2015 EBITDA as projected in the Consensus Case. Based on the number of outstanding shares of DRC common stock on a fully-diluted basis as of September 19, 2014 (calculated using the treasury stock method), Morgan Stanley and Zaoui calculated the estimated implied ranges of equity values per share of DRC common stock as follows:

Calendar Year Financial	DRC Consensus Case Estimated EBITDA	Comparable Company Multiple Statistic	Implied Value Per Share Range for DRC (rounded to the nearest dollar)
Aggregate Value to Estimated 2014 EBITDA
Oil & Gas Peers	$474 MM	10.0x – 12.0x	$47.00 – $59.00
Industrial Peers	$474 MM	9.0x – 11.0x	$41.00 – $53.00
Aggregate Value to Estimated 2015 EBITDA
Oil & Gas Peers	$524 MM	8.0x – 10.0x	$40.00 – $54.00
Industrial Peers	$524 MM	8.0x – 10.0x	$40.00 – $54.00

No company included in the comparable company analysis is identical to DRC. In evaluating comparable companies, Morgan Stanley and Zaoui made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of

DRC and Siemens, such as the impact of competition on the businesses of DRC and Siemens or the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of DRC or the industry, or in the financial markets in general, which could affect the public trading value of the companies and the value of the comparable companies to which they are being compared. Mathematical analysis (such as determining the mean or median) is not in itself a meaningful method of using comparable company data. Morgan Stanley and Zaoui considered a number of factors in analyzing the merger consideration. The fact that points in the range of implied present value per share of DRC derived from the comparable company analysis were less than or greater than the merger consideration is not necessarily dispositive in connection with Morgan Stanley’s and Zaoui’s analysis of the merger consideration, but one of many factors Morgan Stanley and Zaoui considered.

Precedent Transactions Analysis

Morgan Stanley and Zaoui performed a precedent transactions analysis, which is designed to imply a value of a company based on publicly available financial terms and premia of selected transactions that share some characteristics with the merger. In connection with their analysis, Morgan Stanley and Zaoui reviewed and compared publicly available statistics for select Oil & Gas Peers precedent transactions occurring between January 2007 and June 2014. The transactions reviewed and the month and year each transaction was announced were as follows:

Date Announced	Acquiror	Target
January 2007	General Electric	Vetco Gray
February 2007	Tenaris SA	Hydril Co.
March 2007	U.S. Steel	Lone Star
June 2007	Weir Group Plc	SPM Flow Control
September 2007	GE Energy	Sondex
October 2007	Vallourec SA	Grant Prideco
June 2008	Smith International	W-H Energy Services
June 2008	AlpInvest Partners, Candover, Goldman Sachs, J.C. Flowers & Co.	Expro International
September 2008	Clyde Blowers Ltd	Textron Fluid and Power
June 2009	Cameron International Corp.	NATCO Group Inc.
December 2009	Toromont	Enerflex
February 2010	Schlumberger Limited	Smith International
October 2010	General Electric	Dresser
December 2010	General Electric	Wellstream
February 2011	General Electric	Wood Group Well Support Division
March 2011	Dresser-Rand	Guascor
May 2011	Joy Global	Rowan
August 2011	Hunting	TSI Acquisition Holdings, Titan
August 2011	SPX Corporation	Clyde Pumps
August 2011	Cameron	Joy Global
November 2011	Weir Group Plc	Seaboard International
February 2012	URS	Flint Energy Services
March 2012	National Oilwell Varco	NKT Flexibles
August 2012	National Oilwell Varco	Robbins & Myers
April 2013	General Electric	Lufkin
January 2014	AMEC plc	Foster Wheeler
April 2014	Alfa Laval	Frank Mohn
May 2014	Siemens	Rolls-Royce Energy Assets
June 2014	General Electric	Alstom Energy Assets

For each transaction listed above, Morgan Stanley and Zaoui noted the ratio of Aggregate Value of the transaction to the target company’s last twelve months (“LTM”) EBITDA as of the date of the announcement of such transaction.

This analysis indicated the following:

Precedent Transactions Multiples

Benchmark	High	Low	Median
Aggregate Value/LTM EBITDA	18.7x	7.5x	10.8x

Morgan Stanley and Zaoui applied this range of multiples to DRC’s LTM EBITDA as of June 30, 2014, which was approximately $431 million.

Based on the number of outstanding shares of DRC common stock on a fully-diluted basis as of September 19, 2014 (calculated using the treasury stock method), the implied range of equity values per share of DRC common stock was $28.00 to $90.00, rounded to the nearest dollar.

No company or transaction utilized in the precedent transactions analysis is identical to DRC or the merger. In evaluating the precedent transactions, Morgan Stanley and Zaoui made judgments and assumptions with regard to industry performance, general business, market and financial conditions and other matters, which are beyond the control of DRC, such as the impact of competition on the business of DRC or the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospectus of DRC or the industry or in the financial markets in general, which could affect the public trading value of the companies and the aggregate value and equity value of the transactions to which they are being compared. Morgan Stanley and Zaoui considered a number of factors in analyzing the merger consideration. The fact that points in the range of implied present value per share of DRC derived from the valuation of precedent transactions were less than or greater than the merger consideration is not necessarily dispositive in connection with Morgan Stanley’s and Zaoui’s analysis of the merger consideration, but one of many factors Morgan Stanley and Zaoui considered.

Premiums Paid Analysis

Morgan Stanley and Zaoui reviewed, based on publicly available information as published by Thomson Reuters, the premiums paid in certain acquisition transactions in the United States. The analyses excluded terminated transactions, employee stock ownership plan transactions, self-tenders, spin-offs, share repurchases, minority interest transactions, exchange offers, recapitalizations and restructurings. Morgan Stanley and Zaoui considered premiums paid in transactions with a transaction value of $1,000,000,000 or more in the United States over the course of a twenty-five year period ending on June 30, 2014. In the transactions reviewed, the mean premiums paid over the closing stock price four weeks prior to the earliest of public announcement, announcement of a competing bid and market rumors of the applicable transaction, based on the type of consideration offered in such transactions, were as follows:

Type of Consideration	Mean Premium
All Cash	38.5%
All Stock	31.5%
All Deals (all cash, all stock and hybrid cash and stock)	36.1%

Based on this analysis, Morgan Stanley and Zaoui applied a premium range of 30% to 40% to the closing price per share of DRC common stock on July 16, 2014 of $60.42, which was the last trading day prior to a public rumor that Siemens was considering making an offer to DRC concerning a potential business combination. The analysis indicated an approximate implied range of equity values for DRC common stock based on the number of outstanding shares of DRC common stock on a fully-diluted basis (calculated using the treasury stock method) of $79.00 to $85.00 (rounded to the nearest dollar).

No company or transaction utilized in the premiums paid analysis is identical to DRC or the merger. In evaluating the precedent transactions, Morgan Stanley and Zaoui made judgments and assumptions with regard to industry performance, general business, market and financial conditions and other matters, which are beyond the control of DRC, such as the impact of competition on the business of DRC or the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of DRC or the industry or in the financial markets in general, which could affect the public trading value of the companies and the aggregate value and equity value of the transactions to which they are being compared. Mathematical analysis (such as determining the mean) is not in itself a meaningful method of using comparable transaction data. Morgan Stanley and Zaoui considered a number of factors in analyzing the merger consideration. The fact that points in the range of implied present equity values per share of DRC derived from the valuation of precedent transactions were less than or greater than the merger consideration is not necessarily dispositive in connection with Morgan Stanley and Zaoui’s analysis of the merger consideration, but one of many factors Morgan Stanley and Zaoui considered.

Discounted Cash Flow Analysis

Morgan Stanley and Zaoui performed a discounted cash flow analysis, which is designed to provide an implied value of a company by calculating the present value of the estimated future cash flows and terminal value of such company.

Morgan Stanley and Zaoui calculated a range of implied equity values per share of DRC common stock based on estimates of future cash flows for calendar years 2015 through 2018. Morgan Stanley and Zaoui performed this analysis on the estimated future cash flows projected in each of the Consensus Case, Base Case, Revised Base Case, Low Case and Upside Case. Morgan Stanley and Zaoui first calculated the estimated unlevered free cash flows of DRC for the period from January 1, 2015 to December 31, 2018, assuming a tax rate of 32% for calendar years 2015 and 2016 and 31% for calendar years 2017 and 2018, in each case, based on guidance provided by the management of DRC. Morgan Stanley and Zaoui then calculated a terminal value for DRC as of December 31, 2018 by applying a range of aggregate values to next-twelve-month EBITDA multiples of 8.0x to 10.0x to the estimate of DRC’s 2019 EBITDA for each of the Consensus Case, Base Case, Revised Base Case, Low Case and Upside Case. The unlevered free cash flows from calendar years 2015 through 2018 and the terminal values were then discounted to present value as of December 31, 2014 using a range of discount rates of 7.2% to 8.9%. Morgan Stanley and Zaoui then adjusted the total implied aggregate value ranges by DRC’s estimated total debt and cash and cash equivalents as at December 31, 2014 based on guidance provided by the management of DRC and divided the resulting implied ranges of total equity values by DRC’s fully diluted shares outstanding as of September 19, 2014 (calculated using the treasury stock method). Finally, Morgan Stanley and Zaoui discounted the adjusted ranges from December 31, 2014 to present value as of September 1, 2014 using the assumed cost of equity range of 8.1%-10.1%.

Based on this analysis, the implied ranges of equity values per share of DRC common stock for each of the forecast scenarios were as follows:

Forecast Scenario	Implied Value Per Share Range for DRC (rounded to the nearest dollar)
Consensus Case	$51.00 - $68.00
Base Case	$76.00 - $100.00
Revised Base Case	$82.00 - $108.00
Low Case	$63.00 - $83.00
Upside Case	$112.00 - $146.00

Discounted Equity Value Analysis

Morgan Stanley and Zaoui performed a discounted equity value analysis to calculate implied ranges of equity values per share of DRC common stock as of September 1, 2014. In arriving at the implied equity value per share of DRC common stock, Morgan Stanley and Zaoui applied a range of financial multiples from 9.0x to 11.0x to the estimated 2016 EBITDA projected in each of the Consensus Case, Base Case, Revised Base Case,

Low Case and Upside Case. Morgan Stanley and Zaoui then subtracted December 31, 2015 estimated net debt as projected by selected brokers and divided by the estimated shares of DRC common stock outstanding as of December 31, 2015. Finally, Morgan Stanley and Zaoui discounted the resulting per share value as of December 31, 2015 to September 1, 2014 using a discount rate of 9.1%.

The implied ranges of equity values per share of DRC common stock based on the number of outstanding shares of DRC common stock on a fully—diluted basis as of September 19, 2014 (calculated using the treasury stock method) for each of the forecast scenarios were as follows:

Forecast Scenario	Implied Value Per Share Range for DRC (rounded to the nearest dollar)
Consensus Case	$50.00 - $63.00
Base Case	$67.00 - $83.00
Revised Base Case	$72.00 - $90.00
Low Case	$54.00 - $68.00
Upside Case	$93.00 - $115.00

General

In connection with the rendering of their respective opinions to the DRC Board, Morgan Stanley and Zaoui performed a variety of financial analyses. The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by Morgan Stanley and Zaoui. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at their respective opinions, Morgan Stanley and Zaoui considered the results of all of their analyses as a whole and did not attribute any particular weight to any analysis or factor they considered and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support their respective opinions. Morgan Stanley and Zaoui believe that selecting any portion of their analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying their analyses and opinions. In addition, Morgan Stanley and Zaoui may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley and Zaoui’s view of the actual value of DRC. In performing their analyses, Morgan Stanley and Zaoui made numerous assumptions with respect to industry performance, general business, regulatory, economic, market and financial conditions and other matters. Many of these assumptions are beyond the control of DRC. Any estimates contained in Morgan Stanley and Zaoui’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Morgan Stanley and Zaoui conducted the analyses described above solely as part of their analysis of the fairness, from a financial point of view, of the merger consideration to be received by the holders of shares of DRC common stock pursuant to the merger agreement to such holders and in connection with the delivery of their respective opinions to the DRC Board. These analyses do not purport to be appraisals or to reflect the prices at which shares of DRC common stock might actually trade.

The merger consideration was determined through arm’s-length negotiations between DRC and Siemens and was approved by the DRC Board. Morgan Stanley and Zaoui provided advice to DRC during these negotiations but did not, however, recommend any specific merger consideration to DRC, nor opine that any specific merger consideration constituted the only appropriate merger consideration for the merger.

The opinions of Morgan Stanley and Zaoui, and their joint presentation to the DRC Board, were among many factors taken into consideration by the DRC Board in deciding to approve, adopt and authorize the merger agreement. Consequently, the analyses as described above should not be viewed as determinative of the opinion of the DRC Board or DRC’s management with respect to the merger consideration or of whether the DRC Board would have been willing to agree to different consideration.

Certain Financial Projections

DRC does not generally publish detailed business plans and strategies or make external disclosures of its anticipated financial position or results of operations other than providing, from time to time, estimated ranges of certain expected financial results and operational metrics in its regular earnings press releases and other investor materials.

As part of its annual business planning process, DRC prepares a long-range plan, which includes financial forecasts for the current year and succeeding five years, and presents these to the DRC Board during the August board meeting. In connection with the evaluation of a possible transaction and consistent with its forecasting process, DRC’s management prepared a forecast for fiscal year 2014 (which forecast included six months of actual results and a projection for the remainder of the year and is referred to as the “2014 Forecast”). The 2014 forecast was based on orders already in backlog, a continuation of historical book and ship run rates on certain products and services not in backlog and maintaining operating expenses commensurate with volumes of sales and at levels generally consistent with the first six months of the year.

DRC management also prepared five sets of projections (the “Consensus Case”, “Base Case”, “Revised Base Case”, “Low Case” and “Upside Case”) for the following five fiscal years. The 2014 Forecast and the sets of projections described above are collectively referred to as the “Financial Forecasts.” The Financial Forecasts reflect various estimates and assumptions made by DRC, all of which are difficult to predict and many of which are beyond DRC’s control. None of the Financial Forecasts were intended for public disclosure.

The “Consensus Case” financial forecast represents the median of analysts’ financial forecasts, as published by Thomson Reuters, for 2015 and 2016, and an extrapolation for 2017 onwards based on revenue growth rates approximately in line with the analysts’ growth rates in 2015 and 2016 and operating margins approximately in line with analysts’ 2015 and 2016 margins.

The projections for the remaining four internal cases for the following five fiscal years included, among others, the following assumptions:

Bookings and Revenue. The “Base Case” bookings and revenue levels were based on expectations of core New Unit business growth rates of 4.8% and Aftermarket business growth rates of 10.0%. Certain new products and initiatives were also included in addition to the assumed core business growth rates. Also, historical rates of conversion from bookings to revenues were assumed across all business segments and in all cases. In general, management’s expectation of macro and industry-specific dynamics was consistent across all cases.

The “Revised Base Case” bookings and revenues were based on a higher growth rate in the core New Unit business of 5.6%. No change was made to the Aftermarket business growth rate versus the Base Case. Certain new products and initiatives were also included in addition to the assumed core business growth rates at a higher level than in the Base Case.

The “Low Case” bookings and revenues were based on lower core business growth rates of 4.3% in the New Units segment and 8.0% in the Aftermarket segment versus the Base Case.

The “Upside Case” bookings and revenues were based on a higher growth rate in the core New Units business of 6.5% and a higher growth rate in the Aftermarket business of 12.0%. Certain new products and initiatives were also included in addition to the assumed core business growth rates at a higher level than in the Revised Base Case.

Gross Margin. Gross profit in all cases and in each of the following five years is impacted by product and service mix, material and labor inflation expectations and productivity initiatives. Generally, gross margins were assumed to improve in all cases driven by the following:

•	Better capacity utilization through the execution of the bookings and revenue forecasts;

•	Changes in product mix in the New Units segment, with a lower proportion of revenue from major buyouts (MBO’s);

•	Product growth initiatives with higher gross margins than the existing core business;

•	Improved costs from supply chain management;

•	Operational excellence and continuous improvement programs increasing productivity; and

•	Engineering efforts to drive lower total product costs.

Operating Income. Operating income improvements in all cases were driven by improved gross margins as described in the section above. Further improvements are based on operating leverage as operating expenses are projected to increase at lower rates than total revenues. A portion of the operating leverage benefit is offset by inflationary effects and other variable costs associated with additional sales volumes.

Capital Expenditures. The capital expenditure forecast in all cases is based on a historical percentage of sales for these types of expenditures which is approximately 2.0%. As a result, the capital spending variances between each of the cases is primarily driven by the differences in overall sales volumes.

DRC’s management provided the DRC Board with certain projections from the Financial Forecasts in connection with its evaluation of a potential transaction with Siemens, which financial projections are summarized below. These projections were initially provided to the DRC Board on August 6, 2014 and were reviewed at its special meeting on that date, and portions of these projections were reviewed by the DRC Board again in considering the merger at the special meetings of the DRC Board held on September 21, 2014, as described in “—Background of the Merger” beginning on page 29 of this proxy statement. On September 13, 2014, DRC provided representatives of Siemens with the financial projections that were previously provided to the DRC Board. In addition, these financial projections were provided to the DRC Board’s financial advisors and were used in the financial analysis presented by the financial advisors to the DRC Board on September 21, 2014 as discussed in “—Opinions of DRC’s Financial Advisors” beginning on page 40 of this proxy statement. The financial projections included in this proxy statement are presented to give DRC stockholders access to the financial projections that were made available to the DRC Board, Siemens and the financial advisors of the DRC Board.

The financial projections were not prepared with a view toward public disclosure or compliance with published guidelines of the SEC or the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information or United States generally accepted accounting principles (“GAAP”) but, in the view of DRC management, were prepared on a reasonable basis. The financial projections included in this proxy statement are unaudited. Neither DRC ’s independent registered public accounting firm, nor any other independent auditors, have compiled, examined or performed any procedures with respect to the prospective financial information contained in the Financial Forecasts, nor have they expressed any opinion or given any form of assurance on the Financial Forecasts or their achievability. The inclusion of this information in this proxy statement should not be regarded as an indication that DRC or anyone who received the financial projections then considered, or now considers, the projections to be a reliable prediction of future events, and this information should not be relied upon as such.

The financial projections reflect subjective judgment in many respects and, therefore, are susceptible to multiple interpretations and frequent revisions attributable to the cyclicality of DRC’s industry and based on actual experience and business developments. As such, the financial projections constitute forward-looking information and are subject to risks and uncertainties that could cause the actual results to differ materially from the projected results, including, but not limited to, DRC’s performance and ability to achieve strategic goals over the applicable period, competitive conditions, industry performance, general business and economic conditions, and the factors described under “Risk Factors” in DRC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013. For additional information on factors that may cause DRC’s future financial results to materially vary from those projected below, see “Cautionary Statement Regarding Forward-Looking Information” on page 21 of this proxy statement. The financial projections cannot, therefore, be considered a guarantee of future operating results and should not be relied upon as such.

The financial projections were prepared by DRC management based on information they had at the time of preparation and are not a guarantee of future performance. The financial projections were, in general, prepared solely for use by the DRC Board and the financial advisors of the DRC Board and are subjective in many respects and thus subject to interpretation. The financial projections cover multiple years and such information by its nature becomes less predictive with each succeeding year. Neither DRC nor any of its affiliates assumes any responsibility for the validity, reasonableness, accuracy or completeness of the financial projections described below. Neither DRC nor any of its affiliates intends to, and each of them disclaims any obligation to, update, revise or correct the financial projections if any of them are or become inaccurate (even in the short term).

The financial projections should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding DRC contained in DRC’s public filings with the SEC. The financial projections do not take into account any circumstances or events occurring after the date they were prepared, including the merger. Further, the financial projections do not take into account the effect of any failure of the merger to be consummated and should not be viewed as accurate or continuing in that context. DRC stockholders are cautioned not to place undue, if any, reliance on the financial projections included in this proxy statement.

Consensus Case

The following table summarizes the projections under the Consensus Case that were provided to the DRC Board. Figures presented below may not be exactly reconcilable due to rounding (dollars in millions).

	Fiscal Year Ended December 31,						2014 - 2019 5-year CAGR
	2014	2015	2016	2017	2018	2019
Revenue	3,000	3,208	3,401	3,605	3,821	4,051	6.2%
Operating Income	380	436	480	512	543	575	8.6%
Capital Expenditures	78	87	86	94	100	106

Base Case

The following table summarizes the projections under the Base Case that were provided to the DRC Board. Figures presented below may not be exactly reconcilable due to rounding (dollars in millions).

	Fiscal Year Ended December 31,						2014 - 2019 5-year CAGR
	2014	2015	2016	2017	2018	2019
Bookings	3,152	3,707	3,998	4,221	4,559	4,940	9.4%
Revenue	3,113	3,435	3,978	4,204	4,426	4,756	8.8%
Gross Margin	825	959	1,145	1,205	1,309	1,451	12.0%
Operating Income	382	471	613	687	766	874	18.0%
Capital Expenditures	101	69	77	78	79	85

Revised Base Case

The following table summarizes the projections under the Revised Base Case that were provided to the DRC Board. Figures presented below may not be exactly reconcilable due to rounding (dollars in millions).

	Fiscal Year Ended December 31,						2014 - 2019 5-year CAGR
	2014	2015	2016	2017	2018	2019
Bookings	3,152	3,831	4,279	4,595	4,945	5,351	11.2%
Revenue	3,113	3,487	4,217	4,531	4,764	5,110	10.4%
Gross Margin	825	973	1,202	1,287	1,394	1,541	13.3%
Operating Income	382	483	666	763	845	958	20.2%
Capital Expenditures	101	70	81	84	85	91

Low Case

The following table summarizes the projections under the Low Case that were provided to the DRC Board. Figures presented below may not be exactly reconcilable due to rounding (dollars in millions).

	Fiscal Year Ended December 31,						2014 - 2019 5-year CAGR
	2014	2015	2016	2017	2018	2019
Bookings	3,152	3,369	3,523	3,819	4,096	4,371	6.8%
Revenue	3,113	3,295	3,578	3,731	3,915	4,213	6.2%
Gross Margin	825	899	993	1,062	1,154	1,271	9.0%
Operating Income	382	396	516	562	630	713	13.3%
Capital Expenditures	101	67	71	71	71	76

Upside Case

The following table summarizes the projections under the Upside Case that were provided to the DRC Board. Figures presented below may not be exactly reconcilable due to rounding (dollars in millions).

	Fiscal Year Ended December 31,						2014 - 2019 5-year CAGR
	2014	2015	2016	2017	2018	2019
Bookings	3,152	4,129	5,000	5,608	6,116	6,604	15.9%
Revenue	3,113	3,628	4,994	5,361	5,701	6,170	14.7%
Gross Margin	825	1,069	1,434	1,582	1,748	1,939	18.6%
Operating Income	382	590	882	1,020	1,154	1,304	27.8%
Capital Expenditures	101	87	112	96	101	109

Certain of the financial information presented are non-GAAP measures. Non-GAAP measures should not be considered in isolated form, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by DRC may not be comparable to similarly titled amounts used by other companies.

Interests of DRC’s Directors and Executive Officers in the Merger

In considering the recommendation of the DRC Board to approve the merger agreement, you should be aware that DRC’s directors and executive officers have interests in the merger that are different from, or in addition to, those of DRC stockholders generally. The DRC Board was aware of these interests and considered them, among other matters, in evaluating the merger agreement, in reaching its decision to approve the merger agreement, and in recommending to the DRC stockholders that the merger agreement be approved.

Treatment of DRC Equity-Based Awards

If the merger is completed, DRC equity-based awards held by DRC’s executive officers, including the named executive officers will be cancelled and cashed out as follows:

•	Each outstanding option granted under DRC’s 2005 or 2008 Stock Incentive Plan to purchase shares of DRC common stock, whether vested or unvested, will as of the effective time, become fully vested and be converted into the right to receive at the effective time an amount in cash equal to the product of (x) the total number of shares of DRC common stock subject to such stock option and (y) the excess, if any, of the amount of the merger consideration per share of DRC common stock over the exercise price per share of DRC common stock subject to such stock option, with the aggregate amount of such payment rounded down to the nearest cent less such amounts as are required to be withheld or deducted under the Code or any provision of state, local or other applicable tax law with respect to the making of such payment.

•	At the effective time, each outstanding Stock-Based Award, whether vested or unvested, will cease to represent a right or award with respect to shares of DRC common stock, will become fully vested and will entitle the holder thereof to receive, at the effective time, an amount in cash equal to the merger consideration per share of DRC common stock underlying such Stock-Based Award, less such amounts as are required to be withheld or deducted under the Code or any provision of state, local or other applicable tax law with respect to the making of such payment. For Stock-Based Awards that vest in whole or in part based on the achievement of performance goals, the level of performance goal achievement used to determine the number of shares underlying such Stock-Based Award will be determined by the Compensation Committee of the DRC Board consistent with the terms of the applicable award agreement.

For an estimate of the amounts that would become payable to each of DRC’s named executive officers on vesting of their unvested equity-based awards, see “—Golden Parachute Compensation” beginning on page 58 of this proxy statement.

Vested Equity Interests of DRC’s Executive Officers and Non-Employee Directors

The following table sets forth the number of shares of DRC common stock and the number of shares of DRC common stock underlying stock options and deferred restricted stock units (“RSUs”) currently held by each of DRC’s executive officers and non-employee directors, in each case that either are currently vested or that are scheduled to vest before the effective time, assuming for purposes of these calculations a hypothetical closing date of September 30, 2014. These amounts are vested or will vest and, with respect to deferred RSUs, be settled in shares of DRC common stock, in accordance with the terms of the applicable award documents prior to the merger and whether or not the merger is completed. The table also sets forth the values of these vested shares, stock options and RSUs based on the $83.00 per share minimum merger consideration (minus the applicable exercise price for the options). For the values of the executive officers’ unvested equity awards, see the “Equity” column of the table under “—Golden Parachute Compensation” beginning on page 58 of this proxy statement. Non-employee directors hold no unvested equity awards.

No new shares of DRC common stock have been granted to any executive officer or non-employee director in contemplation of the merger. However, in accordance with the terms of the merger agreement and subject to the approval of the Compensation Committee of the DRC Board, DRC anticipates granting equity awards to individuals, including executive officers and non-employee directors, in February of 2015. Any such grants will be consistent with past practice, made in accordance with DRC’s customary schedule and limited to an aggregate maximum value of $33,000,000. These anticipated grants have not yet been finalized as to amounts and recipients and are not reflected in the below table.

Common Stock and Vested Equity Awards held by DRC Directors and Executive Officers

Name	DRC Common Stock(1)	Shares Underlying Vested Stock Options(2)	Value to be Received Upon Merger Consummation ($)(3)
William E. Macaulay	94,674	—	7,857,942
Vincent R. Volpe Jr.	471,541	636,537	73,397,880
Rita V. Foley	12,489	—	1,036,587
Louis A. Raspino	23,480	—	1,948,840
Philip R. Roth	19,282	—	1,600,406
Stephen A. Snider	5,536	—	459,488
Michael L. Underwood	17,170	—	1,425,110
Joseph C. Winkler III	16,824	—	1,396,392
Jan Kees van Gaalen	1,196	6,799	235,316
Raymond L. Carney Jr.	14,470	13,637	1,757,506
Mark F. Mai	32,103	111,544	8,066,599
Luciano Mozzato	15,255	10,263	1,590,171
Gustavo Nechar	3,528	12,128	741,640
Jesus Pacheco	26,994	11,318	2,567,567
Christopher Rossi	42,124	63,827	6,423,816
Jerome T. Walker	26,683	57,068	5,211,969

(1)	Includes restricted shares and RSUs granted through DRC’s 2005 or 2008 Stock Incentive Plan that have vested and have been converted to common shares and, for executive officers, that will vest and be settled in shares of DRC common stock by their terms prior to the hypothetical closing date of September 30, 2014, and any shares purchased outside of DRC’s Stock Incentive Plans and owned either directly or indirectly.
(2)	Includes unexercised stock options that are vested or will vest by their terms prior to the anticipated consummation of the merger.
(3)	Represents the value of common stock and shares underlying unexercised stock options based on the $83.00 per share merger consideration (minus the applicable exercise price for any options).

Amended and Restated Employment Agreement with Vincent R. Volpe Jr.

Under the terms of his amended and restated employment agreement with DRC, dated June 11, 2008, if Mr. Volpe’s employment is terminated without cause or if Mr. Volpe resigns for good reason (and he provides proper notice and time for cure to DRC) and, in either case, such termination or resignation is within two years following the consummation of the merger, Mr. Volpe will receive (i) a severance payment equal to three times his base salary, (ii) any earned but unpaid salary and payment for accrued but unused vacation days through the date of termination, (iii) any bonus previously earned in full but not yet paid for fiscal years prior to the fiscal year of termination, (iv) three times the greater of his target bonus for the year in which the date of termination occurs or the highest bonus paid (or earned in full but not yet paid) to him in the last three years (not to exceed his maximum bonus opportunity for the year in which the date of termination occurs), and (v) continued medical, dental, disability and life insurance coverage for Mr. Volpe and his eligible dependents for three years following the date of termination. Mr. Volpe must execute a release of all claims arising out of his employment or termination as a condition to the receipt of these payments. Mr. Volpe is also entitled to full accelerated vesting of any then-outstanding stock options or other Stock-Based Awards granted under the Plans upon a termination of his employment by DRC without cause, a termination due to Mr. Volpe’s death or disability, a resignation by Mr. Volpe for good reason, or a change in control of DRC.

If Mr. Volpe’s employment is terminated by DRC for cause or by Mr. Volpe without good reason, DRC may elect to enforce a covenant not to compete for up to three years following the termination. If DRC elects to enforce the covenant not to compete and Mr. Volpe executes a release of claims, DRC will pay, in addition to the payments described in the preceding paragraph, during the period that the non-compete restrictions remain in effect, (i) salary continuation payments at an annual rate equal to his base salary in effect as of the date of termination, payable monthly, (ii) a monthly amount equal to one-twelfth of Mr. Volpe’s target bonus opportunity as in effect for the year of the termination, or if the target has not been established, the target bonus opportunity for the prior year with respect to his base salary for the year in which the date of termination occurs, and (iii) continued medical, dental, disability and life insurance coverage. If Mr. Volpe fails to execute the release of claims required under the preceding sentence or if Mr. Volpe’s employment is terminated by DRC other than for cause or by Mr. Volpe with good reason, the non-compete agreement automatically applies for two years following the termination without any obligation to provide additional consideration.

Mr. Volpe’s employment agreement also provides for a reduction in benefits or for gross-up payments under certain circumstances if compensation paid to Mr. Volpe would constitute “parachute payments” under Section 280G of the Code and be subject to the excise tax imposed by Section 4999 of the Code or would be subject to additional tax under Section 409A of the Code. Based on the information received by DRC to date and DRC’s analysis as of the date hereof, it is anticipated that Mr. Volpe will not receive a gross-up payment pursuant to the Section 280G gross-up provision of his employment agreement.

Confidentiality, Non-Compete, Severance and Change in Control Agreements with Other Named Executive Officers

DRC has entered into Confidentiality, Non-Compete, Severance and Change in Control Agreements with all members of its extended leadership team (other than Mr. Volpe), including the following named executive officers: Messrs. Rossi, Mai, van Gaalen, and Walker. Under these agreements, if the executive is terminated within two years following the consummation of the merger without cause or due to a voluntary termination by the executive with good reason (after giving notice and a cure period), the executive is entitled to receive (i) a severance payment as specified in the agreement (2.4 times the sum of base salary and annual incentive at target for Mr. van Gaalen, 2.5 times the sum of base salary and annual incentive at target for Mr. Mai and 2.0 times the sum of base salary and annual incentive at target for Messrs. Rossi and Walker), (ii) any earned but unpaid salary and payment for accrued but unused vacation days, (iii) any bonus amount under DRC’s Annual Incentive Program previously earned in full but not yet paid for fiscal years prior to the fiscal year in which the executive is terminated, and (iv) continued medical, dental, disability and life insurance coverage for two years. The applicable executive must execute a release of all claims arising out of his employment or termination as a condition to the receipt of these payments.

The agreements subject the executives to customary confidentiality obligations during their employment by DRC and at all times following termination, non-compete obligations for the later of (i) one year following termination or (ii) two years following termination by DRC without cause or voluntary termination by the executive with good reason if either occurs within two years following the consummation of the merger, and non-solicitation obligations during their employment and for three years following termination.

If the payments and benefits that are to be made under the Confidentiality, Non-Compete, Severance and Change in Control Agreements would constitute “parachute payments” under Section 280G of the Code and be subject to the excise tax imposed by Section 4999 of the Code, then such payments and benefits shall either (i) be paid in full and subject to such excise tax or (ii) be reduced to the extent necessary to avoid imposition of the excise tax, whichever results in the receipt by the executive, on an after-tax basis, of the greatest amount of benefits after taking into account applicable federal, state, local and foreign income and employment taxes, the Section 4999 excise tax, and any other applicable taxes.

Non-Qualified Deferred Compensation

The Dresser-Rand Company Non-Qualified Deferred Compensation Plan (the “Non-Qualified Plan”) provides for “single trigger” accelerated vesting of employer contributions immediately upon a change in control of DRC, which would include the consummation of the merger. Of DRC’s executive officers, only Mr. van Gaalen holds employer contributions in this plan for which vesting will be accelerated as a result of the merger. The value of such benefit is reflected in the “Pension/NQDC” column of the “Golden Parachute Compensation” table below.

Continuation of Certain Indemnification Insurance

Pursuant to the terms of the merger agreement, DRC’s directors and executive officers will be entitled to certain ongoing indemnification obligations from Siemens and coverage for six years under directors’ and officers’ liability and fiduciary liability insurance policies to be maintained in effect by Siemens following the merger. Such indemnification and insurance coverage is further described in the section entitled “The Merger Agreement—Directors’ and Officers’ Indemnification and Insurance” beginning on page 74 of this proxy statement.

Golden Parachute Compensation

The information set forth in the table below is intended to comply with Item 402(t) of Regulation S-K, which requires disclosure of information about certain compensation for each of DRC’s named executive officers that is based on or otherwise relates to the merger (“merger-based compensation”) and assumes, among other things, that the named executive officers will incur a qualifying termination of employment immediately following consummation of the merger. For additional details regarding the terms of the payments described below, see the discussion under the caption “The Merger—Interests of DRC’s Directors and Executive Officers in the Merger” beginning on page 54 of this proxy statement.

Please note that the amounts indicated below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including assumptions described below, and do not reflect certain compensation actions, including the grant of additional equity awards, that may occur before the completion of the merger. As a result, the actual amounts, if any, that may be paid or become payable to DRC’s named executive officers may differ materially from the amounts set forth below. For purposes of calculating such amounts, we have assumed: (1) a hypothetical closing date of September 30, 2014, and thus that the named executive officers will not be entitled to any additional consideration that would become payable if the merger were to occur on or after March 1, 2015, (2) a termination of each named executive officer’s employment under circumstances entitling the executive to severance benefits immediately following the merger, and (3) a transaction price of $83.00 per share.

Name	Cash ($)(2)	Equity ($)(3)	Pension/NQDC ($)(4)	Perquisites/ Benefits ($)(5)	Total
Vincent R. Volpe Jr.	$6,382,500.00	$13,462,957.96	—	$33,699.96	$19,879,157.92
Jan Kees van Gaalen	$1,804,176.00	$2,363,962.73	$39,608.44	$16,269.12	$4,224,016.29
Christopher Rossi	$1,459,660.80	$3,175,779.95	—	$34,156.56	$4,669,597.31
Mark F. Mai	$1,814,228.63	$2,609,410.82	—	$21,651.84	$4,445,291.29
Jerome T. Walker	$1,320,733.40	$2,985,227.84	—	$24,214.22	$4,330,175.46
Mark E. Baldwin(1)	—	—	—	—	—

(1)	Mr. Baldwin retired effective April 30, 2013. No payments, distributions or benefits that are based on or otherwise relate to the merger will be due to Mr. Baldwin.
(2)

As described above, this amount equals the “double-trigger” cash severance payments payable to each of the named executive officers upon a qualifying termination within two years following the consummation of the merger. For Mr. Volpe, this amount reflects a severance payment equal to 3.0 times the sum of (a) his annual base salary plus (b) the highest annual bonus he was paid (or earned in full) in the past three years. For the other named executive officers, this amount reflects a severance payment equal to 2.4 times the sum of base salary and annual incentive at target for Mr. van Gaalen, 2.5 times the sum of base salary and annual incentive at target for Mr. Mai and 2.0 times the sum of base salary and annual incentive at target for

Messrs. Rossi and Walker. As this table assumes a hypothetical closing date of September 30, 2014, this column does not include any additional amounts for accrued, but unpaid bonus amounts. However, if the merger closes in 2015 prior to the payment of bonuses under the DRC Annual Incentive Plan, the named executive officers would also be entitled to payment of any fiscal year 2014 bonus amounts that had been fully earned, but not yet paid.
(3)	This amount reflects the aggregate dollar value of all payments in cancellation of unvested options and unvested Stock-Based Awards held by the named executive officers that are expected to vest in connection with the merger, assuming for purposes of these calculations a hypothetical closing date of September 30, 2014 and a transaction price of $83.00 per share. As described in more detail above under “The Merger —Interest of DRC’s Directors and Executive Officers in the Merger—Treatment of DRC Equity-Based Awards,” all DRC options and Stock-Based Awards, including those held by the named executive officers, whether vested or unvested, will become fully vested at the effective time of the merger and be converted into a right to receive an amount in cash equal to the merger consideration per share of DRC common stock underlying such award net of any exercise price for options (and in each case, less applicable withholding and deductions). As the value and recipients of any such potential awards have not yet been determined, these amounts do not reflect any additional annual grants that are anticipated to be made in February of 2015 in accordance with DRC’s typical annual grant cycle, subject to approval by DRC’s Compensation Committee.
(4)	As explained above, the Non-Qualified Plan provides for “single trigger” accelerated vesting of employer contributions immediately upon a change in control, which would include the consummation of the merger. This amount reflects the value of unvested employer contributions held in the Non-Qualified Plan for Mr. van Gaalen, as of September 30, 2014, which includes $38,954.14 in employer contributions and $654.30 in earned interest.
(5)	As described above, this amount represents that value of the “double-trigger” continued medical, dental, disability and life insurance coverage that would be provided to Mr. Volpe for three years and to the other named executive officers for two years, in each case upon a qualifying termination within two years following the consummation of the merger.

Financing of the Merger

We anticipate that the total funds needed to complete the merger, including the funds needed to pay our stockholders (and holders of our other equity-based interests) the amounts due to them under the merger agreement and pay related expenses, which would be approximately $6.6 billion based upon the shares (and our other equity-based interests) outstanding as of September 30, 2014, will be funded through cash of Siemens and Merger Sub with the support of the Parent Company Guarantee described below.

Guarantee of Siemens Obligations

In connection with the execution of the merger agreement, Siemens Parent, the ultimate parent of Siemens, entered into a Parent Company Guarantee with DRC pursuant to which Siemens Parent agreed to (i) irrevocably and unconditionally guarantee to DRC the full and complete discharge and performance of all obligations and liabilities of Siemens and Merger Sub pursuant to the merger agreement and (ii) provide all support and funds necessary in connection with the guarantee described in clause (i) and to cause all its affiliates to honor the satisfaction thereof.

Regulatory Clearances and Approvals Required for the Merger

HSR Act and U.S. Antitrust Matters. The merger is subject to the requirements of the HSR Act, which prevents DRC and Siemens from completing the merger until required information and materials are furnished to the Antitrust Division of the DOJ and the FTC and the HSR Act waiting period is terminated or expires. DRC and Siemens intend to submit the requisite notification and report forms under the HSR Act in the first half of the fourth quarter of 2014.

CFIUS Approval. The merger is subject to approval by CFIUS, which requires that CFIUS has determined that there are no unresolved national security concerns with respect to the merger and the other transactions contemplated by the merger agreement, has determined that the transaction is not a covered transaction and not subject to review under applicable law or has sent a report to the President of the United States requesting the President’s decision on the CFIUS notice submitted by Siemens and DRC and either (1) the period under the Defense Production Act of 1950, as amended, during which the President may announce his decision to take action to suspend, prohibit or place any limitations on the merger or the other transactions contemplated by the merger agreement has expired without any such action being threatened, announced or taken or (2) the President has announced a decision not to take any action to suspend, prohibit or place any limitations on the merger or the other transactions contemplated by the merger agreement (the “CFIUS Approval”).

Foreign Regulatory Clearances. The parties must also file merger notifications with the appropriate regulators in Brazil, Canada, China, Colombia, the European Union, Mexico, Russia, South Africa and South Korea (together with any other jurisdictions mutually agreed by the parties to be required foreign jurisdictions) pursuant to each jurisdiction’s respective antitrust or competition laws. The parties must also observe mandatory waiting periods and/or obtain the necessary approvals, clearances or consents in each of the required foreign jurisdictions before completing the merger.

Foreign antitrust and competition authorities in the required foreign jurisdictions may take action under the laws of their respective jurisdictions, which could include seeking to enjoin the completion of the merger.

Although we expect that all required regulatory clearances and approvals will be obtained, we cannot assure you that these regulatory clearances and approvals will be timely obtained or obtained at all or that the granting of these regulatory clearances and approvals will not involve the imposition of additional conditions on the completion of the merger, including the requirement to divest assets, or require changes to the terms of the merger agreement. These conditions or changes could result in the conditions to the merger not being satisfied.

Material U.S. Federal Income Tax Consequences of the Merger

The exchange of DRC common stock for cash in the merger will be a taxable transaction for U.S. federal income tax purposes and may also be taxable under state and local and other tax laws. In general, a U.S. holder (as defined in the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 90 of this proxy statement) who receives cash in the merger in exchange for shares of DRC common stock will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares and the sum of the U.S. holder’s adjusted tax basis in such shares.

You should read the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 90 of this proxy statement and consult your tax advisers regarding the U.S. federal income tax consequences of the merger to you in your particular circumstances, as well as tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Delisting and Deregistration of DRC Common Stock

Upon completion of the merger, the DRC common stock currently listed on the NYSE will cease to be listed on the NYSE and will subsequently be deregistered under the Exchange Act.

Litigation Relating to the Merger

A putative class action lawsuit challenging the proposed transaction has been filed on behalf of DRC stockholders in the Delaware Court of Chancery. The action is captioned Soffer v. Volpe et al., C.A. No. 10165-CB (Del. Ch.). The complaint in the Soffer action alleges that the directors of DRC breached their fiduciary duties to DRC stockholders by engaging in a flawed sale process, agreeing to sell DRC for inadequate consideration and agreeing to improper deal protection terms in the merger agreement. In addition, the lawsuit alleges that DRC, Siemens and Merger Sub aided and abetted these purported breaches of fiduciary duty. The lawsuit seeks, among other things, an injunction barring the merger. On October 21, 2014, plaintiffs amended the complaint to allege as additional bases for relief that the directors of DRC engaged in self-dealing because they will benefit from their compensation arrangements and/or the sale of their personal stakes in DRC and that DRC’s preliminary proxy fails to provide stockholders with material information about the transaction and/or is materially misleading. The defendants believe that the lawsuit is without merit.

Dissenters’ Rights

Under Delaware law, holders of record of DRC common stock who do not vote in favor of adopting the merger agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the merger is completed, but only if they perfect their appraisal rights by precisely complying with the required procedures under Section 262 of the DGCL. The appraisal amount could be more than, the same as or less than the amount a stockholder would be entitled to receive under the terms of the merger agreement. To exercise appraisal rights under Delaware law, stockholders must submit a written demand for appraisal to DRC prior to the vote on the proposal to adopt the merger agreement, must not vote in favor of the proposal to adopt the merger agreement and must continue to hold the shares of DRC common stock of record through the effective time. Failure to comply strictly with the procedures set forth in Section 262 of the DGCL will result in the loss of appraisal rights. Please see the section entitled “Appraisal Rights” beginning on page 83 of this proxy statement and the text of the Delaware appraisal rights statute, Section 262 of the DGCL, which is reproduced in its entirety as Annex D to this proxy statement. You are encouraged to read these provisions carefully and in their entirety.

THE MERGER AGREEMENT

The following is a summary of the material terms and conditions of the merger agreement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. This summary is qualified in its entirety by reference to the complete text of the Agreement and Plan of Merger, dated as of September 21, 2014, a copy of which is attached to this proxy statement as Annex A and which is incorporated by reference into this proxy statement. We encourage you to read the merger agreement carefully and in its entirety because it is the legal document that governs the merger.

Explanatory Note Regarding the Merger Agreement

The following summary of the Agreement and Plan of Merger, dated as of September 21, 2014, and the copy of which is attached hereto as Annex A to this proxy statement, are intended to provide information regarding the terms of the merger agreement and are not intended to modify or supplement any factual disclosures about DRC in its public reports filed with the SEC. In particular, the merger agreement and the related summary are not intended to be, and should not be relied upon as, disclosures regarding any facts and circumstances relating to DRC or any of its subsidiaries or affiliates. The merger agreement contains representations and warranties by DRC, Siemens and Merger Sub which were made only for purposes of that agreement and as of specified dates. The representations, warranties and covenants in the merger agreement were made solely for the benefit of the parties to the merger agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by the disclosure schedules to the merger agreement made for the purposes of allocating contractual risk between the parties to the merger agreement instead of establishing these matters as facts, and may apply contractual standards of materiality or material adverse effect that generally differ from those applicable to investors. In addition, information concerning the subject matter of the representations, warranties and covenants may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in DRC’s public disclosures.

Additional information about DRC may be found elsewhere in this proxy statement and DRC’s other public filings. See “Where You Can Find More Information,” beginning on page 93 of this proxy statement.

Structure of the Merger

At the effective time, Merger Sub will be merged with and into DRC. DRC will be the surviving corporation in the merger and will continue its corporate existence under Delaware law as a wholly owned subsidiary of Siemens. The certificate of incorporation of DRC as in effect immediately prior to the effective time will be amended by virtue of the merger at the effective time to be identical to the certificate of incorporation of Merger Sub as in effect immediately prior to the effective time, except that the name of the surviving corporation will be “Dresser-Rand Group Inc.” The bylaws of DRC as in effect immediately prior to the effective time will be amended by virtue of the merger at the effective time to be identical to the bylaws of Merger Sub as in effect immediately prior to the effective time, except that references to Merger Sub’s name will be replaced by referenced to “Dresser-Rand Group Inc.” The directors of Merger Sub immediately prior to the effective time will be the directors of the surviving corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The officers of DRC immediately prior to the effective time will be the officers of the surviving corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Closing and Effective Time of the Merger

Unless otherwise mutually agreed by DRC and Siemens, the closing of the merger will take place no later than the second business day following the satisfaction or waiver of the conditions set forth in the merger agreement and described in the section entitled “—Conditions to the Completion of the Merger” beginning on page 75 of this proxy statement (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of those conditions).

The merger will become effective at such date and time as the certificate of merger is filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by DRC and Merger Sub in writing and specified in the certificate of merger in accordance with the Delaware General Corporation Law.

As of the date of this proxy statement, we expect to complete the merger in the summer of 2015. However, completion of the merger is subject to the satisfaction or waiver of the conditions to the completion of the merger, which are described below and include various regulatory clearances and approvals, and it is possible that factors outside the control of DRC or Siemens could delay the completion of the merger, or prevent it from being completed at all. There may be a substantial amount of time between the special meeting and the completion of the merger. We expect to complete the merger promptly following the receipt of all required approvals.

Effect of the Merger on DRC’s Stock

At the effective time, each share of DRC common stock issued and outstanding immediately prior to the effective time and the associated rights under the Rights Plan (other than excluded shares and dissenting shares) will be converted into the right to receive cash in the amount of (i) $83.00, plus (ii) if the closing of the merger occurs on or after March 1, 2015, $0.55 per month from March 2015 to and including the month in which the closing occurs. At the effective time, all of the shares of DRC common stock (other than excluded shares held by a subsidiary of DRC) will cease to be outstanding, will be cancelled and will cease to exist, and each certificate formerly representing any of the shares of DRC common stock (other than the excluded shares and the dissenting shares) will thereafter represent only the right to receive the per share merger consideration of $83.00 for each such share, plus, if applicable, the additional consideration described above. Each excluded share owned, directly or indirectly, by Siemens or Merger Sub will cease to be outstanding, will be canceled and will cease to exist without payment of any consideration. Each excluded share (if any) held by a subsidiary of DRC immediately prior to the effective time (other than shares held on behalf of third parties) will be converted into that number of shares of common stock of the surviving corporation that bears the same ratio to the aggregate number of outstanding shares of common stock of the surviving corporation immediately after the effective time as the value of such excluded share bore to the aggregate value of all shares of DRC common stock immediately prior to the effective time. Shares of DRC common stock owned by stockholders who have not voted in favor of the merger and who are entitled to demand and have properly demanded their rights to be paid the fair value of such shares in accordance with Section 262 of the DGCL will not be canceled and converted into the merger consideration. Such stockholders will instead be entitled to the appraisal rights granted by Section 262 of the DGCL, as described in the section entitled “Appraisal Rights” beginning on page 83 of this proxy statement.

Each share of common stock of Merger Sub issued and outstanding immediately prior to the effective time will be converted into one share of common stock of the surviving corporation.

Procedures for Surrendering Shares for Payment

Siemens will deposit, or will cause to be deposited, with a paying agent selected by Siemens with DRC’s prior approval (such approval not to be unreasonably withheld), for the benefit of the holders of DRC common stock (other than excluded shares and the dissenting shares) and pursuant to a paying agent agreement in customary form, cash in the aggregate amount necessary for the paying agent to make the payment of the merger consideration to DRC stockholders.

Within two business days after the effective time, the paying agent will mail to each holder of DRC common stock (other than the excluded shares and the dissenting shares) immediately prior to the effective time a letter of transmittal and instructions for effecting the surrender of the certificate or book-entry shares representing shares of DRC common stock in exchange for the amount to which such stockholder is entitled as a result of the merger pursuant to the merger agreement. Upon delivery of the letter of transmittal duly executed by the applicable stockholder and the surrender of the certificate representing shares of DRC common stock to the paying agent in accordance with the terms of such letter of transmittal, the holder of such certificate or book-entry shares will be entitled to receive the merger consideration for such shares.

In the event that any certificate representing shares of DRC common stock has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by Siemens or the paying agent, the posting by such person of a bond in customary amount as Siemens may reasonably direct as indemnity against any claim that may be made against the paying agent or the surviving corporation with respect to such certificate, the paying agent will issue a check in the amount equal to consideration that would be payable in respect thereof pursuant to the merger agreement.

In the event that any transfer or other similar taxes become payable by reason of a transfer of ownership of shares of DRC common stock that is not registered in the transfer records of DRC or otherwise because of the payment of the merger consideration in any name other than that of the registered holder, a check for any cash to be delivered upon due surrender of the certificate representing shares of DRC common stock will be issued to such transferee if the certificate formerly representing such shares of DRC common stock is presented to the paying agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any such taxes have been paid or are not applicable.

No interest will be paid or accrued on any amount payable upon due surrender of the certificates representing shares of DRC common stock or affidavits of loss, as the case may be. Any portion of the funds deposited with the paying agent for payment to the stockholders that remains unclaimed by the stockholders of DRC for one year after the effective time will be delivered to the surviving corporation. Any holder of DRC common stock will thereafter look only to the surviving corporation for payment of the merger consideration.

Withholding

Siemens, the surviving corporation and the paying agent are entitled to deduct and withhold from the consideration and any other payments otherwise payable pursuant to the merger agreement such amounts as they are required to deduct and withhold with respect to the making of such payment under the Code or any other applicable state, local or foreign tax law. To the extent that amounts are withheld and paid to the applicable governmental entity, such amounts will be treated as having been paid to the person in respect of which such deduction and withholding was made.

Treatment of DRC Equity-Based Awards

Stock Options. At the effective time, each outstanding option granted under DRC’s 2005 or 2008 Stock Incentive Plan to purchase shares of DRC common stock, whether vested or unvested, will as of the effective time, become fully vested and be converted into the right to receive at the effective time an amount in cash equal to the product of (x) the total number of shares of DRC common stock subject to such stock option and (y) the excess, if any, of the amount of the merger consideration per share of DRC common stock over the exercise price per share of DRC common stock subject to such stock option, with the aggregate amount of such payment rounded down to the nearest cent less such amounts as are required to be withheld or deducted under the Code or any provision of state, local or other applicable tax law with respect to the making of such payment.

Stock-Based Awards. At the effective time, each Stock-Based Award, whether vested or unvested, will cease to represent a right or award with respect to shares of DRC common stock, will become fully vested and will entitle the holder thereof to receive, at the effective time, an amount in cash equal to the merger consideration per share of DRC common stock underlying such Stock-Based Award, less such amounts as are required to be withheld or deducted under the Code or any provision of state, local or other applicable tax law with respect to the making of such payment. For Stock-Based Awards that vest in whole or in part based on the achievement of performance goals, the level of performance goal achievement used to determine the number of shares underlying such Stock-Based Award will be determined by the Compensation Committee of the DRC Board consistent with the terms of the applicable award agreement.

Representations and Warranties

•	DRC’s representations and warranties to Siemens and Merger Sub in the merger agreement relate to, among other things:
•	the organization, good standing and qualification of each of DRC and its subsidiaries;

•	the capital structure of DRC and its subsidiaries;

•	the corporate power and authority to execute, deliver and perform its obligations under the merger agreement and to consummate the transactions contemplated by the merger agreement;

•	the forms, certifications, reports, statements and documents required to be filed with the SEC and the accuracy of the information contained in those documents;

•	the financial statements of DRC and DRC’s internal system of disclosure controls and procedures concerning financial reporting;

•	the absence of certain undisclosed liabilities;

•	compliance with certain laws and permits by DRC and its subsidiaries;

•	compliance with environmental laws, permits, and licenses by DRC and its subsidiaries and other environmental matters;

•	employee benefits plans and other agreements, plans and policies with or concerning employees of DRC and its subsidiaries;

•	the absence of certain changes or events;

•	the absence of certain material litigation, actions, proceedings, orders, judgments or investigations;

•	the accuracy of information included in this proxy statement;

•	the payment of taxes, the filing of tax returns and other tax matters related to DRC and its subsidiaries;

•	labor matters related to DRC and its subsidiaries;

•	ownership of or rights with respect to the intellectual property of DRC and its subsidiaries;

•	receipt of the opinions of Zaoui and Morgan Stanley with respect to the fairness of the merger consideration;

•	the affirmative vote of the holders of a majority of the outstanding shares of DRC common stock entitled to vote to approve and adopt the merger agreement as being the only vote of holders of securities of DRC that is required to approve the merger agreement and the merger;

•	certain material contracts of DRC and its subsidiaries;

•	brokers’ and finders’ fees and other expenses payable by DRC;

•	the stockholder rights plan adopted by DRC (as described further under “The Merger Agreement—Provisions Related to Stockholder Rights Plan” beginning on page 76 of this proxy statement); and

•	compliance by DRC with certain anti-corruption laws.

•	Siemens’ and Merger Sub’s representations and warranties to DRC in the merger agreement relate to, among other things:

•	the organization, good standing and qualification of each of Siemens and Merger Sub;

•	the corporate power and authority to execute, deliver and perform the merger agreement and to consummate the transactions contemplated by the merger agreement;

•	the absence of certain investigations or reviews by any governmental entity or actions, suits, inquiries, investigations or proceedings pending against or affecting Siemens or its subsidiaries or any of their respective properties or any orders, judgments or decrees of, or before, any governmental entity, in each case that would prevent or materially delay or materially impair the ability of Siemens or Merger Sub to consummate the merger and other transactions contemplated by the merger agreement;

•	the accuracy of information supplied by or on behalf of Siemens or Merger Sub and included in this proxy statement;

•	the availability of funds for Siemens and Merger Sub to satisfy all of their obligations under the merger agreement;

•	the capital structure of Merger Sub;

•	no vote of the stockholders of Siemens being required to consummate the merger and the other transactions contemplated by the merger agreement;

•	brokers’ and finders’ fees and other expenses payable by Siemens or Merger Sub;

•	lack of ownership of DRC common stock by Siemens or Merger Sub, subject to certain exceptions; and

•	acknowledgment that DRC makes no additional representations.

None of the representations and warranties in the merger agreement survive the effective time.

Definition of “Material Adverse Effect”

Many of the representations and warranties in the merger agreement are qualified by a “company material adverse effect” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct has had or would reasonably be expected to have a company material adverse effect). For purposes of the merger agreement, a “company material adverse effect” means any fact, condition, development, circumstance, occurrence, event or change that, individually or in the aggregate with any other facts, conditions, developments, circumstances, occurrences, events or changes, are or would reasonably be expected to be materially adverse to the business, financial condition or operations of DRC and its subsidiaries, taken as a whole, but will not include (i) any decline in the stock price of the DRC common stock or any failure to meet internal or published projections, forecasts or revenue or earnings predictions for any period (provided that the underlying cause of such decline or failure may be considered in determining whether there has been a company material adverse effect) or (ii) facts, conditions, developments, circumstances, occurrences, events or changes resulting from:

•	changes in general economic or political conditions;

•	changes in the securities, credit or financial markets;

•	general changes or developments in the industries in which DRC and its subsidiaries operate;

•	changes or proposed changes in laws or regulations (or interpretations thereof);

•	the announcement of the merger agreement or the pendency or consummation of the merger or the other transactions contemplated by the merger agreement;

•	the identity of Siemens or any of its affiliates as the acquiror of DRC;

•	compliance with the terms of, or the taking of any action required by, the merger agreement or consented to in writing by Siemens;

•	any acts of terrorism or war;

•	changes in generally accepted accounting principles or the interpretation thereof; or

•	any litigation arising from allegations of a breach of fiduciary duty or other violation of applicable law relating to the merger agreement or the transactions contemplated by the merger agreement;

except, in the case of the first three bullets above, to the extent such acts, conditions, developments, circumstances, occurrences, events or changes referred to therein are not otherwise excluded from the definition of company material adverse effect and have a materially disproportionate adverse impact on DRC and its subsidiaries, taken as a whole, relative to other companies in the industries and in the geographic markets in which DRC and its subsidiaries conduct their businesses after taking into account the size of DRC relative to such other companies.

Conduct of the Business Pending the Merger

DRC has agreed to certain covenants in the merger agreement restricting the conduct of its business between the date of the merger agreement and the effective time. In general, except as may be required by applicable law, permitted or contemplated by the merger agreement (including the adoption of the Rights Plan, as described further under “The Merger Agreement—Provisions Related to Stockholder Rights Plan” beginning on page 76 of this proxy statement), as set forth on the disclosure schedules to the merger agreement, or with the prior written consent of Siemens (not to be unreasonably conditioned, withheld or delayed), DRC is required to conduct its business in the ordinary course.

In addition, DRC agreed to restrictions between the date of the merger agreement and the effective time on, among other things and with certain exceptions:

•	declaring or paying any dividends or distributions with respect of its or its subsidiaries’ capital stock;

•	splitting, combining or reclassifying any of its or its subsidiaries’ capital stock or issuing or authorizing or proposing the issuance of any other securities in respect of, in lieu of or in substitution for shares of its or its subsidiaries capital stock;

•	hiring or terminating any director or executive officer of DRC or its subsidiaries other than in the ordinary course of business, terminations for cause or transfers among DRC and its subsidiaries;

•	increasing the compensation or benefits payable to any director or officer of DRC or any of its subsidiaries, entering into any employment, change of control, severance or retention agreements with any employees of DRC or any of its subsidiaries, or establishing, adopting or amending any collective bargaining agreement, plan or arrangement for the benefit of any director, officer or employee of DRC or any of its subsidiaries;

•	except as required by a change in GAAP, SEC policy or applicable law, making any changes to the accounting methods, principles or practices used by DRC or any of its subsidiaries;

•	issuing, selling or pledging any shares of its or its subsidiaries’ capital stock or any securities convertible, exchangeable or exercisable into any such shares of capital stock;

•	amending any provision of its or its subsidiaries’ certificate of incorporation, bylaws or other similar governing documents;

•	redeeming, purchasing or otherwise acquiring certain equity interests of DRC;

•	incurring or assuming certain indebtedness;

•	selling, leasing, licensing, transferring, exchanging, swapping, mortgaging or otherwise encumbering or disposing of any of DRC’s properties or assets, including the capital stock of its subsidiaries, involving in excess of $100 million in the aggregate;

•	acquiring or purchasing a substantial equity interest in or portion of the assets of any other business, corporation, partnership, joint venture, association or business organization or division thereof involving in excess of $50 million in the aggregate;

•	purchasing, acquiring or leasing any properties or assets of a third party, involving in excess of $75 million in the aggregate, other than ordinary course transactions;

•	modifying, amending, terminating or waiving any material rights under DRC’s material contracts;

•	entering into certain categories of material contracts other than in the ordinary course;

•	other than as required by law, making or changing any material tax election other than in the ordinary course of business, filing any material amended tax return, settling or compromising any material tax audit for an amount in excess of the amount accrued or reserved therefor in DRC’s financial statements, compromising or surrendering any material tax refund or credit other than in the ordinary course of business or changing any material method of tax accounting other than in the ordinary course of business;

•	making any loans, advances or capital contributions to, or investments in, any other person in an aggregate principal amount greater than $50 million;

•	making any capital expenditures and research and development expenditures exceeding $200 million in the aggregate per year; or

•	agreeing or committing to take any of the foregoing actions.

Board Obligation to Call a Stockholders’ Meeting

DRC has agreed under the merger agreement to take all actions in accordance with applicable law, its certificate of incorporation and bylaws to duly call, give notice of, convene and hold the meeting of DRC stockholders to adopt the merger agreement as promptly as reasonably practicable following the mailing of this proxy statement.

Non-Solicitation Covenant

DRC has agreed that it and its subsidiaries will not, direct and use its reasonable best efforts to cause its and their officers, employees, accountants, consultants, legal counsel, financial advisors and agents and other representatives not to, directly or indirectly:

•	solicit, initiate or knowingly encourage or knowingly facilitate any inquiry with respect to, or the making, submission or announcement of, any Alternative Proposal (as defined below);

•	enter into or participate in any negotiations with any person (other than Siemens and its representatives) regarding, or furnish any nonpublic information or access to any person (other than Siemens and its representatives) with respect to, any Alternative Proposal or any inquiry or proposal that could reasonably be expected to lead to an Alternative Proposal;

•	engage in discussions regarding an Alternative Proposal with any person that has made or, to DRC’s knowledge, is considering making an Alternative Proposal, except to notify any person that has submitted an Alternative Proposal as to the existence of the non-solicitation covenant in the merger agreement;

•	approve, endorse or recommend or propose to approve, endorse or recommend any Alternative Proposal; or

•	enter into any letter of intent or agreement in principle or any agreement (whether written or oral, binding or nonbinding) providing for any Alternative Proposal (except for confidentiality agreements permitted under the merger agreement).

DRC also agreed to immediately cease any discussions or negotiations with any person with respect to an Alternative Proposal or potential Alternative Proposal and promptly instruct (to the extent it has contractual authority to do so and had not already done so prior to the date of the merger agreement) or otherwise request, any person that has executed a confidentiality or non-disclosure agreement within the two-year period prior to the date of the merger agreement in connection with any actual or potential Alternative Proposal to return or destroy all such information or documents or material incorporating confidential information in the possession of such person or its representatives. In addition, DRC agreed that it and its subsidiaries will not release any third party from, or waive, amend or modify any provision of, or grant any permission under, (x) any standstill provision in any agreement to which DRC or any of its subsidiaries is a party or (y) any confidentiality provision in any agreement to which DRC or any of its subsidiaries is a party other than, with respect to clause (x), to the extent the DRC Board concludes in good faith, after consultation with its financial advisors and outside legal counsel, the failure to take such action would be reasonably likely to result in a breach of its fiduciary duties under applicable law.

Notwithstanding the restrictions described above, and subject to certain limitations discussed below, if at any time prior to obtaining the DRC stockholder approval, DRC or any of its representatives receives an Alternative Proposal that did not result from any breach of the non-solicitation covenant which (i) constitutes a Superior Proposal or (ii) the DRC Board determines in good faith, after consultation with its outside financial advisor and outside legal counsel, would reasonably be expected to result in a Superior Proposal, then DRC and its representatives may:

•	furnish nonpublic information to the third party (including such third party’s representatives) making such Alternative Proposal, if, prior to so furnishing such information, DRC receives from the third party an executed agreement having provisions requiring such party to keep such information confidential that are no less favorable in the aggregate to the confidentiality provisions of the confidentiality agreement between DRC and Siemens Parent, provided that DRC shall substantially concurrently with the delivery to such person provide to Siemens any non-public information concerning DRC or any of its subsidiaries that is provided or made available to such person or its representatives unless such non-public information has been previously provided or made available to Siemens; and

•	engage in discussions or negotiations with the third party (including such third party’s representatives) with respect to the Alternative Proposal.

DRC has agreed to promptly, and in any event within twenty-four hours, notify Siemens orally and in writing of the receipt of any Alternative Proposal and, in any such notice to Siemens, include copies of any written materials submitted in connection with such Alternative Proposal and indicate the identity of the person making such proposal and the material terms and conditions of such proposal and thereafter to promptly (within twenty-four hours) keep Siemens reasonably informed on a current basis of any material change to the terms of any such Alternative Proposal. DRC has agreed that it and its subsidiaries will not enter into any agreement with any person after the date of the merger agreement that prohibits DRC from providing any information to Siemens in accordance with the non-solicitation covenant.

For purposes of the merger agreement, “Alternative Proposal” means any bona fide proposal or offer made by any person (other than a proposal or offer by Siemens or any of its subsidiaries) for (i) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation or similar transaction involving DRC or any of its subsidiaries owning, operating or controlling a Company Material Segment (as defined below), (ii) the acquisition by any person of a business or assets (including any capital stock or other securities) that constitutes or includes 20% or more of the assets of DRC and its subsidiaries, taken as a whole (such business or assets, a “Company Material Segment”), (iii) the acquisition by any person of 20% or more of the outstanding shares of DRC common stock, or (iv) the acquisition by any person of 100% of the capital stock of any subsidiaries of DRC owning, operating or controlling a Company Material Segment.

For purposes of the merger agreement, “Superior Proposal” means a written Alternative Proposal made by any person on terms that the DRC Board determines in good faith, after consultation with DRC’s financial advisors and outside legal counsel, are more favorable to DRC’s stockholders than the transactions contemplated by the merger agreement, taking into account all financial, legal, regulatory, conditionality and other aspects of such proposal, provided, that solely for purposes of defining a “Superior Proposal” all references in the definition of “Alternative Proposal” to “20%” will be deemed to be a reference to “50%.”

Changes in Board Recommendation

Except as provided in the paragraphs below, under the terms of the merger agreement, the DRC Board has agreed not to (i) withdraw, withhold, qualify or modify in a manner adverse to Siemens or Merger Sub, or resolve to or publicly propose to withdraw withhold, qualify or modify in a manner adverse to Siemens or Merger Sub, the recommendation that the stockholders of DRC approve the adoption of the merger agreement (the “Recommendation”), (ii) approve or publicly propose to approve any letter of intent, agreement in principle, acquisition agreement or other agreement (other than a confidentiality agreement pursuant to the provisions of the merger agreement) relating to any Alternative Proposal, (iii) approve or recommend, or resolve to or publicly propose to approve, endorse or recommend, any Alternative Proposal or (iv) or make any recommendation or public statement in connection with a tender offer or exchange offer other than as expressly permitted by the terms of the merger agreement (the actions described in clauses (i) through (iv) above being referred to as a “Change of Recommendation”).

Notwithstanding the foregoing, prior to approval by DRC stockholders of the merger, in response to an unsolicited Alternative Proposal that did not result from a material breach of the obligations described in the section entitled “—Non-Solicitation Covenant” beginning on page 68 of this proxy statement, if the DRC Board determines in good faith, after consultation with its financial advisors and outside legal counsel that:

•	such Alternative Proposal constitutes a Superior Proposal; and

•	the failure to take such action would be reasonably likely to result in a breach of its fiduciary duties under applicable law;

then the DRC Board may:

•	effect a Change of Recommendation; and/or

•	cause DRC to terminate the merger agreement and concurrently with such termination enter into a definitive agreement with respect such Superior Proposal;

provided that prior to taking any such action:

•	DRC provides Siemens three business days’ prior written notice of its intention to take such action, which notice is required to include any non-public information concerning DRC or any of its subsidiaries that is provided or made available to the third party making such Alternative Proposal or its representatives unless such non-public information has been previously provided or made available to Siemens. Each time any material revision or amendment to the terms of the Alternative Proposal determined to be a Superior Proposal is made, DRC must extend the three business day period for an additional three business days after notification of such change to Siemens;

•	during the applicable period described in the previous bullet (the “Takeover Notice Period”), DRC considers and discusses with Siemens in good faith any adjustments or modifications to the terms of the merger agreement proposed by Siemens; and

•	at the end of the Takeover Notice Period, the DRC Board again makes the determination in good faith, after consultation with its outside legal counsel and financial advisors (and after taking into account any adjustments or modifications proposed by Siemens during the Takeover Notice Period), that the Alternative Proposal continues to be a Superior Proposal.

Notwithstanding the foregoing, prior to approval by the DRC stockholders of the merger, the DRC Board may effect a Change of Recommendation in response to any event, change, effect, development, state of facts, condition or occurrence that materially affects:

•	the business, financial condition or results of operations of DRC and its subsidiaries, taken as a whole; or

•	the stockholders of DRC (including the benefits of the merger to DRC or the DRC stockholders),

in either case that:

•	is first occurring after the date of the merger agreement;

•	does not involve or relate to an Alternative Proposal or Siemens or its affiliates; and

•	is not known and was not reasonably foreseeable to the DRC Board as of the date of the merger agreement if, in each case:

•	DRC provides Siemens three business days’ prior written notice of its intention to take such action, which notice includes all material information with respect to any such events, changes, effects, developments, conditions or occurrences and a full description of the DRC Board’s rationale for such action;

•	during such three business day period described in the above bullet, DRC considers and discusses in good faith with Siemens and its representatives any adjustments or modifications to the terms of the merger agreement; and

•	at the end of the three business day period described in the first bullet, the DRC Board determines in good faith after consultation with its financial advisors and outside legal counsel (after taking into account any adjustments or modifications to the terms of the merger agreement proposed by Siemens during the period described in the first bullet) that the failure to take such action would be reasonably likely to result in a breach of its fiduciary duties under applicable law.

Required Efforts to Consummate the Merger

Subject to certain exceptions described below, Siemens, Merger Sub and DRC have agreed to use their respective best efforts (subject to, and in accordance with, applicable law) to promptly take all actions necessary under applicable laws to consummate and make effective the merger and the other transactions contemplated by the merger agreement, including (i) the obtaining of all necessary consents, approvals or waivers from third parties, (ii) the defending of any lawsuits or other legal proceedings challenging the merger agreement or the consummation of the transactions contemplated by the merger agreement and (iii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by the merger agreement; provided, however, that in no event will Siemens, DRC or any of their subsidiaries be required to pay prior to the effective time any fee, penalty or other consideration to any third party for any consent or approval required for the consummation of the transactions contemplated by the merger agreement under any contract or agreement.

Siemens has further agreed to use its best efforts, and to take promptly any and all steps necessary, to avoid and, if necessary, eliminate, each and every impediment under any regulatory law that may be asserted by any governmental entity, so as to enable the closing of the merger to occur as soon as possible (and in any event no later than December 31, 2015), including, but not limited to:

(i) providing information;

(ii) proposing, negotiating, committing to and/or effecting, by consent decree, hold separate orders, or otherwise, the sale, divesture or disposition of, or holding separate (through the establishment of a trust, proxy agreement, special security agreement, voting trust agreement or otherwise) such of Siemens’ (or any of its affiliates’) assets, properties or businesses or of DRC’s (or any of its affiliates’) assets, properties or businesses to be acquired by Siemens under the merger agreement, and the entrance into such other arrangements, in each case, as are necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any governmental entity or to effect the dissolution of any injunction, temporary restraining order or other order in any suit or proceeding, which would otherwise have the effect of materially delaying or preventing the consummation of the transaction contemplated by the merger agreement prior to December 31, 2015;

(iii) creating, terminating, or divesting relationships, ventures, contractual rights or obligations, including entering into, or offering or committing to enter into any supply agreements involving Siemens’ (or any of its affiliates’) or DRC’s products or restrictions on Siemens’ (or any of its affiliates’) or DRC’s businesses requested by any governmental entity, in each case, as are necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any governmental entity or effect the dissolution of any injunction, temporary restraining order or other order in any suit or proceeding, which would otherwise have the effect of materially delaying or preventing the consummation of the transactions contemplated by the merger agreement prior to December 31, 2015;

(iv) defending any claim asserted in court by any person that would restrain or prevent the closing of the merger from occurring prior to December 31, 2015; and

(v) taking all other actions necessary to consummate and make effective the transactions contemplated by the merger agreement, including taking all such further action as may be necessary to resolve any objections asserted by the United States Federal Trade Commission, the Antitrust Division of the DOJ, the President of the United States, CFIUS, the United States Department of Defense (including the Defense Security Service), the United States Department of Energy, state antitrust enforcement authorities or competition authorities of any other nation or other jurisdiction.

The merger agreement provides, however, that Siemens will not be required to commit to or effect any such action or agreement that is not conditioned upon the consummation of the transactions contemplated by the merger agreement.

In furtherance and not in limitation of the covenants described above, DRC and Siemens have agreed to:

(i) as promptly as reasonably practicable make their respective filings and thereafter make any other required submissions under the HSR Act;

(ii) cooperate with each other in (x) determining whether any filings are required to be made with, or consents, permits, authorizations, waivers or approvals are required to be obtained from, any third parties or other governmental entities in connection with the execution and delivery of the merger agreement and the consummation of the transactions contemplated by the merger agreement and (y) timely making all such filings and timely seeking all such consents, permits, authorizations or approvals; and

(iii) subject to applicable legal limitations and the instructions of any governmental entity, keep each other apprised of the status of matters relating to the completion of the transactions contemplated by the merger agreement, including promptly furnishing the other with copies of notices or other communications received by DRC or Siemens, as the case may be, or any of their respective subsidiaries, from any third party and/or any governmental entity with respect to such transactions.

Litigation Related to the Merger

DRC has agreed not to settle any shareholder litigation against DRC and/or its directors relating to the merger agreement, the merger or the other transactions contemplated by the merger agreement without Siemens’ prior consent (such consent not to be unreasonably withheld, conditioned or delayed) unless: (a) no equitable or injunctive relief is granted as part of such settlement, (b) such settlement is expressly permitted by the corresponding disclosure schedule to the merger agreement and (c) to the extent such parties are named in such litigation, such settlement includes an express, complete and unconditional release of Siemens, its subsidiaries and their respective directors, officers, employees and agents with respect to all claims asserted in such litigation to the extent applicable.

Employee Benefits Matters

Siemens has agreed to honor all existing employee benefit plans and compensation arrangements and agreements in accordance with their terms. In addition, Siemens has agreed for one year, beginning on the effective time of the merger, to provide or cause one of its affiliates to provide to each current and former employee of DRC and its subsidiaries who continues in employment with Siemens or one of its affiliates following the effective time of the merger (the “Company Employees”) base salary compensation and employee benefits that are no less favorable, in the aggregate, than the base salary compensation and employee and welfare benefits provided to such employees immediately before the effective time of the merger.

Siemens has agreed to provide or to cause the surviving corporation to provide to any Company Employee (i) who qualifies as an “eligible employee” (within the meaning of the Dresser-Rand Company Severance Pay Policy (or the corresponding applicable policy providing substantially similar benefits to employees of any other subsidiary of DRC) (collectively, the “Severance Plan”)) and (ii) whose employment terminates in a manner that qualifies such eligible employee as a “participant” (within the meaning of the Severance Plan) during the one-year period following the effective time of the merger, with severance benefits at the levels and pursuant to the terms of no less favorable than those provided under the Severance Plan as in effect as of the date of the merger agreement.

For all purposes (including purposes of vesting under any tax-qualified retirement plan, eligibility to participate and level of benefits) under the employee benefit plans of Siemens and its subsidiaries providing benefits to any Company Employee following the effective time of the merger (collectively, the “New Plans”) Siemens is required to credit each such Company Employee with his or her years of service with DRC and its subsidiaries and their respective predecessors before the effective time of the merger, to the same extent as such Company Employee was entitled, before the effective time of the merger, to credit for such service under any similar Old Plan (as defined below) in which such Company Employee participated immediately prior to the effective time of the merger (other than with respect to benefit accrual under any defined benefit pension plan or to the extent that its application would result in a duplication of benefits with respect to the same period of service). In addition, and without limiting the generality of the foregoing, to the extent permitted under the terms of the New Plans:

(A) Siemens is required to ensure that each such Company Employee is immediately eligible to participate, without any waiting time, in any New Plans applicable to such Company Employee to the extent that no waiting period would have applied under the corresponding benefit plan in which such Company Employee participated immediately before the effective time of the merger (such plans, collectively, the “Old Plans”); and

(B) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any such Company Employee, Siemens is required to cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Company Employee and his or her covered dependents, unless such conditions would not have been waived under the comparable Old Plans of DRC or its subsidiaries in which such Company Employee participated immediately prior to the effective time of the merger and Siemens has agreed to use commercially reasonable efforts to cause any eligible expenses incurred by such Company Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such Company Employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Company Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan, to the extent that such expenses were recognized for such purposes under the corresponding Old Plan(s).

For a period of one year following the effective time of the merger, Siemens has agreed to continue or cause the surviving corporation to continue DRC’s retiree welfare programs, including medical prescription drugs and retiree life insurance programs (the “DRC Retiree Welfare Programs”) on terms and conditions no less favorable, in the aggregate, than those in effect as of the effective time of the merger with respect to all Company Employees who (A) as of the time immediately prior to the effective time of the merger are receiving benefits under the DRC Retiree Welfare Programs or (B) as of the time immediately prior to the effective time of the merger would be eligible to receive benefits under the DRC Retiree Welfare Programs.

Directors’ and Officers’ Indemnification and Insurance

Siemens and Merger Sub have agreed that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors, officers or employees, as the case may be, of DRC or its subsidiaries as provided in their respective certificate of incorporation or by-laws or other organization documents or in any agreement that will survive the merger and continue in full force and effect. For a period of six years from the effective time, Siemens has agreed to, and has agreed to cause the surviving corporation to maintain in effect the exculpation, indemnification and advancement of expenses provisions of DRC’s and any if its subsidiaries’ certificate of incorporation and by-laws or similar organization documents in effect immediately prior to the effective time, and to not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the effective time were current or former directors, officers or employees of DRC or any of its subsidiaries; provided, however, that all rights to indemnification in respect of any actual or threatened claim or action made within such period will continue until the disposition or resolution of such claim or action. From and after the effective time agreement, Siemens has agreed to assume and guaranty each of the covenants described in this paragraph.

Siemens has agreed, and has agreed to cause the surviving corporation to, to the fullest extent permitted under applicable law, indemnify and hold harmless (and advance funds in respect of each of the foregoing) each current and former director, officer or employee of DRC or any of its subsidiaries and each person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (each, together with such person’s heirs, executors or administrators, an “Indemnified Party”) against any costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any Action, arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred whether before, at or after the effective time (including acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of DRC). In the event of any such Action, Siemens has agreed to, and has agreed to cause the surviving corporation to, cooperate with the Indemnified Party in the defense of any such Action.

For a period of six years from the effective time, Siemens has agreed to cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by DRC and its subsidiaries with respect to matters arising on or before the effective time; provided, however, that after the effective time, Siemens will not be required to pay annual premiums in excess of 300% of the last annual premium paid by DRC prior to the date of the merger agreement in respect of the coverages required by the merger agreement, but in such case will purchase as much coverage as reasonably practicable for such amount. Prior to the effective time, DRC may elect to purchase a six-year prepaid “tail” policy on terms and conditions providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by DRC and its subsidiaries with respect to matters arising on or before the effective time, covering without limitation the merger and the other transactions contemplated by the merger agreement. If DRC obtains such “tail” prepaid policy prior to the effective time, Siemens has agreed to cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the surviving corporation, and no other party shall have any further obligation to purchase or pay for insurance pursuant to the merger agreement.

Financing

Siemens and Merger Sub have represented and warranted that they have available, and will have available at the effective time, all funds necessary for the payment of the merger consideration and sufficient for the satisfaction of all of Siemens’ and Merger Sub’s obligations under the merger agreement.

Other Covenants

The merger agreement contains other covenants relating to access to information, publicity, and notices of certain events.

Conditions to the Completion of the Merger

The obligations of DRC, Siemens and Merger Sub to effect the merger are subject to the satisfaction or waiver (to the extent permitted by applicable law and other than the first condition below with respect to stockholder approval and adoption of the merger agreement which may not be waived by any party) at or prior to the effective time of each of the following conditions:

•	approval and adoption of the merger agreement by a majority of the votes cast by the holders of DRC common stock;

•	the absence of any injunction that has been entered and continues to be in effect by any court or other tribunal of competent jurisdiction that prohibits the consummation of the merger;

•	the receipt of all approvals and the expirations or terminations of waiting periods (including any extension thereof) required to be obtained or to have occurred under the HSR Act and under the regulatory laws of the required foreign jurisdictions, or any other jurisdiction in respect of which the parties mutually agree that, due to change in law: (i) a notification and approval or observation of waiting period is required under the regulatory laws of such jurisdiction and (ii) such notification and approval or observation of waiting period should be a condition to consummation of the merger; and

•	the receipt of the CFIUS Approval, which requires that CFIUS has determined that there are no unresolved national security concerns with respect to the merger and the other transactions contemplated by the merger agreement, that the transaction is not a covered transaction and not subject to review under applicable law or has sent a report to the President of the United States requesting the President’s decision on the CFIUS notice submitted by Siemens and DRC and either (1) the period under the Defense Production Act of 1950, as amended, during which the President may announce his decision to take action to suspend, prohibit or place any limitations on the merger or the other transactions contemplated by the merger agreement has expired without any such action being threatened, announced or taken or (2) the President has announced a decision not to take any action to suspend, prohibit or place any limitations on the merger or the other transactions contemplated by the merger agreement.

The obligations of DRC to effect the merger are also subject to the fulfillment of the following conditions:

•	each of the representations and warranties of Siemens and Merger Sub contained in the merger agreement (a) that are qualified by a “parent material adverse effect” qualifier (meaning the failure to be true would not, individually or in the aggregate, prevent or materially delay or materially impair the ability of Siemens or Merger Sub to consummate the merger and the other transactions contemplated by the merger agreement) shall be true and correct as so qualified as of the effective time as though made on and as of the effective time (except to the extent expressly made as of a specific date, in which case as of such specific date), and (b) that are not qualified by a “parent material adverse effect” qualifier shall be true and correct as of the effective time as though made on and as of the effective time (except to the extent expressly made as of a specific date, in which case as of such specific date), in each case except for any failure of such representations and warranties to be true and correct that would not, individually or in the aggregate, reasonably be expected to result in a parent material adverse effect;

•	the performance and compliance by Siemens in all material respects with all covenants required by the merger agreement to be performed or complied with by it prior to the effective time; and

•	the delivery by Siemens to DRC of a certificate, dated the effective time and signed by its chief executive officer or another senior officer, certifying that the conditions set forth in the above bullets have been satisfied.

The obligations of Siemens and Merger Sub to effect the merger are also subject to the fulfillment of the following conditions:

•	each of DRC’s representations and warranties (i) with respect to our capitalization, outstanding equity awards and stock plans, and outstanding compensatory equity awards being true and correct in all but de minimis respects (ii) contained in the remainder of the merger agreement and qualified by a company material adverse effect qualifier shall be true and correct as so qualified as of the effective time as though made on and as of the effective time (except to the extent expressly made as of a specific date, in which case as of such specific date) and (iii) contained in the remainder of the merger agreement and not qualified by a company material adverse effect qualifier, being true and correct except for any failure of such representations and warranties to be true and correct that would not, individually or in the aggregate, reasonably be expected to result in a company material adverse effect, in each case as of the effective time as though made on and as of the effective time (except to the extent expressly made as of a specific date, in which case as of such specific date);

•	the performance and compliance by DRC and its subsidiaries in all material respects with all covenants required by the merger agreement to be performed or complied with by them prior to the effective time; and

•	the delivery by DRC to Siemens of a certificate, dated the effective time and signed by its chief executive officer or another senior officer, certifying that the conditions set forth in the above bullets have been satisfied.

Provisions Related to Stockholder Rights Plan

On September 21, 2014, DRC adopted a rights plan (the “Rights Plan”) and declared a dividend distribution of one right for each outstanding share of DRC common stock, payable to holders of record as of the close of business on October 2, 2014.

The Rights Plan imposes a significant penalty upon any “Acquiring Person”, which means a person or group that acquires 10% or more of the outstanding shares of DRC common stock without the approval of the DRC Board. The Rights Plan also provides that if a stockholder’s beneficial ownership of shares of DRC common stock on the date the Rights Plan was executed is at or above the 10% threshold, that stockholder’s then existing ownership percentage would be grandfathered, but the rights would become exercisable if at any time after such execution the stockholder obtains beneficial ownership of additional shares of DRC common stock representing at least 1.00% of the shares of DRC common stock then outstanding, other than as a result of repurchases of shares of DRC common stock by DRC or certain inadvertent acquisitions. DRC may not, without Siemens’ prior written consent, amend or waive any provision of the Rights Plan or redeem any of the rights issued under the Rights Plan; provided, however, that the DRC Board may amend or waive any provision of the Rights Plan or redeem such rights to the extent that: (i) (A) the DRC Board determines in good faith, after having consulted with the its outside legal counsel, that the failure to amend such Rights Plan, waive such provision or redeem such rights would be reasonably likely to result in a breach of its fiduciary duties under applicable law and (B) DRC provides Siemens with written notice of DRC’s intent to take such action at least three (3) business days before taking such action; or (ii) a court of competent jurisdiction orders DRC to take such action or issues an injunction mandating such action.

The distribution date under the Rights Plan will not occur, and no rights will be exercisable, solely as a result of the consummation of the merger and other transactions contemplated by the merger agreement (including any amendments thereto) or related transactions.

Additional information about the Rights Plan may be found under Items 1.01 and 3.03 in DRC’s Current Report on Form 8-K filed with the SEC on September 23, 2014.

Termination of the Merger Agreement

Mutual Termination Right

The merger agreement may be terminated and abandoned at any time prior to the effective time by the mutual written consent of DRC and Siemens.

Termination Rights Exercisable by Either DRC or Siemens

The merger agreement may also be terminated by either DRC or Siemens if:

•	the effective time has not occurred on or before December 31, 2015; provided, however, that the party seeking to terminate the merger agreement has not breached in any material respect its obligations under the merger agreement in any manner that caused the failure to consummate the merger on or before such date;

•	an injunction has been entered by a governmental entity or a decision has been issued or promulgated by CFIUS or the President of the United States that, in each case, permanently restrains, enjoins, suspends or otherwise prohibits the consummation of the merger and such injunction has become final and non-appealable or such decision has become final; provided that neither Siemens nor DRC may terminate the merger agreement unless such party has used its best efforts to remove such injunction and neither party may terminate the merger agreement unless it is in material compliance with its obligations described above in “—Required Efforts to Consummate the Merger” beginning on page 71 of this proxy statement; and

•	the DRC stockholder meeting (including any adjournments or postponements thereof) has concluded and the DRC stockholder approval has not been obtained.

DRC Termination Rights

DRC may also terminate the merger agreement if:

•	Siemens has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the agreement, which breach or failure to perform (i) would result in a failure of a condition to the consummation of the merger and (ii) cannot be cured by December 31, 2015, provided that DRC has given Siemens written notice, delivered at least 30 days prior to such termination, stating DRC’s intention to terminate the agreement pursuant to this termination right and the basis for such termination (provided, however, that DRC is not then in breach of any representation, warranty, covenant or other agreement that would give rise to a failure of a condition to the consummation of the merger).

Siemens Termination Rights

Siemens may also terminate the merger agreement if:

•

DRC has (i) breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the merger agreement, which breach or failure to perform (x) would result in a failure of a condition to the consummation of the merger and (y) cannot be cured by December 31, 2015, provided that Siemens has given DRC written notice, delivered at least 30 days prior to such termination, stating Siemens’ intention to terminate the merger agreement pursuant to this termination right and the basis for such termination; or (ii) materially breached any of its obligations under the covenant described in the section entitled “—Non-Solicitation Covenant” beginning on page 68 of this proxy statement, which breach results in an Alternative Proposal (provided, however, in each case that Siemens is not then in breach of any representation, warranty, covenant or other agreement that would give rise to a failure of a condition to the merger to be satisfied by Siemens).

The merger agreement may be terminated and abandoned by DRC, prior to the DRC stockholder approval if, concurrently with such termination DRC enters into a definitive acquisition agreement with a third party with respect a Superior Proposal in accordance with the terms of the merger agreement.

The merger agreement may be terminated by Siemens, in the event that the DRC Board has (i) failed to recommend that the stockholders of DRC approve the adoption of the merger agreement or at all times to include such recommendation in this proxy statement or (ii) effected a Change of Recommendation, whether or not permitted by the terms of the merger agreement.

Termination Fee Payable by DRC

DRC has agreed to pay to Siemens a termination fee of $200 million in cash in the following circumstances:

•	in the event that after the date of the merger agreement and prior to the termination of the merger agreement, an Alternative Proposal that constitutes a “Qualifying Transaction” (which is an Alternative Proposal measured at a 50% threshold rather than a 20% threshold) is made and;

•	(1) such Qualifying Transaction was publicly proposed and not withdrawn at least 10 business days before the date of the special meeting, (2) either DRC or Siemens terminates the merger agreement because DRC stockholders have failed to approve the merger and (3) DRC enters into a definitive agreement for any Qualifying Transaction within 12 months following such termination; or

•	(1) Siemens terminates the merger agreement because DRC has materially breached the merger agreement in a manner that cannot be cured by December 31, 2015 (or has materially breached the non-solicit obligation and such breach has resulted in an Alternative Proposal) and (2) DRC enters into a definitive agreement for any Qualifying Transaction within 12 months following such termination;

•	in the event the merger agreement is terminated by DRC in order that DRC enters into an alternative acquisition agreement that constitutes a Superior Proposal; and

•	in the event the merger agreement is terminated by Siemens because the DRC Board has failed to make its recommendation in favor of the merger, failed at all times to include its recommendation of the merger in this proxy statement or effected a change of its recommendation in favor of the merger, whether or not permitted by the terms of the merger agreement.

In no event will DRC be obligated to pay such $200 million termination fee on more than one occasion.

Termination Fee Payable by Siemens

Siemens has agreed to pay to DRC a termination fee of $400 million in cash in the following circumstances:

•	in the event the merger agreement is terminated by Siemens or DRC if the merger has not been consummated by December 31, 2015 and, at the time of such termination all of the conditions to the consummation of the merger have been or are capable of being satisfied (other than the receipt of required regulatory approvals, including CFIUS approval); or

•	in the event the merger agreement is terminated by Siemens or DRC as the result of a proceeding brought by a Governmental Entity or a decision issued or promulgated by CFIUS or the President of the United States.

Under no circumstances or events will Siemens be obligated to pay such $400 million termination fee on more than one occasion.

Exclusive Remedy

The merger agreement provides that DRC and Siemens may seek to compel the other party to specifically perform its obligations under the merger agreement and/or seek damages should such other party willfully breach its obligations under the merger agreement.

The merger agreement also provides that upon the request by DRC that Siemens pay the Siemens termination fee and the subsequent payment by Siemens to DRC of the Siemens termination fee, such payment will be the sole and exclusive remedy of DRC with respect to the termination of the merger agreement and that upon request by Siemens that DRC pay the DRC termination fee and the subsequent payment by DRC to Siemens of the DRC termination fee, such payment will be the sole and exclusive remedy of Siemens with respect to the termination of the merger agreement.

Fees and Expenses

All costs and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement generally will be paid by the party incurring such costs or expenses.

Amendments, Waivers

At any time prior to the effective time, the parties may modify or amend the merger agreement or waive any condition to the consummation of the merger, except that after the DRC stockholder approval has been obtained, if any such amendment or waiver, by applicable law or in accordance with NYSE rules and regulations, requires further approval of the stockholders, the effectiveness of such amendment or waiver will be subject to the approval of the DRC stockholders.

Governing Law and Venue, Waiver of Jury Trial

The parties agreed that the merger agreement will be governed by Delaware law, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Each party agreed to irrevocably and unconditionally submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware) for purposes of any suit, action or other proceeding arising out of the merger agreement or the transactions contemplated by the merger agreement. Each party further irrevocably and unconditionally waived any right such party may have to a trial by jury with respect to any action, suit or proceeding directly or indirectly arising out of or relating to the merger agreement or the transactions contemplated by the merger agreement.

VOTE ON ADJOURNMENT (PROPOSAL 2)

DRC stockholders are being asked to approve a proposal that will give us authority, as permitted under the terms of the merger agreement, to adjourn the special meeting for the purpose of soliciting additional proxies in favor of the proposal to approve and adopt the merger agreement if there are not sufficient votes at the time of the special meeting to approve and adopt the merger agreement. If this adjournment proposal is approved, the special meeting could be adjourned by the DRC Board as permitted under the terms of the merger agreement to any date. In addition, the DRC Board, as permitted under the terms of the merger agreement, could postpone the special meeting before it commences, whether for the purpose of soliciting additional proxies or for other reasons. If the special meeting is adjourned for the purpose of soliciting additional proxies, stockholders who have already submitted their proxies will be able to revoke them at any time prior to their use. If you sign and return a proxy and do not indicate how you wish to vote on any proposal, or if you sign and return a proxy and you indicate that you wish to vote in favor of the proposal to approve and adopt the merger agreement but do not indicate a choice on the adjournment proposal, your shares will be voted in favor of the adjournment proposal. However, if you indicate that you wish to vote against the proposal to approve and adopt the merger agreement, your shares will only be voted in favor of the adjournment proposal if you indicate that you wish to vote in favor of that proposal. DRC does not intend to call a vote on this proposal if Proposal 1 has been approved at the special meeting.

If a quorum does not exist, the holders of a majority of the shares of DRC common stock present at the special meeting, in person or by proxy, may adjourn the special meeting to another place, date or time. If a quorum exists, but there are not enough affirmative votes to approve and adopt the merger agreement, the special meeting may be adjourned by the affirmative vote of a majority of the votes cast at the special meeting.

The DRC Board unanimously recommends a vote “FOR” the adjournment proposal.

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER MERGER-RELATED COMPENSATION ARRANGEMENTS (PROPOSAL 3)

As required by Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, DRC is required to submit a proposal to DRC stockholders for a non-binding, advisory vote to approve certain compensation that may be paid or become payable to the named executive officers of DRC that is based on or otherwise relates to the merger, as determined in accordance with Item 402(t) of Regulation S-K. This compensation is summarized in the table under “The Merger—Interests of DRC’s Directors and Executive Officers in the Merger—Golden Parachute Compensation” beginning on page 58 of this proxy statement, including the footnotes to the table. This proposal is commonly known as “say-on-golden parachutes”, and we refer to it as the named executive officer merger-related compensation proposal.

The DRC Board encourages you to review carefully the named executive officer merger-related compensation information disclosed in this proxy statement.

The DRC Board unanimously recommends that the stockholders of DRC approve the following resolution:

“RESOLVED, that the stockholders of DRC hereby approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to DRC’s named executive officers that is based on or otherwise relates to the merger as disclosed pursuant to Item 402(t) of Regulation S-K in the Golden Parachute Compensation table and the footnotes to that table.”

The vote on the named executive officer merger-related compensation proposal is a vote separate and apart from the vote on the proposal to approve and adopt the merger agreement. Accordingly, you may vote to approve and adopt the merger agreement and vote not to approve the named executive officer merger-related compensation proposal and vice versa. Because the vote on the named executive officer merger-related compensation proposal is advisory only, it will not be binding on either DRC or Siemens. Accordingly, if the merger agreement is approved and adopted and the merger is completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the non-binding, advisory vote of DRC stockholders.

The above resolution approving the merger-related compensation of DRC’s named executive officers on an advisory basis will require the affirmative vote of a majority of shares cast, either in person or by proxy (provided a quorum is present in person or by proxy).

The DRC Board unanimously recommends a vote “FOR” the named executive officer merger-related compensation proposal.

MARKET PRICES OF DRC COMMON STOCK

DRC common stock is listed on the NYSE under the symbol “DRC”. The following table sets forth on a per share basis the low and high closing sale prices of DRC common stock as reported in published financial sources. As of the close of business on October 17, 2014, DRC had 76,651,104 shares of DRC common stock issued and outstanding.

	Common Stock Price
Quarter	High	Low
2012
First Quarter	$54.61	$46.39
Second Quarter	$48.93	$41.13
Third Quarter	$55.54	$43.93
Fourth Quarter	$56.14	$49.28
2013
First Quarter	$63.24	$55.99
Second Quarter	$65.31	$53.20
Third Quarter	$66.68	$59.84
Fourth Quarter	$63.48	$56.15
2014
First Quarter	$59.61	$53.47
Second Quarter	$63.73	$57.32
Third Quarter	$82.61	$57.80

The closing price of DRC common stock on the NYSE on October 17, 2014, the most recent practicable date prior to the date of this proxy statement, was $80.75 per share. You are encouraged to obtain current market prices of DRC common stock in connection with voting your shares of DRC common stock.

APPRAISAL RIGHTS

If you do not vote for the adoption of the merger agreement at the special meeting of stockholders, and you make a written demand for appraisal prior to the taking of the vote on the adoption of the merger agreement and otherwise comply with the applicable statutory procedures of Section 262 of the DGCL, summarized herein, you may be entitled to appraisal rights under Section 262 of the DGCL. In order to exercise and perfect appraisal rights, a record holder of shares of DRC common stock must follow the procedures set forth in Section 262 of the DGCL, which are summarized below, properly and in a timely manner.

Section 262 of the DGCL is reprinted in its entirety as Annex D to this proxy statement. Set forth below is a summary description of Section 262 of the DGCL. The following summary describes the material aspects of Section 262 of the DGCL and the law relating to appraisal rights, and is qualified in its entirety by reference to Annex D. All references in Section 262 of the DGCL and this summary to “stockholder” are to the record holder of shares of DRC common stock. Any stockholder who wishes to exercise appraisal rights, or who wishes to preserve such stockholder’s right to do so, should review the following discussion and Annex D to this proxy statement carefully because failure to comply strictly with the procedures set forth in Section 262 of the DGCL will result in the loss of appraisal rights. The following summary does not constitute any legal or other advice nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262 of the DGCL.

Under the DGCL, holders of shares of DRC common stock who follow the procedures set forth in Section 262 of the DGCL will be entitled, in lieu of receiving the merger consideration, to have their shares appraised by the Delaware Court of Chancery (the “Court of Chancery”) and to receive payment in cash of the “fair value” of those shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid on the amount determined to be the fair value.

Under Section 262 of the DGCL, when a merger agreement relating to a proposed merger is to be submitted for adoption at a meeting of stockholders, as in the case of the special meeting, the corporation, not less than 20 days prior to such meeting, must notify each of its stockholders who was a stockholder on the record date for notice of such meeting with respect to such shares for which appraisal rights are available that appraisal rights are so available, and must include in each such notice a copy of Section 262 of the DGCL. This proxy statement constitutes such notice to the holders of DRC common stock and Section 262 of the DGCL is attached to this proxy statement as Annex D and incorporated herein by reference. Any stockholder who wishes to exercise such appraisal rights or who wishes to preserve his or her right to do so should review the following discussion and Annex D carefully, because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights under the DGCL.

If you wish to exercise appraisal rights in accordance with Section 262 of the DGCL, you must not vote for the adoption of the merger agreement and you must deliver to DRC, before the vote on the proposal to adopt the merger agreement, a written demand for appraisal of your shares of DRC common stock. If you sign and return a proxy card or vote by submitting a proxy via the internet or by telephone, without abstaining or expressly directing that your shares of DRC common stock be voted against the adoption of the merger agreement, you will effectively waive your appraisal rights with respect to shares represented by the proxy because such shares will be voted for the adoption of the merger agreement. Accordingly, if you desire to exercise and perfect appraisal rights with respect to any of your shares of DRC common stock, you must either refrain from executing and returning the enclosed proxy card and from voting in person, or submitting a proxy via the internet or by telephone, in favor of the proposal to adopt the merger agreement or check either the “against” or the “abstain” box next to the proposal on such card or vote in person or by submitting a proxy via the internet or by telephone against the proposal or register in person an abstention with respect thereto. A vote or proxy against the adoption of the merger agreement will not, in and of itself, constitute a demand for appraisal.

A demand for appraisal will be sufficient if it reasonably informs DRC of the identity of the stockholder and that such stockholder intends thereby to demand appraisal of such stockholder’s shares of DRC common stock.

This written demand for appraisal must be separate from any proxy or vote abstaining from or voting against the adoption of the merger agreement. If you wish to exercise your appraisal rights you must be the record holder of such shares of DRC common stock on the date the written demand for appraisal is made and you must continue to hold such shares through the effective time of the merger. Accordingly, a stockholder who is the record holder of shares of DRC common stock on the date the written demand for appraisal is made, but who thereafter transfers such shares prior to the effective time of the merger, will lose any right to appraisal in respect of such shares.

Only a stockholder of record is entitled to assert appraisal rights for the shares of DRC common stock registered in that stockholder’s name. A demand for appraisal must be executed by or on behalf of the stockholder of record, fully and correctly, as the holder’s name appears on the stock certificates, or in the case of uncertificated shares, as the holder’s name appears on the stockholder register, and must state that such person intends thereby to demand appraisal of his, her or its shares. If the shares are owned of record in a fiduciary capacity, such as by a broker, bank, trust or other nominee, execution of the demand for appraisal must be made by the fiduciary in that capacity, and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be executed by or on behalf of all joint owners. An authorized agent, including one for two or more joint owners, may execute the demand for appraisal on behalf of a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for such owner or owners.

A record holder such as a broker, bank, trust or other nominee who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares of DRC common stock held for one or more beneficial owners while not exercising such rights with respect to the shares held for other beneficial owners; in such case, the written demand must set forth the number of shares as to which appraisal is sought. If the number of shares of DRC common stock is not expressly stated, the demand will be presumed to cover all shares held in the name of the record owner.

Beneficial owners who are not record owners and who intend to exercise appraisal rights should instruct the record owner to comply strictly with the statutory requirements with respect to the exercise of appraisal rights before the vote on the adoption of the merger agreement at the special meeting of stockholders. A holder of shares held in “street name” who desires appraisal rights with respect to those shares must take such actions as may be necessary to ensure that a timely and proper demand for appraisal is made by the record owner of the shares. Shares held through brokerage firms, banks and other financial institutions are frequently deposited with and held of record in the name of a nominee of a central security depositary, such as Cede & Co., The Depository Trust Company’s nominee. Any holder of shares desiring appraisal rights with respect to such shares who held such shares through a brokerage firm, bank, trust, custodian or other nominee is responsible for ensuring that the demand for appraisal is made by the record holder. The stockholder should instruct such firm, bank, trust, custodian or institution that the demand for appraisal must be made by the record holder of the shares, which might be the nominee of a central security depositary if the shares have been so deposited. If you hold your shares in an account with a broker, bank, trust, custodian or other nominee and wish to exercise your appraisal rights, you are urged to consult with your broker, bank, trust, custodian or other nominee to determine the appropriate procedures for the making of a demand for appraisal.

All written demands for appraisal of shares of DRC common stock must be mailed or delivered to DRC’s Secretary at our principal executive offices at West8 Tower, Suite 1000, 10205 Westheimer Road, Houston, Texas 77042, Attention: Secretary, prior to the vote on the adoption of the merger agreement.

Within 10 days after the effective time of the merger, DRC, as the surviving corporation in the merger, will notify each stockholder who has properly asserted appraisal rights under Section 262 of the DGCL and has not voted for the adoption of the merger agreement of the effective time. Within 120 days after the effective time, but not thereafter, DRC, as the surviving corporation in the merger, or any stockholder who has complied with the statutory requirements summarized above, may commence an appraisal proceeding by filing a petition in the

Court of Chancery demanding a determination of the fair value of the shares of DRC common stock held by all such stockholders. If no such petition is filed, appraisal rights will be lost for all stockholders who had previously demanded appraisal of their shares. DRC is not under any obligation, and has present intention, to file a petition with respect to appraisal of the value of the shares. Accordingly, if you wish to exercise your appraisal rights, you should regard it as your obligation to take all steps necessary to perfect your appraisal rights in the manner prescribed in Section 262 of the DGCL (including filing such a petition with the Court of Chancery).

Within 120 days after the effective date of the merger, any stockholder who has complied with the provisions of Section 262 of the DGCL will be entitled, upon written request, to receive from DRC, as the surviving corporation in the merger, a statement setting forth the aggregate number of shares of DRC common stock not voted in favor of the adoption of the merger agreement and with respect to which demands for appraisal were received, and the aggregate number of holders of such shares. Such statement will be mailed within ten days after the written request therefor has been received by DRC, as the surviving corporation in the merger, or within ten days after expiration of the period for delivery of appraisal demands, whichever is later. A person who is the beneficial owner of DRC common stock held either in a voting trust or by a broker, bank, trust or other nominee on behalf of such person may, in such person’s own name, file an appraisal petition or request from DRC, as the surviving corporation, the statement described in this paragraph.

If a petition for an appraisal is timely filed and a copy thereof served upon DRC, then as the surviving corporation in the merger, DRC will be obligated, within 20 days, to file with the Delaware Register in Chancery (the “Register in Chancery”) a duly verified list containing the names and addresses of all stockholders who have demanded appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as required by the Court of Chancery, the Court of Chancery is empowered to conduct a hearing on such petition to determine those stockholders who have complied with Section 262 of the DGCL and who have become entitled to appraisal rights thereunder. The Court of Chancery may require the stockholders who demanded appraisal rights and who hold stock certificates representing shares of DRC common stock to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding; and if any stockholder fails to comply with such direction, the Court of Chancery may dismiss the proceeding as to such stockholder.

After the Court of Chancery determines which stockholders are entitled to appraisal, the appraisal proceeding will be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Court of Chancery will determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. Unless the Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective date through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date and the date of payment of the judgment. If you are considering seeking appraisal, you should be aware that the fair value of your shares as determined under Section 262 of the DGCL could be more than, the same as or less than the merger consideration you are entitled to receive pursuant to the merger agreement if you did not seek appraisal of your shares, and that investment banking opinions as to the fairness from a financial point of view of the merger consideration to be paid in the merger are not necessarily opinions as to fair value under Section 262 of the DGCL. Although DRC believes that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Court of Chancery. Neither Siemens nor DRC anticipate offering more than the merger consideration to be paid in the merger to any stockholder exercising appraisal rights, and reserve the right to assert, in any appraisal proceeding, that for purposes of Section 262 of the DGCL, the “fair value” of a share of DRC common stock is less than the merger consideration to be paid in the merger.

In determining “fair value” of shares, the Court of Chancery will take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court has stated that such factors include “market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or which could be ascertained as of the date of the merger and which throw any light on future prospects of the merged corporation.” In Weinberger, the Delaware Supreme Court stated, among other things, that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered in an appraisal proceeding. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 of the DGCL to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” In addition, the Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter’s exclusive remedy.

The Court of Chancery will direct the payment of the fair value of the shares of DRC common stock for which appraisal rights have been properly exercised and perfected, together with interest, if any, by the surviving corporation to the stockholders entitled thereto. The Court of Chancery will determine the amount of interest, if any, to be paid on the amounts to be received by persons whose shares of DRC common stock have been appraised. The costs of the action (which do not include attorneys’ fees or expert fees or expenses) may be determined by the Court of Chancery and taxed upon the parties as the Court of Chancery deems equitable. The Court of Chancery may also order that all or a portion of the expenses incurred by any stockholder in connection with an appraisal, including reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all of the shares entitled to appraisal. In the absence of such determination or assessment, each party bears its own expenses.

Any stockholder who has duly demanded and perfected an appraisal in compliance with Section 262 of the DGCL will not, after the effective time of the merger, be entitled to vote his or her shares for any purpose or be entitled to the payment of dividends or other distributions thereon, except dividends or other distributions payable to holders of record of shares of DRC common stock as of a date prior to the effective time of the merger.

At any time within 60 days after the effective date of the merger, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party will have the right to withdraw his or her demand for appraisal and to accept the cash payment for his or her shares offered under the merger agreement. After this period, a stockholder may withdraw his or her demand for appraisal only with the written consent of DRC, as the surviving corporation in the merger. If no petition for appraisal is filed with the Court of Chancery within 120 days after the effective date of the merger, a stockholder’s right to appraisal will cease and he or she will be entitled to receive the cash payment for his or her shares pursuant to the merger agreement, as if such stockholder had not demanded appraisal of the shares. Inasmuch as the parties to the merger agreement have no obligation to file such a petition, and have no present intention to do so, any stockholder who desires that such petition be filed is advised to file it on a timely basis. No appraisal proceeding timely filed in the Court of Chancery demanding appraisal will be dismissed as to any stockholder without the approval of the Court of Chancery, and such approval may be conditioned on such terms as the Court of Chancery deems just; however, this will not affect the right of any stockholder who has not commenced an appraisal proceeding or joined a proceeding as a named party to withdraw his or her demand for appraisal and accept the merger consideration offered under the merger agreement within 60 days after the effective date, as described in the first sentence of this paragraph.

If you properly demand appraisal of your shares of DRC common stock under Section 262 of the DGCL and you fail to perfect, or effectively withdraw or lose, your right to appraisal as provided in the DGCL, your shares of DRC common stock will be converted into the right to receive the merger consideration under the merger agreement. You will fail to perfect, or effectively lose or withdraw, your right to appraisal if, among other things, no petition for appraisal is filed within 120 days after the effective date. In addition, a stockholder may withdraw his or her demand for appraisal in accordance with Section 262 of the DGCL and accept the merger consideration offered under the merger agreement as described above.

If you desire to exercise your appraisal rights in accordance with Section 262 of the DGCL, you must not vote for adoption of the merger agreement and you must strictly comply with the procedures set forth in Section 262 of the DGCL.

In view of the complexity of Section 262 of the DGCL, stockholders who wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

The foregoing is a brief summary of Section 262 of the DGCL that sets forth the procedures for demanding statutory appraisal rights. This summary is qualified in its entirety by reference to Section 262 of the DGCL, a copy of the text of which is attached as Annex D to this proxy statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table and accompanying footnotes show information regarding the beneficial ownership of DRC common stock as of September 30, 2014, by (i) each person who is known by us beneficially to own more than 5% of the outstanding common stock, (ii) each of our directors, (iii) each named executive officer and (iv) all directors and executive officers as a group. Unless otherwise indicated, the address of each person named in the table below is c/o Dresser-Rand Group Inc., West8 Tower, Suite 1000, 10205 Westheimer Road, Houston, Texas 77042

Name	Shares of DRC Common Stock Beneficially Owned(1)	Percentage of Common %(2)
Janus Capital Management LLC(3)	8,652,663	11.3
BlackRock, Inc.(4)	8,030,571	10.5
Iridian Asset Management LLC(5)	5,623,301	7.3
The Vanguard Group, Inc.(6)	4,186,242	5.5
William E. Macaulay	94,674	*
Rita V. Foley	12,489	*
Louis A. Raspino	23,480	*
Philip R. Roth	19,282	*
Stephen A. Snider(7)	11,615	*
Michael L. Underwood	17,170	*
Vincent R. Volpe Jr.(8)	1,108,078	1.5
Joseph C. Winkler III(9)	24,634	*
Mark F. Mai(10)	143,647	*
Christopher Rossi(11)	105,951	*
Jan Kees van Gaalen(12)	7,995	*
Jerome T. Walker(13)	83,751	*
Mark E. Baldwin(14)	—	—
All directors, and executive officers as a group (17 persons)(15)	1,760,358	2.3

*	Less than 1% of outstanding common stock.
(1)	The number of shares beneficially owned by each entity or individual is determined under SEC rules, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, each entity or individual is considered the beneficial owner of any shares as to which they have the sole or shared voting power or investment power. These persons are also deemed under the same rules to beneficially own any shares that they have the right to acquire as of September 30, 2014, or within 60 days from that date, through the exercise of stock options or other similar rights. None of our directors or executive officers has pledged as security any of the shares they beneficially own. Unless otherwise indicated, each person has sole investment and voting power (or, under applicable marital property laws, shares these powers with his or her spouse) with respect to the shares shown in the table.
(2)	Ownership percentage is reported based on 76,650,843 shares of common stock outstanding on September 30, 2014, plus, as to the holder thereof only and no other person, the number of shares (if any) that the person has the right to acquire as of September 30, 2014, or within 60 days from that date through the exercise of stock options or other similar rights.
(3)	Reflects beneficial ownership of 8,652,663 shares of our common stock by Janus Capital Management LLC, a Delaware limited liability company (“Janus”). This information was reported on a Schedule 13G/A filed with the SEC on February 14, 2014, in which Janus reported sole voting power and sole dispositive power over 8,652,663 shares of our common stock. Janus reported its direct ownership of a 96.74% stake in INTECH Investment Management (“INTECH”) and a 99.61% stake in Perkins Investment Management LLC (“Perkins”). Janus, INTECH and Perkins are registered investment advisers furnishing investment advice to various investment companies and their beneficial holdings are aggregated for purposes of the shares reported in the table. Janus also reported that, as a result of its role as investment adviser or sub-adviser to several investment companies, it may be deemed to beneficially own 8,652,663 shares of our common stock. The principal business address of Janus is 151 Detroit Street, Denver, Colorado 80206.

(4)	Reflects beneficial ownership of 8,030,571 shares of our common stock by BlackRock, Inc., a Delaware corporation (“BlackRock”). This information was reported on a Schedule 13G/A filed by BlackRock with the SEC on January 10, 2014. BlackRock reports sole voting and dispositive power with respect to all such shares. BlackRock is the parent holding company of BlackRock (Luxembourg) S.A., BlackRock Advisors (UK) Limited, BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management North Asia Limited, BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Fund Management Ireland Limited, BlackRock Institutional Trust Company, N.A., BlackRock International Limited, BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Ltd, and BlackRock Investment Management, LLC. The principal business address of BlackRock is 40 East 52nd Street, New York, NY 10022.
(5)	Reflects beneficial ownership of 5,623,301 shares of our common stock by Iridian Asset Management LLC, a Delaware limited liability company (“Iridian”), David L. Cohen, a U.S. citizen (“Cohen”) and Harold J. Levy, a U.S. citizen (“Levy”) (collectively, the “Reporting Persons”). This information was reported on a Schedule 13G/A filed with the SEC on February 4, 2014. Iridian is majority owned by Arovid Associates LLC, a Delaware limited liability company owned and controlled by the following: 12.5% by Cohen; 12.5% by Levy; 37.5% by LLMD LLC, a Delaware limited liability company owned 1% by Cohen, and 99% by a family trust controlled by Cohen; and 37.5% by ALHERO LLC, a Delaware limited liability company owned 1% by Levy and 99% by a family trust controlled by Levy. Iridian has direct beneficial ownership of the shares of common stock in the accounts for which it serves as the investment adviser under its investment management agreements. Messrs. Cohen and Levy may be deemed to possess beneficial ownership of the shares of common stock beneficially owned by Iridian by virtue of their indirect controlling ownership of Iridian, and by having the power to vote and direct the disposition of shares of common stock as joint Chief Investment Officers of Iridian. Messrs. Cohen and Levy disclaim beneficial ownership of such shares. The Reporting Persons have the shared power to vote or direct the vote, and to dispose or direct the disposition, of 5,623,301 shares of common stock. The principal business address of the Reporting Persons is 276 Post Road West, Westport, CT 06880-4704.
(6)	Reflects beneficial ownership of 4,186,242 shares of our common stock by The Vanguard Group, Inc., an investment adviser and Pennsylvania corporation (“Vanguard Group”). This information was reported on a Schedule 13G filed with the SEC on February 12, 2014, in which Vanguard Group reported sole voting power over 47,451 shares of our common stock, sole dispositive power over 4,143,891 shares of our common stock, and shared dispositive power over 42,351 shares of our common stock. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard Group, is the beneficial owner of 42,351 shares of our common stock as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of Vanguard Group, is the beneficial owner of 5,100 shares of our common stock as a result of its serving as investment manager of Australian investment offerings. The principal business address of Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.
(7)	Includes 6,079 restricted stock units the receipt of which has been deferred.
(8)	Includes beneficial ownership of (i) 175,271 shares held indirectly through a trust, (ii) 17,680 shares held indirectly through VCSC Investments LLC, and (iii) 636,537 shares subject to options that are exercisable as of September 30, 2014, or vest within 60 days from that date.
(9)	Includes 7,810 restricted stock units the receipt of which has been deferred.
(10)	Includes beneficial ownership of 111,544 shares subject to options that are exercisable as of September 30, 2014, or vest within 60 days from that date.
(11)	Includes beneficial ownership of 63,827 shares subject to options that are exercisable as of September 30, 2014, or vest within 60 days from that date.
(12)	Includes beneficial ownership of 6,799 shares subject to options that are exercisable as of September 30, 2014, or vest within 60 days from that date.
(13)	Includes beneficial ownership of 57,068 shares subject to options that are exercisable as of September 30, 2014, or vest within 60 days from that date.
(14)	Mr. Baldwin retired effective April 30, 2013. Mr. Baldwin owned no shares of DRC common stock or options to purchase DRC common stock as of December 31, 2013.
(15)	Includes beneficial ownership of 923,121 shares subject to options that are exercisable as of September 30, 2014, or vest within 60 days from that date.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following is a general discussion of the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of DRC common stock whose shares are exchanged for the merger consideration pursuant to the merger. This discussion is based on the provisions of the Code, applicable U.S. Treasury regulations, judicial opinions, and administrative rulings and published positions of the Internal Revenue Service, each as in effect as of the date hereof. These authorities are subject to change, possibly on a retroactive basis, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, nor does it address any tax considerations under state, local or foreign laws or U.S. federal laws other than those pertaining to the U.S. federal income tax. This discussion is not binding on the Internal Revenue Service or the courts and, therefore, could be subject to challenge, which could be sustained. No ruling is intended to be sought from the Internal Revenue Service with respect to the merger.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of DRC common stock that is:

•	a citizen or individual resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	a trust if (1) a court within the United States is able to exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (2) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•	an estate the income of which is subject to U.S. federal income tax regardless of its source.

This discussion applies only to U.S. holders of shares of DRC common stock who hold such shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that may be relevant to a holder in light of its particular circumstances, or that may apply to a holder that is subject to special treatment under the U.S. federal income tax laws (including, for example, insurance companies, controlled foreign corporations, passive foreign investment companies, dealers or brokers in securities or foreign currencies, traders in securities who elect the mark-to-market method of accounting, holders subject to the alternative minimum tax, U.S. holders that have a functional currency other than the U.S. dollar, tax-exempt organizations, governmental agencies or instrumentalities, banks and certain other financial institutions, mutual funds, certain expatriates, partnerships, S corporations, or other pass-through entities or investors in partnerships or such other entities, holders who hold shares of DRC common stock as part of a hedge, straddle, constructive sale or conversion transaction, and holders who acquired their shares of DRC common stock through the exercise of employee stock options or other compensation arrangements).

If a partnership (including for this purpose any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of DRC common stock, the tax treatment of a partner in such partnership will generally depend on the status of the partners and the activities of the partnership. If you are a partner of a partnership holding shares of DRC common stock, you should consult your tax advisor.

Holders of DRC common stock should consult their own tax advisors to determine the particular tax consequences to them of the merger, including the applicability and effect of the alternative minimum tax, the unearned income Medicare contribution tax and any state, local, foreign or other tax laws.

Consequences to U.S. Holders

The receipt of the merger consideration by U.S. holders in exchange for shares of DRC common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, for U.S. federal income tax purposes, a U.S. holder who receives the merger consideration in exchange for shares of DRC common stock pursuant to the merger will recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received and the U.S. holder’s adjusted tax basis in such shares.

If a U.S. holder’s holding period in the shares of DRC common stock surrendered in the merger is greater than one year as of the date of the merger, the gain or loss will be long-term capital gain or loss. Long-term capital gains of certain non-corporate holders, including individuals, are generally subject to U.S. federal income tax at preferential rates. The deductibility of a capital loss recognized on the exchange is subject to limitations. If a U.S. holder acquired different blocks of DRC common stock at different times or different prices, such U.S. holder must determine its adjusted tax basis and holding period separately with respect to each block of DRC common stock.

Information Reporting and Backup Withholding

Payments made in exchange for shares of DRC common stock pursuant to the merger may be subject, under certain circumstances, to information reporting and backup withholding (currently, at a rate of 28%). To avoid backup withholding, a U.S. holder that does not otherwise establish an exemption should complete and return Internal Revenue Service Form W-9, certifying under penalties of perjury that such U.S. holder is a “United States person” (within the meaning of the Code), the taxpayer identification number provided is correct and such U.S. holder is not subject to backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against a holder’s U.S. federal income tax liability, if any, provided that such holder furnishes the required information to the Internal Revenue Service in a timely manner.

This summary of the material U.S. federal income tax consequences is for general information only and is not tax advice. Holders of DRC common stock should consult their tax advisors as to the specific tax consequences to them of the merger in light of their particular circumstances, including the applicability and effect of the alternative minimum tax, the unearned income Medicare contribution tax and the effect of any federal, state, local, foreign and other tax laws.

MULTIPLE STOCKHOLDERS SHARING ONE ADDRESS

The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single annual report or proxy statement, as applicable, addressed to those stockholders. This process, which is commonly referred to as “householding”, potentially provides extra convenience for stockholders and cost savings for companies.

DRC and some brokers may be householding our proxy materials by delivering a single set of proxy materials to multiple stockholders who request a copy and share an address, unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If at any time you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your broker if your shares are held in a brokerage account or DRC if you are a stockholder of record. You can notify us by sending a written request to our Secretary at Dresser-Rand Group Inc., West8 Tower, Suite 1000, 10205 Westheimer Road, Houston, Texas 77042, or calling (713) 354-6100. Stockholders who share a single address, but receive multiple copies of the proxy statement, may request that in the future they receive a single copy by notifying DRC at the telephone and address set forth in the prior sentence. In addition, DRC will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered pursuant to a prior request.

DEADLINE FOR STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING

If the merger is completed prior to DRC’s 2015 annual meeting of stockholders, DRC will not hold an annual meeting of stockholders in 2015 and there will be no public participation in any future meetings of DRC’s stockholders because, following the merger, DRC’s common stock will be delisted from the NYSE and will be deregistered under the Exchange Act, and DRC will no longer be a publicly held company. However, if the merger is not completed prior to DRC’s 2015 annual meeting of stockholders, the following deadlines apply to the submission of stockholder proposals to be considered at DRC’s 2015 annual meeting of stockholders.

To be included in the proxy statement for the 2015 annual meeting, DRC must receive proposals no later than November 24, 2014. Proposals for inclusion in the proxy statement must comply with the Exchange Act, including Rule 14a-8, as well as with DRC’s bylaws.

Pursuant to DRC’s bylaws, stockholders may present director nominations or other proposals that are proper subjects for consideration at an annual meeting. DRC’s bylaws require all stockholders who intend to make proposals at an annual stockholders meeting to submit their proposals to DRC no later than the close of business on the 90th day prior to nor earlier than the close of business on the 120th day prior to the first anniversary of the date of the previous year’s annual meeting. To be eligible for consideration at the currently planned 2015 annual meeting, such proposals that have not been submitted by the deadline for inclusion in the proxy statement must be received by DRC between January 6, 2015, and February 5, 2015. In the event the date of the 2015 annual meeting is changed by more than 30 days from the date of the 2014 annual meeting, stockholder notice must be received not earlier than the close of business on the 120th day prior to the 2015 annual meeting and no later than the close of business on the later of the 90th day prior to the 2015 annual meeting or the tenth day following the day on which public announcement of the date of the 2015 annual meeting is first made. However, if the number of directors to be elected to the DRC Board is increased and there is no public announcement by DRC naming all of the nominees for director or specifying the size of the increased DRC Board at least 100 days prior to the first anniversary of the date of the prior year’s annual meeting of stockholders, then a stockholder proposal only with respect to nominees for any new positions created by such increase must be received by the Secretary of DRC by the close of business on the 10th day following such public announcement. These provisions are intended to allow all stockholders to have an opportunity to consider business expected to be raised at the annual meeting.

WHERE YOU CAN FIND MORE INFORMATION

DRC is subject to the reporting requirements of the Exchange Act. Accordingly DRC files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file with the SEC at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, DRC’s SEC filings also are available to the public at the internet website maintained by the SEC at www.sec.gov. DRC also makes available free of charge through its website its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, its definitive proxy statements and Section 16 reports on Forms 3, 4 and 5, as soon as reasonably practicable after it electronically files such reports or amendments with, or furnishes them to, the SEC. DRC’s internet website address is www.dresser-rand.com. The information located on, or hyperlinked or otherwise connected to, DRC’s website is not, and shall not be deemed to be, a part of this proxy statement or incorporated into any other filings that we make with the SEC.

The SEC allows DRC to “incorporate by reference” the information we file with the SEC into this proxy statement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except that information that we file later with the SEC will automatically update and supersede this information. This proxy statement incorporates by reference the documents listed below that have been previously filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	DRC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed March 14, 2014;

•	DRC’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2104, filed May 2, 2014 and June 30, 2014, filed August 4, 2014; and

•	DRC’s Current Reports on Form 8-K filed with the SEC on May 2, 2014, May 6, 2014, August 4, 2014 and September 23, 2014.

We also incorporate by reference into this proxy statement additional documents that DRC may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, from the date of this proxy statement until the date of the special meeting; provided, however, that we are not incorporating by reference any additional documents or information furnished and not filed with the SEC.

You may request a copy of documents incorporated by reference at no cost, by writing or telephoning the office of the Secretary at Dresser-Rand Group Inc., West8 Tower, Suite 1000, 10205 Westheimer Rd., Houston, Texas, 77042, Tel. (713) 354-6100.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED OCTOBER 22, 2014. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A

AGREEMENT AND PLAN OF MERGER

by and among

SIEMENS ENERGY, INC.,

DYNAMO ACQUISITION CORPORATION,

and

DRESSER-RAND GROUP INC.

Dated as of September 21, 2014

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER, dated as of September 21, 2014 (the “Agreement”), is by and among SIEMENS ENERGY, INC., a Delaware corporation (“Parent”), DYNAMO ACQUISITION CORPORATION, a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), and DRESSER-RAND GROUP INC. , a Delaware corporation (the “Company”).

W I T N E S S E T H :

WHEREAS, the parties intend that Merger Sub be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent.

WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement.

WHEREAS, the Boards of Directors of Parent and Merger Sub have approved this Agreement and declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement.

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements specified herein in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time (as hereinafter defined), Merger Sub will merge with and into the Company, the separate corporate existence of Merger Sub will cease and the Company will continue its corporate existence under Delaware Law as the surviving corporation in the Merger (the “Surviving Corporation”).

Section 1.2 Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York at 10:00 a.m., local time, on a date to be specified by the parties (the “Closing Date”) which shall be no later than the second business day after the satisfaction or waiver (to the extent permitted by applicable Law (as hereinafter defined)) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other place, date and time as the Company and Parent may agree in writing.

Section 1.3 Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company will cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with Section 251 of the DGCL. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Company and Merger Sub in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 1.4 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.

Section 1.5 Certificate of Incorporation and By-laws of the Surviving Corporation. Subject to Section 5.9, at the Effective Time, (a) the Certificate of Incorporation of the Surviving Corporation shall be amended to read in its entirety as the Certificate of Incorporation of Merger Sub read immediately prior to the Effective Time, in the form attached hereto as Exhibit A, except that the name of the Surviving Corporation shall be “Dresser-Rand Group Inc.” and the provision in the Certificate of Incorporation of Merger Sub naming its incorporator shall be omitted, and (b) the By-laws of the Surviving Corporation shall be amended so as to read in their entirety as the By-laws of Merger Sub as in effect immediately prior to the Effective Time, in the form attached hereto as Exhibit B, until thereafter amended in accordance with applicable Law, except that the references to Merger Sub’s name shall be replaced by references to “Dresser-Rand Group Inc.”.

Section 1.6 Directors. Subject to applicable Law, the directors of Merger Sub as of the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

Section 1.7 Officers. The officers of the Company as of the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

ARTICLE II

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 2.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub or the holders of any securities of the Company or Merger Sub:

(a) Conversion of Company Common Stock. Each share of Common Stock, par value $.01 per share, of the Company outstanding immediately prior to the Effective Time (such shares, collectively, “Company Common Stock,” and each, a “Share”), together with the related Right (as defined in the Rights Plan) issued pursuant to the Rights Plan,, other than (i) Shares to be cancelled or recapitalized pursuant to Section 2.1(b), (ii) Dissenting Shares (as hereinafter defined), and (iii) Shares underlying or comprising unexercised, unvested or unsettled Company Equity Awards (as hereinafter defined) shall be converted automatically into and shall thereafter represent the right to receive $83.00 plus the Additional Per Share Consideration (as hereinafter defined), if any, in cash without interest (the “Merger Consideration”), subject to any required Tax withholding as provided in Section 2.2(b)(iii). The “Additional Per Share Consideration” shall mean: (x) if the Effective Time shall occur on or after March 1, 2015 (the “Additional Consideration Date”), an amount per share equal to fifty-five cents ($0.55) multiplied by the number of months from the month in which the Additional Consideration Date occurs to (and including) the month in which Closing occurs; or (y) if the Effective Time shall occur on or prior to the Additional Consideration Date, zero dollars and zero cents ($0). By way of example, if the Closing were to occur on March 1, 2015 (or at any time after such date but on or prior to March 31, 2015), the Additional Per Share Consideration shall be Fifty-Five Cents ($0.55) and the Merger Consideration shall be $83.55, and if the Closing were to occur on April 1, 2015 (or at any time after such date but on or prior to April 30, 2015), the Additional Per Share Consideration shall be One Dollar and Ten Cents ($1.10) and the Merger Consideration shall be $84.10. All Shares that have been converted into the right to receive the Merger Consideration as provided in this Section 2.1 shall be automatically cancelled and shall cease to exist, and the holders of certificates which immediately prior to the Effective Time represented such Shares shall cease to have any rights with respect to such Shares other than the right to receive the Merger Consideration.

(b) Parent, Merger Sub and Subsidiary-Owned Shares. Each Share that is owned, directly or indirectly, by Parent or Merger Sub immediately prior to the Effective Time or held by the Company immediately prior to the Effective Time (in each case, other than any such Shares held on behalf of third parties (other than Shares held by any “rabbi trust” or similar arrangement in respect of any compensation plan or arrangement, which will be treated the same as shares held directly by a party)) (the “Cancelled Shares”) shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange for such cancellation and retirement. Each Share that is owned by a Subsidiary of the Company immediately prior to the Effective Time (other than any such Shares held on behalf of third parties) shall be converted into that number of validly issued, fully paid and nonassessable shares of common stock, par value $.01 per share, of the Surviving Corporation that bears the same ratio to the aggregate number of outstanding shares of the Surviving Corporation immediately after the Effective Time as the value of such Share bore to the aggregate value of all outstanding Shares immediately prior to the Effective Time.

(c) Conversion of Merger Sub Common Stock. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted, together with the shares of common stock referred to above, and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(d) Dissenters’ Rights. Notwithstanding any provision of this Agreement to the contrary, if required by the DGCL (but only to the extent required thereby), Shares that are issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares) and that are held by holders of such Shares who have not voted in favor of the adoption of this Agreement or consented thereto in writing and who have properly exercised appraisal rights with respect thereto in accordance with, and who have complied with, Section 262 of the DGCL (the “Dissenting Shares”) will not be converted into the right to receive the Merger Consideration, but instead, at the Effective Time, will be converted into the right to receive payment of the fair value of such Dissenting Shares in accordance with the provisions of such Section 262 unless and until any such holder fails to perfect or effectively withdraws, waives or loses its rights to appraisal and payment under the DGCL, it being understood that at the Effective Time such Dissenting Shares shall no longer be outstanding). If, after the Effective Time, any such holder fails to perfect or effectively withdraws, waives or loses such right, such Dissenting Shares will thereupon be treated as if they had been converted into and have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration in accordance with Section 2.1(a), without any interest thereon, and the Surviving Corporation shall remain liable for payment of the Merger Consideration for such Shares. At the Effective Time, any holder of Dissenting Shares shall cease to have any rights with respect thereto, except the rights provided in Section 262 of the DGCL and as provided in the previous sentence. The Company will give Parent (i) prompt notice of any demands received by the Company for appraisals of Shares (and of any withdrawals of such demands and of any other instruments served pursuant to the DGCL and received by the Company relating to such demand) and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to such notices and demands. The Company shall not, and shall not agree to, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or settle or compromise rights with respect to any such demands.

(e) Adjustments. If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or combination, exchange or readjustment of shares, any stock dividend or stock distribution or other similar transaction (including any exercise of Rights (as defined in the Rights Plan)) is declared with a record date during such period, excluding in each case any transaction not in violation of Section 5.1(a), the Merger Consideration shall be equitably adjusted to reflect such change such that the aggregate payments required to be made by Parent in respect of the Merger Consideration shall not be increased, including as a result of the adoption of the Rights Plan or the issuance of the Rights by the Company as contemplated by Section 3.20 and Section 5.15.

Section 2.2 Exchange of Certificates.

(a) Paying Agent. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with a U.S. bank or trust company that shall be appointed by Parent to act as a paying agent hereunder and approved (such approval not to be unreasonably withheld) in advance by the Company in writing (and pursuant to an agreement in form and substance reasonably acceptable to Parent and the Company) (the “Paying Agent”), in trust for the benefit of the holders of the Shares (other than the Cancelled Shares), cash in U.S. dollars sufficient to pay the aggregate Merger Consideration in exchange for all of the Shares outstanding immediately prior to the Effective Time (other than the Cancelled Shares and Dissenting Shares), payable upon due surrender of the certificates that immediately prior to the Effective Time represented Shares (“Certificates”) (or effective affidavits of loss in lieu thereof) or non-certificated Shares represented by book-entry (“Book-Entry Shares”) pursuant to the provisions of Section 2.1(a) (such cash being hereinafter referred to as the “Exchange Fund”). Option and Stock-Based Compensation will not be deposited with the Paying Agent and will be paid in accordance with Section 5.5.

(b) Payment Procedures.

(i) As soon as reasonably practicable after the Effective Time and in any event not later than the second business day following the Effective Time, the Paying Agent shall mail to each holder of record of Shares whose Shares were converted into the Merger Consideration pursuant to Section 2.1, (A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon delivery of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent and otherwise shall be in such form and have such other provisions as Parent and the Company may mutually agree), and (B) instructions for use in effecting the surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares in exchange for the Merger Consideration.

(ii) Upon surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may customarily be required by the Paying Agent, the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor a check in an amount equal to the product of (x) the number of Shares formerly represented by such holder’s properly surrendered Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares multiplied by (y) the Merger Consideration, subject to all required Tax withholding as provided in Section 2.2(b)(iii). No interest will be paid or accrued on any amount payable upon due surrender of Certificates or Book-Entry Shares. In the event that any transfer or other similar Taxes become payable by reason of a transfer of ownership of Shares that is not registered in the transfer records of the Company, or otherwise because of the payment of the Merger Consideration in any name other than that of the registered holder, a check for any cash to be paid upon due surrender of the Certificate may be paid with respect to such Shares if the Certificate formerly representing such Shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any such Taxes (as hereinafter defined) have been paid or are not applicable.

(iii) Each of the Paying Agent, the Company and the Surviving Corporation shall be entitled to deduct and withhold from amounts otherwise payable under this Agreement, such amounts as are required to be withheld or deducted under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of U.S. state or local or non-U.S. Tax Law with respect to the making of such payment. To the extent that amounts are so withheld or deducted and paid over to the applicable Governmental Entity (as hereinafter defined), such withheld or deducted amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made.

(c) Closing of Transfer Books. As of the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are validly presented to the Surviving Corporation or the Paying Agent for transfer or any other reason, they shall be cancelled and exchanged for the Merger Consideration, as provided in this Article II.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains undistributed to the former holders of Shares for one (1) year after the Effective Time shall be delivered to the Surviving Corporation upon demand, and any former holders of Shares who have not surrendered their Shares in accordance with this Section 2.2 shall thereafter look only to the Surviving Corporation for payment of their claim for the Merger Consideration, without any interest thereon, upon due surrender of their Shares.

(e) No Liability. Notwithstanding anything herein to the contrary, none of the Company, Parent, Merger Sub, the Surviving Corporation, the Paying Agent or any other person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. The Merger Consideration paid in accordance with the terms of this Article II upon surrender of any Shares shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares. If any Certificate (or affidavits of loss in lieu thereof as provided in Section 2.2(g)) shall not have been surrendered prior to five (5) years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration, pursuant to this Article II, would otherwise escheat to or become the property of any Governmental Entity), any such Merger Consideration shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

(f) Investment of Exchange Fund. The Paying Agent shall invest all cash included in the Exchange Fund as reasonably directed by Parent; provided, however, that (i) any investment of such cash shall be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government and (ii) any loss of any of the funds included in the Exchange Fund shall be for the account of Parent and shall not alter Parent’s obligations to pay the Merger Consideration. Any amounts in the Exchange Fund in excess of the amount required to make prompt cash payment of the aggregate Merger Consideration in accordance with this Agreement shall promptly be paid to Parent (or such other person as Parent may designate).

(g) Lost Certificates. In the case of any Certificate that has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Paying Agent or Parent, the posting by such person of a bond in customary amount as Parent may reasonably direct as indemnity against any claim that may be made against the Paying Agent or the Surviving Corporation with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate a check in the amount (after giving effect to any Tax withholding as provided in Section 2.2(b)(iii)) of the number of Shares formerly represented by such lost, stolen or destroyed Certificate multiplied by the Merger Consideration.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the Company SEC Documents (as hereinafter defined) filed on or after January 1, 2012 and prior to the date hereof (excluding any forward-looking statements, risk factors and other similar statements that are predictive, forward-looking or primarily cautionary in nature), or in the disclosure schedule delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Schedule”), the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1 Qualification, Organization, Subsidiaries, etc. Each of the Company and its Subsidiaries is (x) a legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize that concept) under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and (y) qualified to do business and is in good standing (with respect to jurisdictions which recognize that concept) as a foreign entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not have, individually or in the aggregate, a Company Material Adverse Effect. As used in this Agreement, any reference to any facts, conditions, developments, circumstances, occurrences, events or changes having a “Company Material Adverse Effect” means such facts, conditions, developments, circumstances, occurrences, events or changes that, individually or in the aggregate with any other facts, conditions, developments, circumstances, occurrences, events or changes, are or would reasonably be expected to be materially adverse to the business, financial condition or operations of the Company and its Subsidiaries, taken as a whole, but shall not include (a) facts, conditions, developments, circumstances, occurrences, events or changes resulting from (i) changes in general economic or political conditions, (ii) changes in the securities, credit or financial markets, (iii) general changes or developments in the industries in which the Company and its Subsidiaries operate, (iv) changes or proposed changes in Laws or regulations (or interpretations thereof), (v) the announcement of this Agreement or the pendency or consummation of the Merger or the other transactions contemplated hereby, (vi) the identity of Parent or any of its affiliates as the acquiror of the Company, (vii) compliance with the terms of, or the taking of any action required by, this Agreement or consented to in writing by Parent, (viii) any acts of terrorism or war, (ix) changes in generally accepted accounting principles or the interpretation thereof, or (x) any litigation arising from allegations of a breach of fiduciary duty or other violation of applicable Law relating to this Agreement or the transactions contemplated hereby, except, in the case of the foregoing clauses (i), (ii) or (iii) to the extent such acts, conditions, developments, circumstances, occurrences, events or changes referred to therein are not otherwise excluded from the definition hereof and have a materially disproportionate adverse impact on the Company and its Subsidiaries, taken as a whole, relative to other companies in the industries and in the geographic markets in which the Company and its Subsidiaries conduct their businesses after taking into account the size of the Company relative to such other companies, or (b) any decline in the stock price of the Company Common Stock or any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period (provided that the underlying causes of such decline or failure may be considered in determining whether there is or has been a Company Material Adverse Effect). The Company has made available to Parent prior to the date of this Agreement a true and complete copy of the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws, each as amended through the date hereof.

Section 3.2 Capital Stock.

(a) The authorized capital stock of the Company consists of two hundred and fifty million (250,000,000) shares of Company Common Stock and ten million (10,000,000) shares of preferred stock, par value $.01 per share (“Company Preferred Stock”). At the close of business on September 19, 2014: (i) 76,632,591 shares of Company Common Stock were outstanding, all of which were validly issued, fully paid and nonassessable; (ii) 3,455,429 shares of Company Common Stock were reserved for issuance pursuant to the Stock Incentive Plan, the 2005 Stock Incentive Plan, the 2005 Directors Stock Incentive Plan and the 2008 Stock Incentive Plan (the “2008 Company Stock Plan”), including any subplans thereunder (collectively, the “Company Stock Plans”), of which (A) 1,578,293 shares of Company Common Stock were subject to outstanding Company Stock Options (including awards subject to outstanding stock appreciation rights), (B) no shares of restricted stock were outstanding under the Company Stock Plans, (C) 644,025 awards of time-based restricted share units were outstanding under the Company Stock Plans (including awards subject to outstanding phantom stock), and (D) 181,915 awards of performance-based restricted share units were outstanding under the Company Stock Plans (collectively, the “Company Equity Awards”); and (iii) no shares of Company Preferred Stock were outstanding, all of which were validly issued, fully paid and nonassessable. All outstanding shares of Company Common Stock, and all shares of Company Common Stock reserved for issuance as noted in clause (ii) above, when issued in accordance with the respective terms thereof, are or will be duly authorized, validly issued, fully paid and non-assessable and free of pre-emptive rights.

(b) The Company has made available to Parent a complete and correct list, as of the date hereof, of all outstanding Company Equity Awards under the Company Stock Plans, including with respect to each such award, (i) the number of shares subject to such award, (ii) the name of the holder, (iii) the grant date, (iv) as to Company Stock Options, whether the award is intended to be an “incentive stock option” under Section 422 of the Code or a non-qualified stock option, (v) the exercise or purchase price per share, if any, (vi) the vesting schedule (including any accelerated vesting provisions) and any applicable performance goals, (vii) the number of unvested and vested shares subject to each such award, and (viii) the expiration date of each such award.

(c) Except as set forth in Section 3.2(a), and except for the Company Equity Awards as of the date hereof, as of September 19, 2014, and except for the rights issued pursuant to the Rights Plan as contemplated by Sections 3.20 and 5.15, the Company does not have any shares of its capital stock issued or outstanding other than shares of Company Common Stock that have become outstanding after September 19, 2014, which were reserved for issuance as of September 19, 2014 as set forth in Section 3.2(a)(ii) and issued in accordance with the 2008 Company Stock Plan and, if issued after the date of this Agreement, Section 5.1(b)(vi), and there are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock to which the Company or any of the Company’s Subsidiaries is a party or is bound by obligating the Company or any of the Company’s Subsidiaries to (A) issue, transfer or sell any shares of capital stock or other equity interests of the Company or any Subsidiary of the Company or securities convertible into or exchangeable for such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, or (C) redeem or otherwise acquire any such shares of capital stock or other equity interests. Neither the Company nor any of its Subsidiaries has granted registration rights to any person.

(d) Except for Company Equity Awards to acquire or receive shares of Company Common Stock under the Company Stock Plans, (i) neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter, and (ii) neither the Company nor any of its Subsidiaries has issued any compensatory equity or equity-linked award that remains outstanding, nor has any such entity committed to issue any such award.

(e) There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of the Company or any of its Subsidiaries.

Section 3.3 Corporate Authority Relative to This Agreement; No Violation.

(a) The Company has requisite corporate power and authority to enter into this Agreement and, subject to receipt of the Company Stockholder Approval (as hereinafter defined), to consummate the transactions contemplated hereby. The Board of Directors of the Company at a duly held meeting has (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (iii) resolved to recommend that the stockholders of the Company approve the adoption of this Agreement (the “Recommendation”) and directed that such matter be submitted for consideration of the stockholders of the Company at the Company Meeting (as hereinafter defined). Except for the Company Stockholder Approval and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate proceedings on the part of the Company are necessary to authorize the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and to general equitable principles. The Company does not have any “poison pills”, stockholder rights plans or agreements, or similar rights, except upon its adoption of the Rights Plan contemplated by Sections 3.20 and 5.15.

(b) The execution, delivery and performance by the Company of this Agreement and the consummation of the Merger by the Company do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Entity, other than (i) the filing of the Certificate of Merger, (ii) compliance with (A) the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and (B) any applicable Law analogous to the HSR Act or otherwise regulating antitrust, competition or merger control matters and in each case existing in foreign jurisdictions, (iii) compliance with the applicable requirements of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), including the filing of the Proxy Statement (as hereinafter defined), (iv) compliance with the rules and regulations of the New York Stock Exchange, (v) filings with the Governmental Entities set forth on Section 3.3(b) of the Company Disclosure Schedule, (vi) compliance with any applicable foreign or state securities or blue sky Laws, and (vii) the other consents and/or notices set forth on Section 3.3(b) of the Company Disclosure Schedule (collectively, clauses (i) through (vii), the “Company Approvals”), and other than any consent, approval, authorization, permit, action, filing or notification (A) the failure of which to make or obtain would not, individually or in the aggregate, have a Company Material Adverse Effect or prevent or materially delay the consummation of the Merger or (B) that arises in connection with the financing of the Merger and the transactions contemplated hereby or in connection with facts and circumstances relating specifically to Parent or its affiliates. As used herein, “Governmental Entity” shall mean any United States or foreign governmental or regulatory agency, commission, court, body, entity or authority, including the Committee on Foreign Investment in the United States (“CFIUS”), the United States Department of Energy, the United States Department of Justice and the United States Department of Defense.

(c) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby do not and will not (i) contravene or conflict with the organizational or governing documents of the Company or any of its Subsidiaries, (ii) assuming compliance with the matters referenced in Section 3.3(b) and the receipt of the Company Stockholder Approval, contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, or (iii) assuming compliance with the matters referenced in Section 3.3(b), result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon the Company or any of the Company’s Subsidiaries or result in the creation of any liens, claims, mortgages, deeds of trust, encumbrances, pledges, security interests, equities or charges or other liens of any kind (each, a “Lien”), other than any such Lien (A) for Taxes or governmental assessments, charges or claims of payment (x) not yet due, or (y) being contested in good faith and for which adequate accruals or reserves have been established in accordance with GAAP, (B) that is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar lien arising in the ordinary course of business, (C) that is disclosed on the most recent consolidated balance sheet of the Company or notes thereto or securing liabilities reflected on such balance sheet) or (D) that was incurred in the ordinary course of business since the date of the most recent consolidated balance sheet of the Company (each of the foregoing, a “Permitted Lien”), upon any of the properties or assets of the Company or any of the Company’s Subsidiaries, other than, in the case of clause (i) with respect to Subsidiaries and clauses (ii) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not have, individually or in the aggregate, a Company Material Adverse Effect and other than, in the case of clauses (i), (ii) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that arises in connection with the financing of the Merger and the transactions contemplated hereby or in connection with facts and circumstances relating to Parent or its affiliates.

Section 3.4 Reports and Financial Statements.

(a) The Company has filed or furnished on a timely basis, and will file or furnish on a timely basis, all forms, documents and reports required to be filed or furnished by it with the U.S. Securities and Exchange Commission (the “SEC”) since January 1, 2013 (the “Company SEC Documents”). As of their respective dates, or, if amended, as of the date of the last such amendment, the Company SEC Documents complied, or in the case of Company SEC Documents to be filed after the date hereof, will comply, in all material respects with the requirements of the U.S. Securities Act of 1933, as amended, and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Company SEC Documents contained, or, in the case of Company SEC Documents to be filed after the date hereof, will contain any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) Each of the consolidated financial statements of the Company included in the Company SEC Documents (including all related notes and schedules, where applicable) fairly presents or, in the case of Company SEC Documents to be filed after the date hereof, will fairly present, in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) in conformity with United States generally accepted accounting principles (“GAAP”) (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

Section 3.5 Internal Controls and Procedures. The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”). The Company’s management has completed an assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2013, and such assessment concluded that such controls were effective.

Section 3.6 No Undisclosed Liabilities. Except (a) as disclosed in or reflected or reserved against in the Company’s consolidated financial statements (or the notes thereto) included in the Company SEC Documents, (b) as arising in connection with the transactions contemplated hereby or in connection with obligations under existing contracts or applicable Law, (c) for liabilities and obligations incurred in the ordinary course of business since December 31, 2013 and (d) for liabilities or obligations which have been discharged or paid in full in the ordinary course of business, as of the date hereof, neither the Company nor any Subsidiary of the Company has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries (or in the notes thereto), other than those which would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.7 Compliance with Law; Permits.

(a) The Company and each of the Company’s Subsidiaries are, and since January 1, 2012 has been, in compliance with and are not in default under or in violation of any applicable federal, state, local or foreign law (including common law), statute, ordinance, rule, regulation, judgment, order, injunction, decree or agency requirement of any Governmental Entity (collectively, “Laws” and each, a “Law”), except where such non-compliance, default or violation would not have, individually or in the aggregate, a Company Material Adverse Effect. Notwithstanding anything contained in this Section 3.7(a), no representation or warranty shall be deemed to be made in this Section 3.7(a) in respect of the matters referred in Sections 3.4 or 3.5, or in respect of environmental, Tax, employee benefits or labor Law matters, each of which matter is addressed by other sections of this Agreement.

(b) The Company and the Company’s Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders issued by any Governmental Entity (collectively, “Permits”) necessary for the Company and the Company’s Subsidiaries to lawfully own, lease and operate their properties and assets or to lawfully carry on their businesses as they are now being conducted (the “Company Permits”), except where the failure to have any of the Company Permits would not have, individually or in the aggregate, a Company Material Adverse Effect. All Company Permits are in full force and effect, except where the failure to be in full force and effect would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.8 Environmental Laws and Regulations.

(a) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect,

(i) the Company and its Subsidiaries have conducted their respective businesses in compliance with, and have no liabilities arising under, all applicable Environmental Laws (as hereinafter defined);

(ii) none of the properties owned, leased or operated by the Company or any of its Subsidiaries contains any Hazardous Substance (as hereinafter defined) as a result of any activity of the Company or any of its Subsidiaries in amounts exceeding the levels permitted by applicable Environmental Laws;

(iii) since January 1, 2012 through the date of this Agreement, neither the Company nor any of its Subsidiaries has received any notices, demand letters or requests for information from any federal, state, local or foreign Governmental Entity indicating that the Company or any of its Subsidiaries may be in violation of, or liable under, any Environmental Law in connection with the ownership or operation of its businesses

(iv) no Hazardous Substance has been disposed of, released or transported in violation of any applicable Environmental Law, or in a manner giving rise to any liability under Environmental Law, from any properties owned, leased or operated by the Company or any of its Subsidiaries as a result of any activity of the Company or any of its Subsidiaries during the time such properties were owned, leased or operated by the Company or any of its Subsidiaries; and

(v) neither the Company, its Subsidiaries nor any of their respective properties are subject to any liabilities relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or written claim asserted or arising under any Environmental Law.

It is agreed and understood that, no representation or warranty is made in respect of environmental matters in any Section of this Agreement other than in this Section 3.8.

(b) As used herein, “Environmental Law” means any Law relating to (x) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or human health, or (y) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as in effect at the date hereof.

(c) As used herein, “Hazardous Substance” means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive, or dangerous, or otherwise regulated, under any Environmental Law. Hazardous Substance includes any substance to which exposure is regulated by any Governmental Entity or any Environmental Law including any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or byproduct thereof, radon, radioactive material, asbestos, or asbestos containing material, urea formaldehyde, foam insulation or polychlorinated biphenyls.

Section 3.9 Employee Benefit Plans.

(a) Section 3.9(a)(i) of the Company Disclosure Schedule lists all material Company Benefit Plans. “Company Benefit Plans” means all employee or director compensation or benefit plans, programs, policies, agreements or other arrangements, including any employee welfare plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA), and any bonus, incentive, commission, deferred compensation, vacation, stock purchase, stock option or other equity or equity-based compensation, retirement, pension, excess benefit, supplemental retirement, severance, employment, consulting, change of control, retention, health or welfare, fringe benefit or similar plan, program or agreement, in each case that are sponsored, maintained or contributed to by the Company or any of its Subsidiaries for the benefit of current or former employees, directors or consultants of the Company or its Subsidiaries or under which the Company or any of its Subsidiaries has any obligation or liability (whether fixed or contingent); provided, however, that Company Benefit Plans shall not include any Company Foreign Plan. For purposes of this Agreement, the term “Company Foreign Plan” shall refer to each material plan, program or contract that is subject to or governed by the Laws of any jurisdiction other than the United States, and which would have been treated as a Company Benefit Plan had it been a United States plan, program or contract. Section 3.9(a)(ii) of the Company Disclosure Schedule lists all material Company Foreign Plans. No representation or warranty is made in respect of employee benefits matters in any Section of this Agreement other than in this Section 3.9.

(b) The Company has heretofore made available to Parent true and complete copies of each material Company Benefit Plan and certain related documents, including, but not limited to, (i) each writing constituting a part of such Company Benefit Plan, including all amendments thereto; (ii) the three (3) most recent annual reports (Form 5500 Series) and accompanying schedules, if any; (iii) the most recent determination letter from the IRS (if applicable) for such Company Benefit Plan; and (iv) the most recent actuarial reports and financial statements (if applicable).

(c) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect: (i) each Company Benefit Plan has been maintained, operated and administered in compliance with its terms and with applicable Law, including ERISA and the Code to the extent applicable thereto; (ii) each of the Company Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS or is entitled to rely upon a favorable opinion issued by the IRS, and, to the Company’s knowledge, there are no existing circumstances or any events that have occurred that could reasonably be expected to adversely affect the qualified status of any such plan; (iii) no liability under Title IV of ERISA has been incurred by the Company, its Subsidiaries or any ERISA Affiliate thereof that has not been satisfied in full (other than with respect to amounts not yet due), and no condition exists that presents a risk to the Company, its Subsidiaries or any ERISA Affiliate thereof of incurring a liability thereunder; (iv) all contributions or other amounts payable by the Company or its Subsidiaries as of the date hereof with respect to each Company Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP; (vii) neither the Company nor its Subsidiaries has engaged in a transaction in connection with which the Company or its Subsidiaries reasonably could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material Tax imposed pursuant to Section 4975 or 4976 of the Code; (viii) there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Company Benefit Plans or any trusts related thereto; and (ix) all Company Foreign Plans (A) have been operated and maintained in accordance with their terms and all applicable Laws and other requirements, (B) if they are intended to qualify for special Tax treatment, meet all requirements for such treatment, and (C) if they are required to be funded and/or book-reserved are funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions and in accordance with applicable Law. “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to

Section 4001(a)(14) of ERISA. In addition, no Company Benefit Plan provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees or directors of the Company or its Subsidiaries (or any dependents of the foregoing) beyond their retirement or other termination of service, other than (I) coverage mandated by applicable Law; (II) benefits under any “employee pension plan” (as such term is defined in Section 3(2) of ERISA) set forth on Section 3.9(c) of the Company Disclosure Schedule, or (III) pursuant to any employment agreement, severance plan, change in control plan or similar plan or arrangement provided to Parent.

(d) Section 3.9(d) to the Company Disclosure Schedule sets forth a list of each Company Benefit Plan that is subject to Title IV of ERISA, Section 302 of the Code or Section 412 of ERISA (each, a “Pension Plan”) and each Company Benefit Plan that is a multiemployer pension plan (as defined in Section 3(37) of ERISA) (each, a “Multiemployer Plan”). No Company Benefit Plan is, and neither the Company, its Subsidiaries nor any of their respective ERISA Affiliates has any direct or contingent liability with respect to any (i) single employer pension plan subject to Title IV of ERISA, Section 302 of the Code or Section 412 of ERISA; (ii) multiemployer pension plan (as defined in Section 3(37) of ERISA); (iii) pension plan that has two (2) or more contributing sponsors, at least two (2) of whom are not under common control, within the meaning of Section 4063 of ERISA; or (iv) multiple employer welfare arrangement (as defined in Section 3(40) of ERISA.

(e) With respect to each Pension Plan, except as would not have, individually or in the aggregate, a Company Material Adverse Effect: (i) no liability to the Pension Benefit Guaranty Corporation (“PBGC”) has been incurred (other than for non-delinquent premiums); (ii) no notice of intent to terminate any such Pension Plan has been filed with the PBGC; (iii) no proceedings to terminate any such Pension Plan instituted by the PBGC are pending or, to the knowledge of the Company, are threatened and no event or condition has occurred which would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such Pension Plan; (iv) no such Pension Plan is in “at risk” status, within the meaning of Section 430 of the Code or Section 303 of ERISA; (v) there has been no cessation of operations at a facility subject to the provisions of Section 4062(e) of ERISA within the last two (2) years; and (vi) no Pension Plan has failed to satisfy the minimum funding standards set forth in Sections 412 and 430 of the Code or Sections 302 and 303 of ERISA.

(f) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect: (i) no Multiemployer Plan is insolvent or in reorganization; (ii) no Multiemployer Plan is in “endangered” or “critical” status (within the meaning of Section 305 of ERISA), (iii) neither the Company, any of its Subsidiaries nor any of their respective ERISA Affiliates has incurred any liability (whether fixed or contingent) to or on account of a Company Benefit Plan pursuant to Section 436(f) of the Code, or to or on account of a Multiemployer Plan pursuant to Sections 515, 4201, 4204 or 4212 of ERISA or expects to incur any such liability with respect to any Multiemployer Plan, (iv) no Lien imposed under the Code or ERISA on the assets of the Company, any of its Subsidiaries or any ERISA Affiliate thereof exists or is likely to arise on account of any Multiemployer Plan, and (v) the Company, its Subsidiaries and each of their respective ERISA Affiliates have made all required contributions and is not delinquent in any contributions to any Multiemployer Plan.

(g) The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event (whether contingent or otherwise), (A) entitle any current or former employee, consultant or officer of the Company or any of its Subsidiaries to severance pay, unemployment compensation or any other payment or benefit, except as expressly provided in this Agreement, or (B) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, consultant or officer, except as expressly provided in this Agreement. No disallowance of a deduction under Section 162(m) of the Code for any amount paid or payable by the Company or any Subsidiary thereof as employee compensation, whether under any contract, plan, program or arrangement, understanding or otherwise, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

(h) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, neither the execution nor delivery of this Agreement, nor the consummation of the transactions contemplated by this

Agreement, either alone or in conjunction with any other event or occurrence (whether contingent or otherwise) will result in or could properly be characterized as an “excess parachute payment” under Section 280G of the Code (or any corresponding provision of state, local or foreign Tax Law). Except as set forth on Section 3.13(a) of the Company Disclosure Schedule, there is no contract, agreement, plan or arrangement to which any member of the Company Group is a party which requires the Company or any of its Subsidiaries to pay a Tax gross-up, payment to any Person with respect to any Tax-related payments under Section 409A of the Code or Section 280G of the Code.

Section 3.10 Absence of Certain Changes or Events.

(a) From December 31, 2013 through the date of this Agreement, the businesses of the Company and its Subsidiaries have been conducted in the ordinary course of business in a manner consistent with past practice, and there has not been any event, development or state of circumstances that has had, individually or in the aggregate, a Company Material Adverse Effect.

(b) Since the date of this Agreement, there has not been any event, development or state of circumstances that has had, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.11 Investigations; Litigation. (a) There is no investigation or review pending (or, to the knowledge of the Company, threatened) by any Governmental Entity with respect to the Company or any of the Company’s Subsidiaries which would have, individually or in the aggregate, a Company Material Adverse Effect, (b) there are no actions, suits, arbitration, inquiries, investigations or proceedings pending (or, to the knowledge of the Company, threatened) by or against or affecting the Company or any of the Company’s Subsidiaries, or any of their respective properties or businesses at Law or in equity before, and there are no orders, judgments or decrees of, or before, any Governmental Entity, in each case which would have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.12 Proxy Statement; Other Information. The proxy statement (including the letter to stockholders, notice of meeting and form of proxy, the “Proxy Statement”) to be filed by the Company with the SEC in connection with seeking the adoption of this Agreement by the stockholders of the Company will not, at the time it is filed with the SEC, or at the time it is first mailed to the stockholders of the Company or at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Company will cause the Proxy Statement to comply in all material respects with the requirements of the Exchange Act applicable thereto as of the date of such filing. No representation is made by the Company with respect to statements made in the Proxy Statement based on information supplied, or required to be supplied, by Parent, Merger Sub or any of their affiliates specifically for inclusion or incorporation by reference therein

Section 3.13 Tax Matters.

(a) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries have timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate, (ii) the Company and each of its Subsidiaries have paid (or have had paid on their behalf) all Taxes due and payable, except, in the case of clause (i) or clause (ii) hereof, with respect to matters for which adequate reserves have been established, in accordance with GAAP, in the Company’s financial statements included in the Company SEC Documents, (iii) neither the Company nor any of its Subsidiaries has granted any currently effective extension or waiver of the statute of limitations applicable to any Tax Return, (iv) there are not pending or, to the knowledge of the Company, threatened in writing, any audits, examinations, investigations or other proceedings in respect of U.S. federal income Taxes or U.S. federal income Tax matters, (v) there are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than Permitted Liens, (vi) none of the Company or any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two (2)-year period ending on the date hereof that was purported or intended to be governed by Section 355 of the Code or so much of Section 356 of the Code as relates to Section 355 of the Code, (vii) neither the Company nor any of its Subsidiaries has any liability for the Taxes of another person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 or a similar provision of state, local or non-U.S. Law or as a transferee or successor, or is party to any Tax sharing, Tax allocation, Tax indemnity or similar agreement, other than an agreement the only parties of which are the Company and/or its Subsidiaries, and (viii) neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(b) As used in this Agreement, (i) “Taxes” means any and all domestic or foreign, federal, state, local or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including taxes on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, social security, workers’ compensation or net worth, and taxes in the nature of excise, withholding, ad valorem or value added, and (ii) “Tax Return” means any return, report or similar filing required to be filed with a Governmental Entity with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes. It is agreed and understood that no representation or warranty is made in respect of Tax matters in any Section of this Agreement other than Section 3.9 and this Section 3.13.

Section 3.14 Labor Matters.

(a) Section 3.14(a) of the Company Disclosure Schedule sets forth a true and complete list of each collective bargaining agreement to which the Company or any of its Subsidiaries is bound and which covers any U.S. employees of the Company or any of its Subsidiaries. The Company has provided Parent with true and complete copies of each collective bargaining agreement to which the Company or any of its Subsidiaries is bound and which covers any non-U.S. employees of the Company or any of its Subsidiaries. Except for such matters which would not have, individually or in the aggregate, a Company Material Adverse Effect, as of the date hereof, (i) neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization; (ii) there are no strikes, lockouts, slowdowns or work stoppages in effect or, to the knowledge of the Company, threatened with respect to any employees of the Company or any of its Subsidiaries, nor have there been any such strikes, lockouts, slowdowns or work stoppages during the past three years; and (iii) there is no union organizing effort pending or threatened with respect to the Company or any of its Subsidiaries.

(b) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries are in compliance with all applicable Laws concerning employment, employment practices and terms and conditions of employment, including, without limitation, equal employment opportunities, classification or service providers as employees or independent contractors, and payment of wages; and (ii) there are no unfair labor practice complaints before the National Labor Relations Board or any other Governmental Entity, grievances, complaints, claims or judicial or administrative proceedings, in any case, which are pending or, to knowledge of the Company, threatened by or on behalf of any employees of the Company or its Subsidiaries.

(c) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor its Subsidiaries has engaged in a “Mass Layoff” or “Plant Closing” within the meaning of the Worker Adjustment and Retraining Notification Act (the “WARN Act”) in the past year, or any similar action which would require notice under the WARN Act or any state Law of similar effect.

Section 3.15 Intellectual Property.

(a) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, either the Company or a Subsidiary of the Company owns, or is licensed or otherwise have the rights to use, all material United States and foreign: (i) trademarks, trade names, service marks, service names, assumed names, Internet domain names, and other source identifiers, together with the goodwill associated therewith, (ii) registered and unregistered copyrights, and other rights in works of authorship, (iii) patents and substantial equivalents thereto used in their respective businesses as currently conducted, (iv) all trade secrets, know-how and confidential or other proprietary information, and (v) all applications, registrations and permits related to any of the foregoing clauses (i) through (iv) (collectively, the “Intellectual Property”).

(b) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) as of the date hereof, there are no pending or, to the knowledge of the Company, threatened, claims by any person with respect to the ownership, validity, enforceability, infringement or misappropriation by the Company or any of its Subsidiaries for their use of the Intellectual Property of the Company or any of its Subsidiaries, and (ii) to the knowledge of the Company, the conduct of the business of the Company and its Subsidiaries does not infringe, misappropriate or otherwise violate any intellectual property rights of any person.

(c) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect:

(i) with respect to each item of material Intellectual Property owned by Company or one of its Subsidiaries (collectively, the “Company Intellectual Property”): (A) the Company is the sole and exclusive owner of it free and clear of all Liens other than Permitted Liens, (B) the Company has taken commercially reasonable actions to safeguard and maintain it (including its confidentiality and value) consistent with practices that are customary in the Company’s industry; and (C) it is subsisting, valid and enforceable; and

(ii) to the knowledge of the Company, there has been no material unauthorized access, disclosure or use of any trade secrets, know-how and confidential or other proprietary information owned, licensed or otherwise held by the Company.

Section 3.16 Opinion of Financial Advisor. The Board of Directors of the Company has received the opinion of Zaoui & Co LLP and Morgan Stanley & Co. LLC, dated the date of this Agreement, substantially to the effect that, as of such date, the Merger Consideration is fair to the holders of the Company Common Stock from a financial point of view.

Section 3.17 Required Vote of the Company Stockholders. Subject to the accuracy of the representations and warranties of Parent and Merger Sub in Article IV, the affirmative vote of holders of outstanding shares of Company Common Stock representing at least a majority of all the votes entitled to be cast thereupon by holders of Company Common Stock is the only vote of holders of securities of the Company which is required to approve this Agreement and the Merger (the “Company Stockholder Approval”).

Section 3.18 Material Contracts.

(a) Except for this Agreement, the Company Benefit Plans, the Company Foreign Plans or as filed with the SEC, as of the date hereof, neither the Company nor any of its Subsidiaries is a party to or bound by any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC). All contracts of the type described in the preceding sentence of this Section 3.18(a) and the following contracts, which are identified on Section 3.18(a) of the Company Disclosure Schedule, are being referred to herein as “Company Material Contracts”: Contracts that (i) purports to limit in any material respect either the type of business in which the Company or its Subsidiaries (or, after the Effective Time, Parent or its Subsidiaries) or any of their respective affiliates may engage or the manner or geographic area in which any of them may so engage in any business, (ii) would require the disposition of any material assets or line of business of the Company or its Subsidiaries (or, after the Effective Time, Parent or its Subsidiaries) or any of their respective affiliates as a result of the consummation of the transactions contemplated by this Agreement, (iii) is a material contract that grants “most favored nation” status that, following the Effective Time, would impose obligations upon Parent or its Subsidiaries, including the Company and its Subsidiaries, (iv) prohibits or limits, in any material respect, the right of the Company or any of its Subsidiaries (or, after the Effective Time, Parent or its Subsidiaries) to make, sell or distribute any products or services or use, transfer, license or enforce any of their respective Intellectual Property rights, or (v) grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of the Company or any of its Subsidiaries to own, operate, lease, provide or receive services, or sell, transfer, pledge, or otherwise dispose of any material amount of its assets or its business, in each case, that would result in a material effect after the Effective Time on Parent and its Subsidiaries, taken as a whole.

(b) Neither the Company nor any Subsidiary of the Company is in material breach of or material default under the terms of any Company Material Contract. To the knowledge of the Company, as of the date hereof, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract where such breach or default would have, individually or in the aggregate, a Company Material Adverse Effect. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, each Company Material Contract is a valid and binding obligation of the Company or the Subsidiary of the Company which is party thereto and, to the knowledge of the Company, of each other party thereto, and is in full force and effect, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 3.19 Finders or Brokers. Except for Morgan Stanley & Co. LLC and Zaoui & Co., neither the Company nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with this Agreement or upon consummation of the transactions contemplated hereby (including the Merger).

Section 3.20 Rights Plan. The Company has adopted a stockholder rights plan in the form made available to Parent and its counsel as of the date of this Agreement and with only such changes as reasonably requested by the rights agent and that would not adversely impact Parent or its Subsidiaries or affiliates (the “Rights Plan”).

Section 3.21 Anti-Corruption Compliance.

(a) Neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any person acting on behalf of the Company or any of its Subsidiaries, has violated the U.S. Foreign Corrupt Practices Act (15 U.S.C. §§ 78dd-1, et seq.), the U.K. Bribery Act 2010, or any similar anti-corruption Law (collectively, “Anti-corruption Laws”).

(b) Neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any person acting on behalf of the Company or any of its Subsidiaries, has offered, given, promised, or authorized the giving of anything of value, directly or indirectly, to or from any person, including any Public Official: (i) for the purpose of improperly influencing any action or decision of a person in his or her official capacity; (ii) for the purpose of improperly inducing a person to use his or her influence with any Governmental Entity to affect or influence any act or decision of such Governmental Entity to assist the Company or any Subsidiary in obtaining or retaining business or any business advantage for or with, or directing business to, any person; or (iii) where such action would violate any Anti-corruption Laws. For purposes of this Section 3.20, “Public Official” means: (A) any officer, employee or representative of any regional, federal, state, provincial, county or municipal government or government department, agency, or other division; (B) any officer, employee or representative of any commercial enterprise that is owned or controlled by a government; (C) any officer, employee or representative of any public international organization; (D) any person acting in an official capacity for any government or government entity, enterprise, or organization identified above; and (F) any political party, party official or candidate for political office.

(c) No Public Official has any beneficial ownership in the Company or any of its Subsidiaries, except for ownerships of publicly traded securities of the Company.

(d) The Company is not aware of any known or alleged violations, enforcement actions, penalties or threats of penalty, whistleblower reports, governmental investigations, internal or external audits, voluntary disclosures to a Governmental Entity, or threatened or pending litigation relating to Anti-corruption Laws, involving the Company, any of its Subsidiaries, or any person acting on behalf of the Company or any of its Subsidiaries.

(e) The Company and its Subsidiaries have been subject to an anti-corruption compliance program designed to achieve compliance with Anti-corruption Laws.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in the disclosure schedule delivered by Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Schedule”), Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 4.1 Qualification; Organization, Subsidiaries, etc. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing (with respect to jurisdictions that recognize the concept of good standing) as a foreign entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, prevent or materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement (a “Parent Material Adverse Effect”). Parent has made available to the Company prior to the date of this Agreement a true and complete copy of the certificate of incorporation and by-laws or other equivalent organizational documents of Parent and Merger Sub, each as amended through the date hereof.

Section 4.2 Corporate Authority Relative to This Agreement; No Violation.

(a) Each of Parent and Merger Sub has all requisite corporate or similar power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Boards of Directors of Parent and Merger Sub and by Parent, as the sole stockholder of Merger Sub, and, except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate or similar proceedings on the part of Parent or Merger Sub are necessary to authorize the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the valid and binding agreement of the Company, this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except that such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and to general equitable principles.

(b) The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation of the Merger by Merger Sub do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Entity, other than (i) the filing of the Certificate of Merger, (ii) compliance with the applicable requirements of the HSR Act, (iii) compliance with the applicable requirements of the Exchange Act, (iv) filings with and approvals from the Governmental Entities set forth on Section 4.2(b) of the Parent Disclosure Schedule, (v) compliance with any applicable foreign or state securities or blue sky Laws, and (vi) the other consents and/or notices set forth on Section 4.2(b) of the Parent Disclosure Schedule (clauses (i) through (vi), collectively, the “Parent Approvals”), and other than any consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(c) The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Merger Sub of the Merger and the consummation by Parent and Merger Sub of the other transactions contemplated hereby do not and will not (i) contravene or conflict with the organizational or governing documents of Parent or any of its Subsidiaries, (ii) assuming compliance with the matters referenced in Section 4.2(b), contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, or (iii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon Parent or any of its Subsidiaries or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Parent or any of its Subsidiaries, other than, in the case of clause (i) in the case of Subsidiaries and clauses (ii) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.3 Investigations; Litigation. There is no investigation or review pending (or, to the knowledge of Parent, threatened) by any Governmental Entity with respect to Parent or any of its Subsidiaries which would have, individually or in the aggregate, a Parent Material Adverse Effect, and there are no actions, suits, inquiries, investigations or proceedings pending (or, to Parent’s knowledge, threatened) against or affecting Parent or its Subsidiaries, or any of their respective properties at Law or in equity before, and there are no orders, judgments or decrees of, or before, any Governmental Entity, in each case which would have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.4 Proxy Statement; Other Information. None of the written information provided by or on behalf of Parent or its Subsidiaries to be included in the Proxy Statement will, at the time it is first filed with the SEC, or at the time it is first mailed to the stockholders of the Company or at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 4.5 Available Funds. Parent and Merger Sub have available, and will have available at the Effective Time, all funds necessary for the payment of the Merger Consideration and sufficient for the satisfaction of all of Parent’s and Merger Sub’s obligations under this Agreement.

Section 4.6 Capitalization of Merger Sub. As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent. Merger Sub has outstanding no option, warrant, right, or any other agreement pursuant to which any person other than Parent may acquire any equity security of Merger Sub. Merger Sub has not conducted any business prior to the date hereof and has, and prior to the Effective Time will have, no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

Section 4.7 No Vote of Parent Stockholders. No vote of the stockholders of Parent or the holders of any other securities of Parent (equity or otherwise) is required by any applicable Law, the certificate of incorporation or by-laws or other equivalent organizational documents of Parent or the applicable rules of any exchange on which securities of Parent are traded, in order for Parent to consummate the transactions contemplated hereby.

Section 4.8 Finders or Brokers. Except for Goldman Sachs & Co., Lazard Freres & Co. and Deutsche Bank AG, neither Parent nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the Merger.

Section 4.9 Lack of Ownership of Company Common Stock. Neither Parent nor any of its Subsidiaries beneficially owns or, since January 1, 2013 has beneficially owned, directly or indirectly, any shares of Company Common Stock or other securities convertible into, exchangeable into or exercisable for shares of Company Common Stock, other than (a) securities of the Company that are held solely for purposes of pension and other benefit plans by a trustee over which Parent does not actively control day-to-day investments and (b) ten thousand (10,000) shares of common stock of the Company owned and controlled by Siemens AG. There are no voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of the Company or any of its Subsidiaries.

Section 4.10 No Additional Representations.

(a) Parent acknowledges that it and its Representatives (as hereinafter defined) have received access to such books and records, facilities, equipment, contracts and other assets of the Company which it and its Representatives have desired or requested to review, and that it and its Representatives have had full opportunity to meet with the management of the Company and to discuss the business and assets of the Company.

(b) Parent acknowledges that neither the Company nor any person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company furnished or made available to Parent and its Representatives except as expressly set forth in Article III (which includes the Company Disclosure Schedule and the Company SEC Documents), and, subject to and without limiting any rights under this Agreement with respect to the representations and warranties made by the Company in this Agreement, neither the Company nor any other person shall be subject to any liability to Parent or any other person resulting from the Company’s making available to Parent or Parent’s use of such information, including any information, documents or material made available to Parent in the due diligence materials provided to Parent, including in the “data room,” other management presentations (formal or informal) or in any other form in connection with the transactions contemplated by this Agreement. Without limiting the foregoing, but subject to and without limiting any rights with respect to the representations and warranties made by the Company in this Agreement, the Company makes no representation or warranty to Parent with respect to any financial projection or forecast relating to the Company or any of its Subsidiaries.

ARTICLE V

COVENANTS AND AGREEMENTS

Section 5.1 Conduct of Business by the Company and Parent.

(a) From and after the date hereof and prior to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1 (the “Termination Date”), and except (i) as may be required by applicable Law, any Governmental Entity of competent jurisdiction or the rules or regulations of the New York Stock Exchange, (ii) as may be agreed in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as may be contemplated or required by this Agreement, including the adoption of the Rights Plan in accordance with Section 5.15, (iv) in connection with the transaction identified in

Item 7 of Section 5.1 of the Company Disclosure Schedule, or (v) as otherwise set forth in Section 5.1 of the Company Disclosure Schedule, the Company covenants and agrees with Parent that the business of the Company and its Subsidiaries shall be conducted in, and such entities shall not take any action except in, the ordinary course of business.

(b) Subject to the exceptions contained in clauses (i) through (v) of Section 5.1(a) and subject to Section 5.1 of the Company Disclosure Schedule, the Company agrees with Parent, on behalf of itself and its Subsidiaries, that between the date hereof and the Effective Time, without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), the Company:

(i) shall not, and shall not permit any of its Subsidiaries that is not wholly owned to, declare, set aside, authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of the Company or its Subsidiaries);

(ii) shall not, and shall not permit any of its Subsidiaries to, split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except for any such transaction by a wholly owned Subsidiary of the Company which remains a wholly owned Subsidiary after consummation of such transaction;

(iii) shall not, and shall not permit any of its Subsidiaries to hire or terminate any director or executive officer of the Company or any of its Subsidiaries (other than in the ordinary course of business and any terminations for cause or, for the avoidance of doubt, any transfers to or among the Company or any of its Subsidiaries);

(iv) except as required by existing written agreements, the Company Benefit Plans or the Company Foreign Plans, or as otherwise required by applicable Law (including Section 409A of the Code), shall not, and shall not permit any of its Subsidiaries to (A) except in the ordinary course of business or as may be required by contract, increase or agree to increase the compensation or other benefits payable or provided to the Company’s directors, or officers (B) enter into any employment, change of control, severance or retention agreement with any employee of the Company (except (1) to the extent necessary to replace an agreement with a departing employee on substantially similar terms to the agreement being replaced, or (2) for employment agreements entered into in the ordinary course of business (3) for severance agreements entered into with non-officer employees in the ordinary course of business in connection with terminations of employment which do not impose obligations on the Company or its Subsidiaries), or (C) except as permitted pursuant to clause (B) above, establish, adopt, enter into or amend any collective bargaining agreement, plan, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees or any of their beneficiaries, except as would not result in a material increase in cost to the Company;

(v) shall not, and shall not permit any of its Subsidiaries to, change financial accounting methods, policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP, SEC rule or policy or applicable Law;

(vi) except for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, shall not, and shall not permit any of its Subsidiaries to, issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of its capital stock or other ownership interest in the Company or any of its Subsidiaries or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest or convertible or exchangeable securities or take any action to cause to be exercisable any otherwise unexercisable option under any existing stock option plan (except as otherwise provided by the terms of this Agreement or the express terms of any unexercisable options outstanding on the date hereof), other than (A) issuances of shares of Company Common Stock in respect of any exercise of Company Stock Options and settlement of any Company Stock-Based Awards

(each as hereinafter defined) outstanding on the date hereof or as may be granted after the date hereof as permitted under this Section 5.1(b), (B) the sale of Shares pursuant to the exercise of options to purchase Company Common Stock if necessary to effectuate an optionee direction upon exercise or for withholding of Taxes, (C) the grant of equity compensation awards in the ordinary course of business consistent with past practice in accordance with the Company’s customary schedule up to a maximum of Thirty-Three Million Dollars ($33,000,000) in equity compensation awards per annum and (D) the acquisition of Shares from a holder of Company Stock Option or Company Stock-Based Award in satisfaction of Tax withholding obligations or in payment of the exercise price;

(vii) shall not, and shall not permit any of its Subsidiaries to, adopt any amendments to its certificate of incorporation or by-laws or similar applicable organizational documents other than immaterial amendments to applicable organizational documents of the Company’s Subsidiaries or as required by applicable Law;

(viii) except for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries and except in the ordinary course of business consistent with past practice, shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, purchase, redeem or otherwise acquire any shares of its capital stock or any rights, warrants or options to acquire any such shares;

(ix) shall not, and shall not permit any of its Subsidiaries to, incur, assume, guarantee, prepay or otherwise become liable for any indebtedness for borrowed money (directly, contingently or otherwise), except for (A) any indebtedness for borrowed money among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, (B) indebtedness for borrowed money incurred to replace, renew, extend, refinance or refund any existing indebtedness for borrowed money on customary commercial terms that are not materially less favorable in the aggregate than the current terms of such indebtedness (including in respect of prepayment penalties), other than the issuance of new or replacement public bonds, notes or similar instruments, (C) guarantees by the Company of indebtedness for borrowed money of Subsidiaries of the Company, which indebtedness is incurred in compliance with this Section 5.1(b), (D) indebtedness for borrowed money incurred pursuant to agreements in effect prior to the execution of this Agreement, including the Company’s existing credit facility, but excluding the issuance of new commercial paper, bonds, notes or similar instruments by the Company; and (E) the issuance of letters of credit in the ordinary course of business;

(x) except for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, shall not sell, lease, license, transfer, exchange or swap, mortgage or otherwise encumber (including securitizations), or subject to any Lien (other than Permitted Liens) or otherwise dispose of any of its properties or assets, including the capital stock of Subsidiaries, other than in transactions in the ordinary course of business or involving less than One Hundred Million Dollars ($100,000,000) in the aggregate and except pursuant to existing agreements in effect prior to the execution of this Agreement that have been disclosed to Parent;

(xi) shall not, and shall not permit any of its Subsidiaries to: (A) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, business combination, restructuring, recapitalization or other reorganization (other than this Agreement), or (B) acquire by merging or consolidating with, or by purchasing an equity interest in or portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof, or acquire any capital stock or assets of any person, in each case, other than (x) in transactions involving less than Fifty Million Dollars ($50,000,000) in the aggregate, (y) pursuant to existing agreements in effect prior to the execution of this Agreement that have been disclosed to Parent or (z) transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, in the case of clause (z), to the extent such transactions do not give rise to costs or other adverse consequences to the Company, Parent or their respective Subsidiaries or affiliates that are material (it being understood and agreed that nothing in this Section 5.1 shall prohibit the Company from forming new Subsidiaries in the ordinary course of business);

(xii) except for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, shall not purchase or acquire or lease (as tenant/subtenant) any properties or assets of a third party, other than in transactions in the ordinary course of business consistent with past practice and at fair market value or involving less than Seventy Five Million Dollars ($75,000,000) in the aggregate and except pursuant to existing agreements in effect prior to the execution of this Agreement;

(xiii) shall not, and shall not permit any of its Subsidiaries to, modify, amend, terminate or waive any material rights under any Company Material Contract in a manner which is adverse to the Company other than in the ordinary course of business consistent with past practice;

(xiv) shall not, and shall not permit any of its Subsidiaries to, enter into any Company Material Contracts other than in the ordinary course of business consistent with past practice (including in connection with the expiration or renewal of any such Company Material Contracts);

(xv) shall not, and shall not permit any of its Subsidiaries to, (A) make or change any material Tax election other than in the ordinary course of business (provided that it is agreed and understood that an entity classification election pursuant to Treasury Regulation Section 301.7701-3, other than an initial classification election, shall be treated as not being made in the ordinary course of business), (B) file any material amended Tax Return, settle or compromise any material Tax audit or other proceeding for an amount materially in excess of the amount accrued or reserved therefor in the Company’s financial statements included in the Company SEC Documents, (C) compromise or surrender any material Tax refund or credit other than in the ordinary course of business or (D) change any material method of Tax accounting other than in the ordinary course of business, in each case of clauses (A) through (D) other than as required by Law;

(xvi) shall not, and shall not permit any of its Subsidiaries to, except for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned subsidiaries, make any loans, advances or capital contributions to, or investments in, any other Person in an aggregate principal amount greater than Fifty Million Dollars ($50,000,000) other than pursuant to existing contractual obligations as of the date of this Agreement;

(xvii) shall not, and shall not permit any of its Subsidiaries to, make, commit to make or authorize any capital expenditure or research and development expenditure, other than (A) capital expenditures associated with reimbursable commercial contracts where substantially all of the cost of such expenditures is billable to the customer and (B) capital expenditures and research and development expenditures in an aggregate amount not to exceed Two Hundred Million Dollars ($200,000,000) per annum; and

(xviii) shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions.

(c) Parent agrees with the Company, on behalf of itself and its Subsidiaries and affiliates, that, between the date hereof and the Effective Time, Parent shall not, and shall not permit any of its Subsidiaries or affiliates to: (i) enter into or consummate any agreements or arrangements for an acquisition (via stock purchase, merger, consolidation, purchase of assets or otherwise) of any ownership interest or assets of any person; or (ii) take or agree to take any other action (including entering into agreements with respect to any equity investments, joint ventures, acquisitions, mergers, consolidations or business combinations), which in the case of clause (i) or (ii), in Parent’s reasonable opinion, would result in the failure to obtain any approvals of any Governmental Entity required in connection with the transactions contemplated hereby, including any Company Approval or any Parent Approval.

Section 5.2 Investigation.

(a) The Company shall afford to Parent and to its officers, employees, accountants, consultants, legal counsel, financial advisors and agents and other representatives (collectively, “Representatives”) reasonable access, upon reasonable prior notice, during normal business hours, throughout the period prior to the earlier of the Effective Time and the Termination Date, to its and its Subsidiaries’ properties, contracts, commitments, books and records and any report, schedule or other document filed or received by it pursuant to the requirements of applicable Laws. Notwithstanding the foregoing, the Company shall not be required to afford such access if it would cause a violation of any Material Contract to which the Company or any of its Subsidiaries is a party, would cause a loss of privilege to the Company or any of its Subsidiaries or would constitute a violation of any applicable Law, nor shall Parent or any of its Representatives be permitted to perform any onsite procedure (including any onsite environmental study) with respect to any property of the Company or any of its Subsidiaries.

(b) Parent hereby agrees that all information provided to it or its Representatives in connection with this Agreement and the consummation of the transactions contemplated hereby shall be treated in accordance with the Confidentiality Agreement dated September 13, 2014, between the Company and Siemens AG (the “Confidentiality Agreement”).

Section 5.3 No Solicitation.

(a) Subject to the provisions of this Section 5.3 set forth below, the Company agrees that neither it nor any Subsidiary of the Company shall, and that it shall direct and use its reasonable best efforts to cause its and their respective Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly encourage or knowingly facilitate any inquiry with respect to, or the making, submission or announcement of, any Alternative Proposal (as hereinafter defined), (ii) enter into or participate in any negotiations with any person (other than Parent and its Representatives) regarding, or furnish any nonpublic information or access to any person (other than Parent and its Representatives) with respect to, any Alternative Proposal or any inquiry or proposal that could reasonably be expected to lead to an Alternative Proposal, (iii) engage in discussions regarding an Alternative Proposal with any person that has made or, to the Company’s knowledge, is considering making an Alternative Proposal, except to notify any person that has submitted an Alternative Proposal as to the existence of the provisions of this Section 5.3, (iv) approve, endorse or recommend or propose to approve, endorse or recommend any Alternative Proposal or (v) enter into any letter of intent or agreement in principle or any agreement (whether written or oral, binding or nonbinding) providing for any Alternative Proposal (except for confidentiality agreements permitted under Section 5.3(b)). The Company shall immediately cease any discussions or negotiations with any person with respect to an Alternative Proposal or potential Alternative Proposal and promptly instruct (to the extent it has contractual authority to do so and has not already done so prior to the date of this Agreement) or otherwise request, any Person that has executed a confidentiality or non-disclosure agreement within the twenty four (24)-month period prior to the date of this Agreement in connection with any actual or potential Alternative Proposal to return or destroy all such information or documents or material incorporating confidential information in the possession of such Person or its Representatives. The Company and its Subsidiaries shall not release any third party from, or waive, amend or modify any provision of, or grant permission under, (x) any standstill provision in any agreement to which the Company or any of its Subsidiaries is a party or (y) any confidentiality provision in any agreement to which the Company or any of its Subsidiaries is a party other than, with respect to clause (x), to the extent the Board of Directors of the Company concludes in good faith, after consultation with its financial advisors and outside legal counsel, the failure to take such action would be reasonably likely to result in a breach of its fiduciary duties under applicable Law.

(b) Notwithstanding the limitations set forth in Section 5.3(a) and subject to Section 5.3(c), if the Company receives an Alternative Proposal prior to obtaining Company Stockholder Approval that did not result from a material breach of Section 5.3 which (i) constitutes a Superior Proposal or (ii) which the Board of Directors of the Company determines in good faith, after consultation with its outside financial advisors and outside legal counsel, would reasonably be expected to result in a Superior Proposal, the Company may take the following actions: (x) furnish nonpublic information to the third party (including such third party’s Representatives) making such Alternative Proposal, if, prior to so furnishing such information, the Company receives from the third party an executed agreement having provisions requiring such party to keep such information confidential that are no less favorable in the aggregate to the confidentiality provisions of the Confidentiality Agreement (it being understood that such agreement need not have comparable standstill provisions) provided, that the Company shall substantially concurrently with the delivery to such Person provide to Parent any non-public information concerning the Company or any of its Subsidiaries that is provided or made available to such Person or its Representatives unless such non-public information has been previously provided or made available to Parent, and (y) engage in discussions or negotiations with the third party (including such third party’s Representatives) with respect to the Alternative Proposal.

(c) The Company will promptly (within twenty-four (24) hours) notify Parent orally and in writing of the receipt of any Alternative Proposal and shall, in any such notice to Parent, include copies of any written materials submitted in connection with such Alternative Proposal and indicate the identity of the person making such proposal and the material terms and conditions of such proposal and thereafter shall promptly (within twenty-four (24) hours) keep Parent reasonably informed on a current basis of any material change to the terms of any such Alternative Proposal. The Company agrees that it and its Subsidiaries will not enter into any agreement with any Person subsequent to the date of this Agreement which prohibits the Company from providing any information to Parent in accordance with this Section 5.3.

(d) Except as expressly permitted by this Section 5.3(d), the Board of Directors of the Company shall not (i) withdraw, withhold, qualify or modify in a manner adverse to Parent or Merger Sub, or resolve to or publicly propose to withdraw withhold, qualify or modify in a manner adverse to Parent or Merger Sub, the Recommendation, (ii) approve or publicly propose to approve any letter of intent, agreement in principle, acquisition agreement or other agreement (other than a confidentiality agreement pursuant to Section 5.3(b)) relating to any Alternative Proposal, (iii) approve or recommend, or resolve to or publicly propose to approve, endorse or recommend, any Alternative Proposal or (iv) or make any recommendation or public statement in connection with a tender offer or exchange offer other than as expressly permitted by Section 5.3(e) (any of the foregoing actions in clauses (i) through (iv), a “Change of Recommendation”). Notwithstanding anything in this Agreement to the contrary, at any time prior to receipt of the Company Stockholder Approval, in response to an unsolicited Alternative Proposal that did not result from a material breach of this Section 5.3, if the Board of Directors of the Company determines in good faith, after consultation with its financial advisors and outside legal counsel, that (1) such Alternative Proposal constitutes a Superior Proposal and (2) the failure to take such action would be reasonably likely to result in a breach of its fiduciary duties under applicable Law, then the Board of Directors of the Company may: (x) effect a Change of Recommendation; and/or (y) cause the Company to terminate this Agreement and concurrently with such termination enter into a definitive agreement with respect such Superior Proposal (a “Company Acquisition Agreement”), provided that, prior to taking any such action: (A) the Company provides Parent three (3) business days’ prior written notice of its intention to take such action, which notice shall include the information with respect to such Superior Proposal that is specified in Section 5.3(b) (it being understood that each time any material revision or amendment to the terms of the Alternative Proposal determined to be a Superior Proposal is made, the three (3) business day period shall be extended for an additional three (3) business days after notification of such change in accordance with Section 5.3(b) and this Section 5.3(d) to Parent); (B) during the applicable period described in clause (A) (the “Takeover Notice Period”), the Company considers and discusses with Parent in good faith any adjustments or modifications to the terms of this Agreement proposed by Parent; and (C) at the end of the Takeover Notice Period, the Board of Directors of the Company again makes the determination in good faith, after consultation with its outside legal counsel and financial advisors (and after taking into account any adjustments or modifications proposed by Parent during the Takeover Notice Period), that the Alternative Proposal continues to be a Superior Proposal. Notwithstanding anything in this Agreement to the contrary, the Board of Directors of Company may, at any time prior to the receipt of the Company Stockholder Approval, effect a Change of Recommendation in response to any event, change, effect, development, state of facts, condition or occurrence that materially affects (i) the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) the stockholders of the Company (including the benefits of the Merger to the Company or the stockholders of the Company), in either case that (A) is first occurring after the date hereof, (B) does not involve or relate to an Alternative Proposal or Parent or its affiliates, and (C) is not known and was not reasonably foreseeable to the Board of Directors of the Company as of the date hereof if, in each case: (x) the Company provides Parent three (3) business days’ prior written notice of its intention to take such action, which notice shall include all material information with respect to any such events, changes, effects, developments, conditions or occurrences and a full description of the Company Board’s rationale for such action; (y) during such three (3) Business Day period described in clause (x), the Company considers and discusses in good faith with Parent and its Representatives any adjustments or modifications to the terms of this Agreement; and (z) at the end of the three (3) business day period described in clause (x), the Board of Directors of the Company determines in good faith after consultation with its financial advisors and outside legal counsel (after taking into account any adjustments or modifications to the terms of this Agreement proposed by Parent during the period described in clause (x)) that the failure to take such action would be reasonably likely to result in a breach of its fiduciary duties under applicable Law.

(e) Nothing contained in this Agreement shall prohibit the Company or its Board of Directors from disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, or from issuing a “stop, look and listen” statement or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act pending disclosure of its position thereunder; provided, that any such disclosure that constitutes or contains a Change of Recommendation shall be subject to the provisions of this Section 5.3(d) (it being understood, for the avoidance of doubt, that a disclosure that constitutes only a “stop, look and listen” statement or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act shall not be deemed to be a Change of Recommendation).

(f) As used in this Agreement, “Alternative Proposal” shall mean any bona fide proposal or offer made by any person (other than a proposal or offer by Parent or any of its Subsidiaries) for (i) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation or similar transaction involving the Company or any of its Subsidiaries owning, operating or controlling a Company Material Segment, (ii) the acquisition by any person of a business or assets (including any capital stock or other securities) that constitutes or includes twenty (20%) or more of the assets of the Company and its Subsidiaries, taken as a whole (such business or assets, a “Company Material Segment”), (iii) the acquisition by any person of twenty percent (20%) or more of the outstanding shares of Company Common Stock, or (iv) the acquisition by any person of one hundred percent (100%) of the capital stock of any Subsidiaries of the Company owning, operating or controlling a Company Material Segment.

(g) As used in this Agreement “Superior Proposal” shall mean a written Alternative Proposal made by any person on terms that the Board of Directors of the Company determines in good faith, after consultation with the Company’s financial advisors and outside legal counsel, are more favorable to the Company’s stockholders than the transactions contemplated by this Agreement, taking into account all financial, legal, regulatory, conditionality and other aspects of such proposal, provided, that solely for purposes of defining a “Superior Proposal” all references in the definition of “Alternative Proposal” to “twenty percent (20%)” shall be deemed to be a reference to “fifty percent (50%)”.

(h) The Board of Directors of the Company shall reaffirm publicly the Recommendation to the Company’s stockholders within ten (10) business days of Parent’s written request to do so, made at any time that an Alternative Proposal has been made to the Company and been publicly announced; provided, however, that the Board of Directors of the Company shall only be required to make such reaffirmation on one occasion with respect to any one Alternative Proposal (with each material amendment to the price or terms of such Alternative Proposal triggering one additional Parent right to request reaffirmation).

Section 5.4 Proxy Statement; Company Meeting.

(a) The Company shall, as promptly as reasonably practicable after the date of this Agreement, prepare and file with the SEC the Proxy Statement, which shall, subject to Section 5.3, include the Recommendation, and shall use all reasonable best efforts to respond as promptly as practicable to any comments by the SEC staff in respect of the Proxy Statement. Parent and Merger Sub shall provide to the Company such information as the Company may reasonably request for inclusion in the Proxy Statement. The Proxy Statement shall comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. The Company will use its reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as reasonably practicable after such filing and the Company shall use its reasonable best efforts to cause the Proxy Statement to be mailed to the Company’s shareholders as promptly as reasonably practicable after the Company learns that the Proxy Statement will not be reviewed or that the SEC staff has no further comments thereon. Prior to filing or mailing the Proxy Statement or filing any other required documents (or in each case, any amendment or supplement thereto) or responding to any comments of the SEC or its staff with respect thereto, the Company shall provide Parent with an opportunity to review and comment on such document or response and shall give good faith consideration to any comments made by Parent and its counsel. The Company will notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Parent with copies of all correspondence between the Company and the SEC or its staff with respect to the Proxy Statement or the transactions contemplated by this Agreement.

(b) Subject to the other provisions of this Agreement, the Company shall (i) take all action necessary in accordance with the DGCL and its Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws to duly call, give notice of, convene and hold a meeting of its stockholders, as promptly as reasonably practicable following the mailing of the Proxy Statement, for the purpose of obtaining the Company Stockholder Approval (the “Company Meeting”) (except that the Company shall be entitled to one (1) or more adjournments or postponements of the Company Meeting (not to exceed twenty (20) days in the aggregate) if it determines it is reasonably advisable to do so to obtain a quorum or to obtain the Company Stockholder Approval), and (ii) subject to a Change of Recommendation in accordance with Section 5.3(c) and Section 5.3(d), use all reasonable best efforts to solicit from its stockholders proxies in favor of the approval of this Agreement and the transactions contemplated hereby; provided that no adjournment may be made to a date on or after three (3) business days prior to the End Date. Notwithstanding any Change of Recommendation, unless this Agreement shall have been terminated in accordance with its terms, the Company shall (x) submit this Agreement to the stockholders of the Company as promptly as practicable for the purpose of obtaining the Company Stockholder Approval at the Company Meeting and (y) not submit any Alternative Proposal for approval by the stockholders of the Company.

Section 5.5 Stock Options and Other Stock-Based Awards; Employee Matters.

(a) Stock Options and Other Stock-Based Awards.

(i) Each option to purchase shares of Company Common Stock granted under the Company Stock Plans (each, a “Company Stock Option”), whether vested or unvested, that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, become fully vested and be converted into the right to receive at the Effective Time an amount in cash in U.S. dollars equal to the product of (x) the total number of shares of Company Common Stock subject to such Company Stock Option and (y) the excess, if any, of the amount of the Merger Consideration over the exercise price per share of Company Common Stock subject to such Company Stock Option, with the aggregate amount of such payment rounded down to the nearest cent (the aggregate amount of such cash hereinafter referred to as the “Option Consideration”) less such amounts as are required to be withheld or deducted under the Code or any provision of U.S. state or local Tax Law with respect to the making of such payment.

(ii) At the Effective Time, each Company Equity Award granted under the Company Stock Plans, other than Company Stock Options (each, other than Company Stock Options, a “Company Stock-Based Award”), whether vested or unvested, which is outstanding immediately prior to the Effective Time shall cease to represent a right or award with respect to shares of Company Common Stock, shall become fully vested and shall entitle the holder thereof to receive, at the Effective Time, an amount in cash equal to the Merger Consideration in respect of each Share underlying a particular Company Stock-Based Award (the aggregate amount of such cash, together with the Option Consideration, hereinafter referred to as the “Option and Stock-Based Consideration”) less such amounts as are required to be withheld or deducted under the Code or any provision of U.S. state or local Tax Law with respect to the making of such payment.

(iii) For Company Stock-Based Awards that vest in whole or in part based on the achievement of performance goals, the level of performance goal achievement used to determine the number of Shares underlying the Company Stock-Based Award for purposes hereof shall be determined by the Compensation Committee of the Board of Directors consistent with the terms of the applicable award agreement.

(iv) The Compensation Committee of the Board of Directors of the Company shall make such adjustments and amendments to or make such determinations with respect to Company Stock Options and Company Stock-Based Awards to implement the foregoing provisions of this Section 5.5(a).

(v) At the Effective Time, Parent shall, to the extent sufficient funds are not available at the Company, deposit the Option and Stock-Based Consideration (or funds sufficient to make up any shortfall) with the Company for the benefit of the holders of Company Stock Plans and Company Stock-Based Awards and the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) pay the Option and Stock-Based Consideration to such holders as promptly as practicable (but in no event later than three (3) business days) following the Effective Time.

(b) Employee Matters.

(i) From and after the Effective Time, Parent shall honor all Company Benefit Plans and Company Foreign Plans and compensation arrangements and agreements in accordance with their terms. For a period of one (1) year following the Effective Time, Parent shall provide, or shall cause to be provided, to each current and former employee of the Company and its Subsidiaries who continues in employment with Parent or one of its affiliates following the Effective Time (“Company Employees”) base salary compensation and employee benefits that are no less favorable, in the aggregate, than the base salary compensation and employee and welfare benefits provided to Company Employees immediately before the Effective Time. Parent shall or shall cause the Surviving Corporation to provide to any Company Employee (i) who qualifies as an “eligible employee” (within the meaning of the Dresser-Rand Company Severance Pay Policy (or the corresponding applicable policy providing substantially similar benefits to employees of any other Company Subsidiary) (collectively, the “Severance Plan”) and (ii) whose employment terminates in a manner that qualifies such eligible employee as a “participant” (within the meaning of the Severance Plan) during the one (1)-year period following the Effective Time, with severance benefits at the levels and pursuant to the terms of no less favorable than those provided under the Severance Plan as in effect as of the date of this Agreement.

(ii) For all purposes (including purposes of vesting under any tax-qualified retirement plan, eligibility to participate and level of benefits) under the employee benefit plans of Parent and its Subsidiaries providing benefits to any Company Employees after the Effective Time (the “New Plans”) each Company Employee shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any similar Old Plan (as defined below) in which such Company Employee participated immediately prior to the Effective Time, provided that the foregoing shall not apply with respect to benefit accrual under any defined benefit pension plan or to the extent that its application would result in a duplication of benefits with respect to the same period of service. In addition, and without limiting the generality of the foregoing, to the extent permitted under the terms of the New Plans, (A) Parent shall ensure that each Company Employee shall be immediately eligible to participate, without any waiting time, in any New Plans applicable to such Company Employee to the extent that no waiting period would have applied under the corresponding Company Benefit Plan or Company Foreign Plan in which such Company Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”), and (B) for purposes of each

New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, unless such conditions would not have been waived under the comparable Old Plans of the Company or its Subsidiaries in which such Company Employee participated immediately prior to the Effective Time and Parent shall use commercially reasonable efforts to cause any eligible expenses incurred by such Company Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Company Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan, to the extent that such expenses were recognized for such purposes under the corresponding Old Plan(s).

(iii) For a period of one (1)-year following the Effective Time, Parent agrees to continue or cause the Surviving Corporation to continue the Company’s retiree welfare programs, including medical prescription drugs and retiree life insurance programs (the “Company Retiree Welfare Programs”) on terms and conditions no less favorable, in the aggregate, than those in effect as of the Effective Time with respect to all Company Employees who (A) as of the time immediately prior to the Effective Time are receiving benefits under the Company Retiree Welfare Programs or (B) as of the time immediately prior to the Effective Time would be eligible to receive benefits under the Company Retiree Welfare Programs.

(iv) Parent hereby acknowledges that a “change in control” (or similar phrase) within the meaning of the Company Stock Plans, the Company Benefit Plans and the Company Foreign Plans, as applicable, will occur at or prior to the Effective Time, as applicable.

(v) The provisions of this Section 5.5(b) are solely for the benefit of the respective parties to this Agreement and nothing in this Section 5.5(b), express or implied, shall confer upon any employee, consultant, manager or other service provider (or any dependent, successor, legal representative or beneficiary thereof), any rights or remedies, including any right to continuance of employment or any other service relationship with Parent or any of its affiliates, or any right to compensation or benefits of any nature or kind whatsoever under this Agreement. Nothing in this Section 5.5(b), express or implied, shall be: (i) an amendment or deemed amendment of any plan providing benefits to any employee, or (ii) construed to interfere with the right of Parent or its affiliates to terminate the employment or other service relationship of any of the Company Employees at any time, with or without cause, or restrict any such entity in the exercise of their independent business judgment in modifying any of the terms and conditions of the employment or other service arrangement of the Company Employees, or (iii) deemed to obligate Parent or its affiliates to adopt, enter into or maintain any employee benefit plan or other compensatory plan, program or arrangement at any time.

Section 5.6 Efforts.

(a) Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall use its best efforts (subject to, and in accordance with, applicable Law) to take promptly, or cause to be taken, all actions necessary, and to do promptly, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary consents, approvals or waivers from third parties, (ii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement and (iii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement; provided, however, that in no event shall Parent, the Company or any of their Subsidiaries be required to pay prior to the Effective Time any fee, penalty or other consideration to any third party for any consent or approval required for the consummation of the transactions contemplated by this Agreement under any contract or agreement.

(b) Without limiting the foregoing, and notwithstanding anything contained in this Agreement to the contrary, Parent agrees to use its best efforts, and to take promptly any and all steps necessary, to avoid and, if necessary, eliminate, each and every impediment under any Regulatory Law (as hereinafter defined) that may be asserted by any Governmental Entity (through the head of the Governmental Entity or division thereof), so as to enable the Closing to occur as soon as possible (and in any event no later than the End Date (as hereinafter defined)), including, but not limited to, (i) providing information, (ii) proposing, negotiating, committing to and/or effecting, by consent decree, hold separate orders, or otherwise, the sale, divesture or disposition of, or holding separate (through the establishment of a trust, proxy agreement, special security agreement, voting trust agreement or otherwise) such of Parent’s (or any of its affiliates’) assets, properties or businesses or of the Company’s (or any of its affiliates’) assets, properties or businesses to be acquired by Parent pursuant hereto, and the entrance into such other arrangements, in each case, as are necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity or to effect the dissolution of any injunction, temporary restraining order or other order in any suit or proceeding, which would otherwise have the effect of materially delaying or preventing the consummation of the transaction contemplated by this Agreement prior to the End Date; (iii) creating, terminating, or divesting relationships, ventures, contractual rights or obligations, including entering into, or offering or committing to enter into any supply agreements involving Parent’s (or any of its affiliates’) or the Company’s products or restrictions on Parent’s (or any of its affiliates’) or the Company’s businesses requested by any Governmental Entity, in each case, as are necessary to obtain an approval or waiver from, or to avoid an action or proceeding by any Governmental Entity or effect the dissolution of any injunction, temporary restraining order or other order in any suit or proceeding, which would otherwise have the effect of materially delaying or preventing the consummation of the transactions contemplated by this Agreement prior to the End Date; (iv) defending through litigation on the merits any claim asserted in court by any person to avoid entry of, or to have vacated or terminated, any decree, order or judgment (whether temporary, preliminary or permanent) that would restrain or prevent the Closing from occurring prior to the End Date; and (v) taking, or causing to be taken, all other actions and doing, or causing to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby, including taking all such further action as may be necessary to resolve such objections, if any, as the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice, the President of the United States, CFIUS, the United States Department of Defense (including the Defense Security Services), the United States Department of Energy, state antitrust enforcement authorities or competition authorities of any other nation or other jurisdiction may assert under Regulatory Law with respect to the transactions contemplated hereby, and to avoid or eliminate each and every impediment under any Regulatory Law that may be asserted by any Governmental Entity with respect to the transactions contemplated hereby; provided, however, that nothing in this Section 5.6 shall require Parent to commit to or effect any action or agreement that is not conditioned upon the consummation of the transactions contemplated hereby. The Company shall not, without Parent’s prior written consent, agree to stay, toll or extend any applicable waiting period under any Regulatory Law, or discuss or commit to any of the actions or agreements in Section 5.6(b)(ii) or (iii) above, or discuss or commit to alter its businesses or commercial practices in any way, or otherwise take or commit to take any action that limits Parent’s freedom of action with respect to, or Parent’s ability to retain any of the businesses, product lines or assets of, the Company or otherwise receive the full benefits of this Agreement.

(c) In furtherance and not in limitation of the covenants contained in this Section 5.6, the Company and Parent shall (i) as promptly as reasonably practicable after the date of this Agreement, make their respective filings and thereafter make any other required submissions under the HSR Act, (ii) cooperate with each other in (x) determining whether any filings are required to be made with, or consents, permits, authorizations, waivers or approvals are required to be obtained from, any third parties or other Governmental Entities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (y) timely making all such filings and timely seeking all such consents, permits, authorizations or approvals, and (iii) subject to applicable legal limitations and the instructions of any Governmental Entity, keep each other apprised of the status of matters relating to the completion of the transactions contemplated thereby, including promptly furnishing the other with copies of notices or other communications received by the Company or Parent, as the case may be, or any of their respective Subsidiaries, from any third party and/or any Governmental

Entity with respect to such transactions. Subject to the foregoing, Parent shall (a) control and lead all actions and strategy related to Regulatory Laws and litigation matters relating to Regulatory Laws, including all dealings with any Governmental Entity, (b) make all final determinations as to the appropriate course of action with respect to Regulatory Laws and Governmental Entities, and shall control and lead all communications related to Regulatory Laws and litigation matters relating to Regulatory Laws unless agreed otherwise as circumstances may dictate and as necessary to obtain an approval or waiver from, or to avoid an action or proceeding by any Governmental Entity or effect the dissolution of any injunction, temporary restraining order or other order in any suit or proceeding, which would otherwise have the effect of materially delaying or preventing the consummation of the transactions contemplated by this Agreement prior to the End Date; provided that, notwithstanding anything to the contrary in this Agreement, the process for obtaining CFIUS approval shall be managed jointly by Parent and Company, Parent and Company shall jointly make all final determinations as to the appropriate course of action and all communications and filings (including, a withdrawal of submission) to and with CFIUS shall be jointly coordinated between Parent and Company. However, Parent shall make final determinations concerning agreements and undertakings to be entered into with CFIUS. The Company and Parent shall permit counsel for the other party reasonable opportunity to review in advance, and consider in good faith the views of the other party in connection with, any proposed written communication to any Governmental Entity. Each of the Company and Parent agrees not to participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Entity in connection with the proposed transactions unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Entity, gives the other party the opportunity to attend and participate. As promptly as reasonably practicable following the date of this Agreement, Parent and Company shall (a) arrange a meeting with CFIUS, (b) submit a draft joint voluntary notice to CFIUS and (c) submit a final joint voluntary notice to CFIUS, each with regard to this Agreement and other related information pursuant to Section 721 of the Defense Production Act of 1950, as amended. Each of Parent and the Company shall respond to any request for information from CFIUS in the timeframe set forth in the CFIUS regulations, 31 C.F.R. Part 800; provided, however, that either party, after consultation with the other party, may request in good faith an extension of time pursuant to 31 CFR § 800.403(3) to respond to CFIUS requests for follow-up information, provided that under no circumstance may a party request any extension that causes CFIUS to reject the voluntary notice filed by the parties or modifies the time for CFIUS review or investigation.

(d) Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.6 shall limit a party’s right to terminate this Agreement pursuant to Section 7.1(b) or 7.1(c) so long as such party has, prior to such termination, complied with its obligations under this Section 5.6.

(e) For purposes of this Agreement, “Regulatory Law” means the Sherman Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914, the Defense Production Act of 1950, as amended, the International Traffic in Arms Regulations (“ITAR”), applicable requirements of the National Industrial Security Program, the Export Administration Regulations, the embargoes and restrictions administered by the United States Office of Foreign Assets Control and any Executive Orders of the President regarding embargoes and restrictions on trade with designated countries, entities and persons, and all other federal, state or foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws, including any antitrust, competition or trade regulation Laws, that are designed or intended to (i) prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, (ii) regulate the business or operations of the Company or its Subsidiaries or (iii) protect the national security or the national economy of any nation.

Section 5.7 Takeover Statute. If any “fair price,” “moratorium,” “control share acquisition” or other form of antitakeover statute or regulation shall become applicable to the transactions contemplated hereby, each of the Company and Parent and the members of their respective Boards of Directors shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

Section 5.8 Public Announcements. The Company and Parent will consult with and provide each other the opportunity to review and comment upon any press release or other public statement or comment prior to the issuance of such press release or other public statement or comment relating to this Agreement or the transactions contemplated hereby and shall not issue any such press release or other public statement or comment prior to such consultation except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange. Parent and the Company agree to issue a joint press release announcing this Agreement.

Section 5.9 Indemnification and Insurance.

(a) Parent and Merger Sub agree that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors, officers or employees, as the case may be, of the Company or its Subsidiaries as provided in their respective certificate of incorporation or by-laws or other organization documents or in any agreement shall survive the Merger and shall continue in full force and effect. For a period of six (6) years from the Effective Time, Parent and the Surviving Corporation shall maintain in effect the exculpation, indemnification and advancement of expenses provisions of the Company’s and any Company Subsidiary’s certificate of incorporation and by-laws or similar organization documents in effect immediately prior to the Effective Time, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the Effective Time were current or former directors, officers or employees of the Company or any of its Subsidiaries; provided, however, that all rights to indemnification in respect of any Action (as hereinafter defined) pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim. From and after the Effective Time, Parent shall assume, be jointly and severally liable for, and honor, guaranty and stand surety for, and shall cause the Surviving Corporation and its Subsidiaries to honor, in accordance with their respective terms, each of the covenants contained in this Section 5.9 without limit as to time.

(b) Each of Parent and the Surviving Corporation shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless (and advance funds in respect of each of the foregoing) each current and former director, officer or employee of the Company or any of its Subsidiaries and each person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (each, together with such person’s heirs, executors or administrators, an “Indemnified Party”) against any costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by Law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (an “Action”), arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred whether before, at or after the Effective Time (including acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of the Company). In the event of any such Action, Parent and the Surviving Corporation shall cooperate with the Indemnified Party in the defense of any such Action.

(c) For a period of six (6) years from the Effective Time, Parent shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries with respect to matters arising on or before the Effective Time; provided, however, that after the Effective Time, Parent shall not be required to pay annual premiums in excess of three hundred percent (300%) of the last annual premium paid by the Company prior to the date hereof in respect of the coverages required to be obtained pursuant hereto, but in such case shall purchase as much coverage as reasonably practicable for such amount. At the Company’s option, the Company may purchase prior to the Effective Time, a six (6)-year prepaid “tail” policy on terms and conditions providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries with respect to matters arising on or before the Effective Time, covering without limitation the transactions contemplated hereby. If such “tail” prepaid policy has been obtained by the Company prior to the Effective Time, Parent shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation, and no other party shall have any further obligation to purchase or pay for insurance hereunder.

(d) Parent shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 5.9.

(e) The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the certificate of incorporation or by-laws or other organization documents of the Company or any of its Subsidiaries or the Surviving Corporation, any other indemnification agreement or arrangement, the DGCL or otherwise. The provisions of this Section 5.9 shall survive the consummation of the Merger and expressly are intended to benefit, and are enforceable by, each of the Indemnified Parties.

(f) If Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.9.

Section 5.10 Control of Operations. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

Section 5.11 No Closures. Parent covenants and agrees that, during the three (3)-year period immediately following the Closing Date (the “Restriction Period”), it shall not close and it shall cause to not be closed, and it shall cause operations, productions, manufacturing or other similar activities to not permanently cease, or be suspended for or materially reduced during any extended period (any such action, a “Closure”), at any European Plant, except where such Closure is required by Regulatory Laws. For the avoidance of doubt, in the event Parent is required to sell, divest or dispose of any European Plant as a result of Parent’s obligations as set forth in Section 5.6, Parent shall use reasonable efforts to have the acquirer of such European Plant (as a condition to such sale, divestiture or disposition) agree to and be bound by substantially similar obligations with respect to Closures as set forth in this Section 5.11. For purposes of this Agreement, “European Plant” shall mean any material manufacturing plant and any other similar material facilities of the Company or any of its Subsidiaries that (i) is in existence on the date hereof, (ii) is located in Europe, (iii) manufactures or otherwise produces any products or goods manufactured, sold or distributed by the Company or any of its Subsidiaries as of the date hereof.

Section 5.12 Shareholder Litigation. The Company shall not settle any shareholder litigation against the Company and/or its directors relating to the this Agreement, the Merger or the other transactions contemplated by this Agreement without Parent’s prior consent (such consent not to be unreasonably withheld, conditioned or delayed) unless: (a) no equitable or injunctive relief is granted as part of such settlement, (b) such settlement is expressly permitted by Section 5.12 of the Company Disclosure Schedule) and (c) to the extent such parties are named in such litigation, such settlement includes an express, complete and unconditional release of Parent, its subsidiaries and their respective directors, officers, employees and agents with respect to all claims asserted in such litigation to the extent applicable.

Section 5.13 FIRPTA Certificate. If reasonably requested by Parent in writing at least forty-five (45) days prior to the Closing, the Company shall use reasonable efforts to determine whether the shares of Company Common Stock constitute a “United States real property interest” (as defined in Section 897(c)(1) of the Code). If the Company determines that the shares of Company Common Stock do not constitute a “United States real property interest” (as defined in Section 897(c)(1) of the Code), the Company shall deliver to Parent a certificate satisfying the requirements of Treasury Regulation Section 1.1445-2(c)(3) and a notice satisfying the requirements of Treasury Regulation Section 1.897-2(h), in each case dated as of the Closing Date, signed by a responsible officer of the Company.

Section 5.14 Assistance with Outstanding Company Indebtedness. The Company shall use commercially reasonable efforts to provide, and shall use commercially reasonable efforts to cause the Company’s Subsidiaries to provide, all cooperation reasonably requested by Parent in connection with (i) the redemption of the Company’s outstanding 6.50% Senior Subordinated Notes Due 2021 (the “Notes”) at or after the Closing, (ii) an offer by the Company, and any related consent solicitation, conditioned upon the Closing, to purchase any or all of the Notes and (iii) the repayment at or immediately after the Closing of all amounts outstanding under the Company’s First Amended and Restated Credit Agreement dated June 27, 2014 (as amended, modified or replaced in accordance with Section 5.1(b)(ix), the “Credit Agreement”), including in each case, as applicable, by providing payoff letters, consents, officer’s certificates and opinions of counsel as may be reasonably required to effect such redemption and repayment or offer and to obtain a full release of all assets and capital stock of the Company and Subsidiaries as may have been pledged in connection with the Credit Agreement or the Notes. Parent shall promptly, upon request by the Company, reimburse the Company for all reasonable and documented out of pocket costs (including reasonable attorneys’ fees) incurred by the Company or any of its Subsidiaries or their respective Representatives in connection with their respective obligations pursuant to, and in accordance with, this Section 5.14, and shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all damages, losses, costs, liabilities or expenses suffered or incurred by any of them in connection with the foregoing.

Section 5.15 Rights Plan.

(a) The Company will file on the date hereof (or, if the date hereof is not a business day, on the immediately succeeding business day) with the Secretary of State of the State of Delaware pursuant to the provisions of Sections 103 and 151 of the DGCL a certificate of designation in respect of the Company Preferred Stock relating thereto, in the form made available to Parent and its counsel as of the date of this Agreement and with only such changes as reasonably requested by the rights agent and that would not adversely impact Parent or its Subsidiaries or affiliates (the “Certificate of Designation”). The Company will distribute the Rights (as defined in the Rights Plan) as promptly as practicable following the date hereof to holders of record as of such date. The Company shall not, without Parent’s prior written consent, amend or waive any provision of the Rights Plan or redeem any of the Rights issued under the Rights Plan; provided, however, that the Company Board may amend or waive any provision of the Rights Plan or redeem such Rights to the extent that: (i) (A) the Company Board determines in good faith, after having consulted with the its outside legal counsel, that the failure to amend such Rights Plan, waive such provision or redeem such Rights would be reasonably likely to result in a breach of its fiduciary duties under applicable Law and (B) the Company provides Parent with written notice of the Company’s intent to take such action at least three (3) business days before taking such action; or (ii) a court of competent jurisdiction orders the Company to take such action or issues an injunction mandating such action.

(b) Except as provided in Sections 3.20 and 5.15(a), the Company shall not enter into or adopt any “poison pill” or similar stockholder rights plan.

ARTICLE VI

CONDITIONS TO THE MERGER

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment (or waiver by all parties) at or prior to the Effective Time of the following conditions:

(a) The Company Stockholder Approval shall have been obtained.

(b) No injunction by any court or other tribunal of competent jurisdiction that prohibits the consummation of the Merger shall have been entered and shall continue to be in effect.

(c) All approvals and the expirations or terminations of waiting periods (including any extension thereof) required to be obtained or to have occurred under the HSR Act and under the Regulatory Laws of the jurisdictions listed on Section 6.1(c) of the Company Disclosure Schedules, or any other jurisdiction in respect of which the Parties mutually agree that, due to change in Law: (i) a notification and approval or observation of waiting period is required under the Regulatory Laws of such jurisdiction and (ii) such notification and approval or observation of waiting period should be a condition to consummation of the Merger; provided however, that this Section 6.1(c) shall not limit the determination by the parties of those jurisdictions in which filings are required to be made with, or consents, permits, authorizations, waivers or approvals are required to be obtained from, Governmental Entities in connection with the consummation of the transactions contemplated by this Agreement, or the obligations of the parties to make timely filings pursuant to Section 5.6(c).

(d) The CFIUS Approval shall have been obtained. For the purposes of this Agreement, “CFIUS Approval” means Parent and the Company shall have received (a) written notice from CFIUS that review under Section 721 of the U.S. Defense Production Act of 1950, as amended, of the transaction contemplated by this Agreement has been concluded; and CFIUS shall have determined that there are no unresolved national security concerns with respect to the transaction contemplated by this Agreement, and advised that action under said Section 721, and any investigation related thereto, has been concluded with respect to such transaction; (b) CFIUS has concluded that the transaction is not a covered transaction and not subject to review under applicable Law; or (c) CFIUS shall have sent a report to the President of the United States requesting the President’s decision on the CFIUS notice submitted by Parent and Company and either (1) the period under the Defense Production Act of 1950, as amended, during which the President may announce his decision to take action to suspend, prohibit or place any limitations on the transactions contemplated hereby shall have expired without any such action being threatened, announced or taken or (2) the President shall have announced a decision not to take any action to suspend, prohibit or place any limitations on the transactions contemplated hereby.

Section 6.2 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is further subject to the fulfillment of the following conditions:

(a) (i) the representations and warranties of Parent and Merger Sub set forth herein that are qualified by a “Parent Material Adverse Effect” shall be true and correct as so qualified at and as of the Closing Date as if made at and as of such time (except to the extent any such representation or warranty expressly relates to an earlier date, in which case as of such date) and (ii) the representations and warranties of Parent and Merger Sub set forth herein that are not qualified by a “Parent Material Adverse Effect” shall be true and correct at and as of the Closing Date as if made at and as of such time (except to the extent any such representation or warranty expressly relates to an earlier date, in which case as of such date), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, would not reasonably be expected to result in a Parent Material Adverse Effect.

(b) Parent shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time.

(c) Parent shall have delivered to the Company a certificate, dated the Effective Time and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied.

Section 6.3 Conditions to Obligations of Parent and Merger Sub to Effect the Merger. The obligations of Parent and Merger Sub to effect the Merger is further subject to the fulfillment of the following conditions:

(a) (i) the representations and warranties of the Company (other than Sections 3.2(a), 3.2(b) and 3.2(d)(ii)) set forth herein that are qualified by a “Company Material Adverse Effect” shall be true and correct as so qualified at and as of the Closing Date as if made at and as of such time (except to the extent any such representation or warranty expressly relates to an earlier date, in which case as of such date), (ii) the representations and warranties of the Company (other than Sections 3.2(a), 3.2(b) and 3.2(d)(ii)) set forth herein that are not qualified by a “Company Material Adverse Effect” shall be true and correct at and as of the Closing Date as if made at and as of such time (except to the extent any such representation or warranty expressly relates to an earlier date, in which case as of such date), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect and (iii) the representations and warranties of the Company set forth in Sections 3.2(a), 3.2(b) and 3.2(d)(ii) shall be true and correct in all but de minimis respects.

(b) The Company shall have, and shall have caused its Subsidiaries to have, in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it or its Subsidiaries prior to the Effective Time.

(c) The Company shall have delivered to Parent a certificate, dated the Effective Time and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied.

Section 6.4 Frustration of Closing Conditions. Neither the Company nor Parent may rely, either as a basis for not consummating the Merger or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Sections 6.1, 6.2 or 6.3, as the case may be, to be satisfied if such failure was caused by such party’s breach of any provision of this Agreement (including Section 5.6).

ARTICLE VII

TERMINATION

Section 7.1 Termination or Abandonment. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after any approval of the matters presented in connection with the Merger by the stockholders of the Company:

(a) by the mutual written consent of the Company and Parent;

(b) by either the Company or Parent if (i) the Effective Time shall not have occurred on or before December 31, 2015 (the “End Date”); provided, however, that the party seeking to terminate this Agreement pursuant to this Section 7.1(b) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have caused the failure to consummate the Merger on or before such End Date;

(c) by either the Company or Parent if an injunction shall have been entered by a Governmental Entity or a decision shall have been issued or promulgated by CFIUS or the President of the United States that, in each case, permanently restrain, enjoin, suspend or otherwise prohibit the consummation of the Merger and such injunction shall have become final and non-appealable or such decision has become final; provided that neither Parent nor the Company may terminate this Agreement pursuant to this Section 7.1(c) unless such party has used its best efforts to remove such injunction and, provided, further, neither party may terminate this Agreement pursuant to this Section 7.1(c) unless it is in material compliance with its obligations under Section 5.6;

(d) by either the Company or Parent if the Company Meeting (including any adjournments or postponements thereof) shall have concluded and the Company Stockholder Approval contemplated by this Agreement shall not have been obtained;

(e) by the Company, if Parent shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 6.1 or 6.2 and (ii) cannot be cured by the End Date, provided that the Company shall have given Parent written notice, delivered at least thirty (30) days prior to such termination, stating the Company’s intention to terminate this Agreement pursuant to this

Section 7.1(e) and the basis for such termination (provided, however, that the Company is not then in breach of any representation, warranty, covenant or other agreement that would give rise to a failure of a condition set forth in Section 6.1 or 6.3);

(f) by Parent, if the Company shall have (i) breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (x) would result in a failure of a condition set forth in Section 6.1 or 6.3 and (y) cannot be cured by the End Date, provided that Parent shall have given the Company written notice, delivered at least thirty (30) days prior to such termination, stating Parent’s intention to terminate this Agreement pursuant to this Section 7.1(f) and the basis for such termination; or (ii) materially breached any of its obligations under Section 5.3, which breach results in an Alternative Proposal (provided, however, in each case that Parent is not then in breach of any representation, warranty, covenant or other agreement that would give rise to a failure of a condition set forth in Section 6.1 or 6.2);

(g) by the Company, prior to the Company Stockholder Approval, if concurrently with such termination the Company enters into a Company Acquisition Agreement in accordance with Section 5.3(d); and

(h) by Parent, in the event that the Board of Directors of the Company has (i) failed (A) to make the Recommendation or (B) at all times to include the Recommendation in the Proxy Statement or (ii) effected a Change of Recommendation, whether or not permitted by the terms hereof.

(i) In the event of termination of this Agreement pursuant to this Section 7.1, this Agreement shall terminate (except for the Confidentiality Agreement referred to in Section 5.2 and the provisions of Section 7.2 and Article VIII, which shall survive such termination), and there shall be no other liability on the part of the Company or Parent to the other except (i) subject to Section 7.2(c), liability arising out of a willful breach of a covenant or other obligation set forth in this Agreement or as provided for in the Confidentiality Agreement, in which case all rights and remedies available at Law or in equity shall be available, and (ii) as provided in Section 7.2.

Section 7.2 Termination Fees.

(a) Notwithstanding any provision in this Agreement to the contrary, if (i) (A) after the date of this Agreement and prior to the termination of this Agreement, any Alternative Proposal (substituting fifty percent (50%) for the twenty percent (20%) threshold set forth in the definition of “Alternative Proposal”) (a “Qualifying Transaction”) is made, (B) this Agreement is terminated by Parent or the Company pursuant to Section 7.1(d) or by Parent pursuant to Section 7.1(f), and, in the case of a termination by Parent or the Company pursuant to Section 7.1(d), such Qualifying Transaction was publicly proposed and not withdrawn on or prior to the tenth (10th) business day prior to the date of the Company Meeting and (C) concurrently with or within twelve (12) months after such termination, any definitive agreement providing for any Qualifying Transaction shall have been entered into, or (ii) this Agreement is terminated by the Company pursuant to Section 7.1(g) or by Parent pursuant to Section 7.1(h), then in any such event the Company shall pay to Parent a fee of Two Hundred Million Dollars ($200,000,000) in cash (the “Company Termination Fee”), such payment to be made, in the case of a termination referenced in clause (i) above, upon execution of the definitive agreement providing for the Qualifying Transaction, or in the case of clause (ii) above, concurrently with the termination by the Company pursuant to Section 7.1(g) or within two (2) business days after termination by Parent pursuant to Section 7.1(h); it being understood that in no event shall the Company be required to pay the Company Termination Fee on more than one (1) occasion.

(b) Notwithstanding any provision in this Agreement to the contrary, in the event that (i) Parent or the Company shall terminate this Agreement pursuant to Section 7.1(b) and, at the time of such termination, the conditions set forth in Section 6.1(a), Section 6.1(b), Section 6.3(a) and Section 6.3(b) have been satisfied, other than, in the case of Section 6.1(b) or Section 6.1(d), for the failure to be satisfied resulting from a proceeding brought by a Governmental Entity or a decision issued or promulgated by CFIUS or the President of the United States, or (ii) Parent or the Company shall terminate this Agreement pursuant to Section 7.1(c) as the result of a proceeding brought by a Governmental Entity or a decision issued or promulgated by CFIUS or the President of the United States, then in any such case Parent shall, upon a request from the Company, pay to the Company a fee of Four Hundred Million Dollars ($400,000,000) in cash (the “Parent Termination Fee”) in accordance with this Section 7.2(b), it being understood that in no event shall Parent be required to pay the Parent Termination Fee on more than one (1) occasion. The Parent Termination Fee shall be paid to the Company promptly following the Company’s request after termination of this Agreement by the Company or Parent upon the circumstances described in this Section 7.2(b) (and in any event not later than two (2) business days after delivery to Parent of notice of request for payment).

(c) Notwithstanding anything to the contrary in this Agreement, in the event: (i) the Company requests payment by Parent of the Parent Termination Fee pursuant to Section 7.2(b) and Parent pays such Parent Termination Fee, payment of such Parent Termination Fee shall be the sole and exclusive remedy of the Company and none of Parent, its Subsidiaries or any of their affiliates shall have any liability to the Company or its Subsidiaries or affiliates or any other person in the event of termination of this Agreement and (ii) Parent requests payment by the Company of the Company Termination Fee pursuant to Section 7.1(a) and the Company pays such Company Termination Fee, payment of such Company Termination Fee shall be the sole and exclusive remedy of Parent and none of Company, its Subsidiaries or any of their affiliates shall have any liability to Parent or its Subsidiaries or affiliates or any other person in the event of termination of this Agreement.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 No Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. Notwithstanding the foregoing, the parties understand and agree that the covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement that by their terms contemplate performance after the Effective Time, including the covenants and agreements contained in Section 5.5(b), 5.9 and 5.11, and this Section 8.1, shall survive the Effective Time.

Section 8.2 Expenses. Except as set forth in Sections 5.9(b) and 7.2, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the other transactions contemplated hereby shall be paid by the party incurring or required to incur such expenses; provided that, except to the extent provided in the last sentence of Section 2.2(b)(ii), the Company shall be responsible for any Taxes imposed on its shareholders in respect of assets that are owned directly or indirectly by the Company.

Section 8.3 Counterparts; Effectiveness. This Agreement may be executed in two (2) or more consecutive counterparts (including by facsimile), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one (1) or more counterparts have been signed by each of the parties and delivered (by telecopy or otherwise) to the other parties.

Section 8.4 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Section 8.5 Jurisdiction; Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 8.5, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 8.6 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.7 Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission (provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any business day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next business day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

To Parent or Merger Sub:

Siemens Energy, Inc.

4400 N Alafaya Trail

Orlando, FL 32826-2399

Fax: : 407) 736-5838

Attention:        General Counsel

with copies to:

Siemens Aktiengesellschaft

Postbox 32 20

91050 Erlangen

Attention:        General Counsel

Facsimile:        49 (9131) 18-2512

and

Latham & Watkins LLP

885 Third Avenue

New York, NY 10022

Fax: (212) 751-4864

Attention: Jörg Kirchner, LL.M.

M. Adel Aslani-Far, Esq.

Eli G. Hunt, Esq.

To the Company:

Dresser-Rand Group Inc.

West8 Tower Suite 1000

10205 Westheimer Rd

Houston, TX 77042

Fax: (713) 354-6110

Attention: General Counsel

with copies to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Fax: (212) 403-2000

Attention: Daniel A. Neff, Esq.

Gregory E. Ostling, Esq.

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or five (5) business days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 8.8 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties; provided that Parent and Merger Sub may assign their rights or obligations hereunder to any affiliate; provided, further, that no such assignment shall relieve the Parent or Merger Sub from any of their obligations or liabilities under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

Section 8.9 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

Section 8.10 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the exhibits and schedules hereto) and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof and, except for the provisions of Sections 2.1(a) and 5.9, in each case from and after the Closing, is not intended to and shall not confer upon any person other than the parties hereto any rights or remedies hereunder. Subject to the provisions of Article VII, Parent and Merger Sub expressly acknowledge and agree that, prior to the Effective Time, the Company shall have the right, on behalf of its stockholders, to pursue damages against Parent and Merger Sub for the loss of the Merger Consideration in the event of any breach of this Agreement by Parent or Merger Sub.

Section 8.11 Amendments; Waivers. At any time prior to the Effective Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Sub, or in the case of a waiver, by the party against whom the waiver is to be effective; provided, however, that after receipt of Company Stockholder Approval, if any such amendment or waiver shall by applicable Law or in accordance with the rules and regulations of the New York Stock Exchange require further approval of the stockholders of the Company, the effectiveness of such amendment or waiver shall be subject to the approval of the stockholders of the Company. Notwithstanding the foregoing, no failure or delay by the Company or Parent in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 8.12 Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.13 Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

Section 8.14 Definitions.

(a) References in this Agreement to “Subsidiaries” of any party shall mean any corporation, partnership, association, trust or other form of legal entity of which (i) more than 50% of the outstanding voting securities are on the date hereof directly or indirectly owned by such party, or (ii) such party or any Subsidiary of such party is a general partner (excluding partnerships in which such party or any Subsidiary of such party does not have a majority of the voting interests in such partnership); provided that (x) a representation or warranty herein made by a person with respect to its Subsidiaries, shall also be deemed to be a representation by such person with respect to the entities set forth in Section 8.14(a) of the Company Disclosure Schedule (the “Specified Subsidiaries”) (but such representation or warranty shall be deemed to be qualified by such first person’s knowledge), and (y) a covenant herein relating to a person’s Subsidiaries, shall also be deemed an obligation of such person to exercise (and to cause its Subsidiaries to exercise) any available rights to cause any Specified Subsidiary to comply with such covenant. References in this Agreement (except as specifically otherwise defined) to “affiliates” shall mean, as to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise. References in this Agreement (except as specifically otherwise defined) to “person” shall mean an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including, without limitation, a Governmental Entity or the media, and any permitted successors and assigns of such person. As used in this Agreement,

“knowledge” means (i) with respect to Parent, the actual knowledge of the individuals listed on Section 8.14(a) of the Parent Disclosure Schedule and (ii) with respect to the Company, the actual knowledge of the individuals listed on Section 8.14(a) of the Company Disclosure Schedule. As used in this Agreement, “business day” shall mean any day other than a Saturday, Sunday or a day on which the banks in New York City, Houston, Texas or Munich, Germany are authorized by Law or executive order to be closed. References in this Agreement to specific Laws or to specific provisions of Laws shall include all rules and regulations promulgated thereunder. Any statute defined or referred to herein or in any agreement or instrument referred to herein shall mean such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes.

(b) Each of the following terms is defined in the Section set forth opposite such term:

2008 Company Stock Plan	Section 3.2(a)
Action	Section 5.9(b)
Additional Consideration Date	Section 2.1(a)
Additional Per Share Consideration	Section 2.1(a)
affiliates	Section 8.14(a)
Agreement	Preamble
Alternative Proposal	Section 5.3(f)
Book-Entry Shares	Section 2.2(a)
business day	Section 8.14(a)
Cancelled Shares	Section 2.1(b)
Certificate of Merger	Section 1.3
Certificates	Section 2.2(a)
CFIUS	Section 3.3(b)
Change of Recommendation	Section 5.3(d)
Closing	Section 1.2
Closing Date	Section 1.2
Closure	Section 5.11
Code	Section 2.2(b)(iii)
Company	Preamble
Company Approvals	Section 3.3(b)
Company Benefit Plans	Section 3.9(a)
Company Common Stock	Section 2.1(a)
Company Disclosure Schedule	ARTICLE III
Company Employees	Section 5.5(b)(i)
Company Foreign Plan	Section 3.9(a)
Company Material Adverse Effect	Section 3.1
Company Material Contracts	Section 3.18(a)
Company Material Segment	Section 5.3(f)
Company Meeting	Section 5.4(b)
Company Permits	Section 3.7(b)
Company Preferred Stock	Section 3.2(a)
Company Retiree Welfare Programs	Section 5.5(b)(i)
Company SEC Documents	Section 3.4(a)
Company Stock Option	Section 5.5(a)(i)
Company Stock Plans	Section 3.2(a)
Company Stock-Based Award	Section 5.5(a)(ii)
Company Stockholder Approval	Section 3.17
Company Termination Fee	Section 7.2(a)
Confidentiality Agreement	Section 5.2(b)
control	Section 8.14(a)

DGCL	Section 1.1
Dissenting Shares	Section 2.1(d)
Effective Time	Section 1.3
End Date	Section 7.1(b)
Environmental Law	Section 3.8(a)(v)
ERISA	Section 3.9(a)
ERISA Affiliate	Section 3.9(c)
European Plant	Section 5.11
Exchange Act	Section 3.3(b)
Exchange Fund	Section 2.2(a)
GAAP	Section 3.4(b)
Governmental Entity	Section 3.3(b)
Hazardous Substance	Section 3.8(c)
HSR Act	Section 3.3(b)
Indemnified Party	Section 5.9(b)
Intellectual Property	Section 3.15
knowledge	Section 8.14(a)
Law	Section 3.7(a)
Laws	Section 3.7(a)
Lien	Section 3.3(c)
Merger	Recitals
Merger Consideration	Section 2.1(a)
Merger Sub	Preamble
New Plans	Section 5.5(b)(ii)
Old Plans	Section 5.5(b)(ii)
Option and Stock-Based Consideration	Section 5.5(a)(ii)
Option Consideration	Section 5.5(a)(i)
Parent	Preamble
Parent Approvals	Section 4.2(b)
Parent Disclosure Schedule	ARTICLE IV
Parent Material Adverse Effect	Section 4.1
Parent Termination Fee	Section 7.2(b)
Paying Agent	Section 2.2(a)
Permits	Section 3.7(b)
Permitted Lien	Section 3.3(c)
person	Section 8.14(a)
Proxy Statement	Section 3.12
Qualifying Transaction	Section 7.2(a)
Recommendation	Section 3.3(a)
Regulatory Law	Section 5.6(e)
Representatives	Section 5.2(a)
Restriction Period	Section 5.11
Sarbanes-Oxley Act	Section 3.5
SEC	Section 3.4(a)
Share	Section 2.1(a)
Subsidiaries	Section 8.14(a)
Superior Proposal	Section 5.3(g)
Surviving Corporation	Section 1.1
Tax Return	Section 3.13(b)
Taxes	Section 3.13(b)
Termination Date	Section 5.1(a)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

SIEMENS ENERGY, INC.

By:	/s/ Randy Zwirn
Name: Randy Zwirn
Title: President and Chief Executive Officer

By:	/s/ Steven Conner
Name: Steven Conner
Title: Vice President and Chief Financial Officer

DYNAMO ACQUISITION CORPORATION

By:	/s/ Randy Zwirn
Name: Randy Zwirn
Title: President

By:	/s/ Steven Conner
Name: Steven Conner
Title: Vice President

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

DRESSER-RAND GROUP INC.

By:	/s/ Vincent R. Volpe Jr.
Name: Vincent R. Volpe Jr.
Title: President and Chief Executive Officer

Annex B

September 21, 2014

Board of Directors

Dresser-Rand Group Inc.

West8 Tower, Suite 1000

10205 Westheimer Road

Houston, TX, U.S.A. 77042

Members of the Board:

We understand that Dresser-Rand Group Inc. (the “Company”), Siemens Energy, Inc. (the “Parent”) and Dynamo Acquisition Corporation, a wholly owned subsidiary of the Parent (“Merger Sub”), have entered into an Agreement and Plan of Merger, dated as of September 21, 2014 (the “Agreement”), which provides, among other things, for the merger (the “Merger”) of Merger Sub with and into the Company. Pursuant to the Merger, the Company will become a wholly owned subsidiary of the Parent, and each outstanding share of common stock, par value $0.01 per share (the “Company Common Stock”) of the Company, other than shares (i) owned directly or indirectly, by the Parent or Merger Sub or held by the Company, in each case other than shares held on behalf of third parties or shares as to which dissenters’ rights have been perfected, will be converted into the right to receive $83.00 per share in cash (the “Consideration”). The terms and conditions of the Merger are more fully set forth in the Agreement.

You have asked for our opinion as to whether the Consideration to be received by the holders of shares of the Company Common Stock pursuant to the Agreement is fair from a financial point of view to the holders of shares of the Company Common Stock.

For purposes of the opinion set forth herein, we have:

1)	Reviewed certain publicly available financial statements and other business and financial information of the Company and the Parent, respectively;

2)	Reviewed certain internal financial statements and other financial and operating data concerning the Company;

3)	Reviewed certain financial projections prepared by the management of the Company;

4)	Discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

5)	Reviewed the reported prices and trading activity for the Company Common Stock;

6)	Compared the financial performance of the Company and the prices and trading activity of the Company Common Stock with that of certain other publicly-traded companies comparable with the Company and their securities;

7)	Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

8)	Participated in certain discussions and negotiations among representatives of the Company and the Parent and their financial and legal advisors;

9)	Reviewed the Agreement and certain related documents; and

10)	Performed such other analyses and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by the Company, and formed a substantial basis for this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company of the future financial performance of the Company. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Agreement without any waiver, amendment or delay of any terms or conditions the effect of which would be in any way meaningful to our analysis. Morgan Stanley has assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Merger. We are not legal, tax or regulatory advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of the Company and its legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the consideration to be received by the holders of shares of the Company Common Stock in the transaction. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such valuations or appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition, business combination or other extraordinary transaction, involving the Company.

Our opinion does not address the relative merits of the Merger as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or are available.

We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services, a portion of which is contingent upon the rendering of this opinion and the substantial remainder of which is contingent upon the closing of the Merger. In the two years prior to the date hereof, we have provided financial advisory and financing services for the Parent and financing services for the Company and have received fees in connection with such services. Morgan Stanley may also seek to provide financial advisory and financing services to the Parent and the Company in the future and would expect to receive fees for the rendering of these services.

Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of the Parent, the Company, or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument.

This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing the Company is required to make with the Securities and Exchange Commission in connection with this transaction if such inclusion is required by applicable law. Morgan Stanley expresses no opinion or recommendation as to how the shareholders of the Company should vote at the stockholders’ meeting to be held in connection with the Merger.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Consideration to be received by the holders of shares of the Company Common Stock pursuant to the Agreement is fair from a financial point of view to the holders of shares of the Company Common Stock.

Very truly yours,

MORGAN STANLEY & CO. LLC

By:	/s/ Jonathan Cox
Jonathan Cox Managing Director

Annex C

PERSONAL AND CONFIDENTIAL

September 21, 2014

Board of Directors

Dresser-Rand Group Inc.

West8 Tower, Suite 1000

10205 Westheimer Road

Houston, TX, U.S.A. 77042

Members of the Board:

You have requested our opinion as to the fairness from a financial point of view to the holders (other than Siemens AG (“Siemens”) and its affiliates) of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Dresser-Rand Group Inc. (the “Company”) of the $83.00 in cash per Share to be paid to such holders pursuant to the Agreement and Plan of Merger, substantially in the final agreement dated September 21, 2014 (the “Agreement”), by and among Siemens, Merger Sub, a direct wholly owned subsidiary of Siemens, (“Merger Sub”), and the Company.

Zaoui & Co. LLP and its affiliates (collectively, “Zaoui & Co.”) have acted as financial advisor to the Board of Directors of the Company in connection with, and have participated in certain of the negotiations leading to, the transaction contemplated by the Agreement (the “Transaction”). We expect to receive fees for our services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We may in the future provide financial advisory services or other services to the Company and its affiliates or to Siemens and its affiliates.

In connection with this opinion, we have reviewed, among other things, the Agreement; certain publicly available financial statements and other business and financial information of the Company; certain other communications from the Company to its stockholders; certain publicly available research analyst reports for the Company; and certain internal financial analyses and forecasts for the Company prepared by its management, as approved for our use by the Company (the “Forecasts”). We have also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company; compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance sheet assets and liabilities) of the Company or any of its subsidiaries and we have not been

Zaoui & Co. LLP | 11 Hill Street | London | W1J 5LF

Registered in England & Wales No. OC 377234 | Authorised and regulated by the Financial Conduct Authority

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furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the expected benefits of the Transaction in any way meaningful to our analysis. We have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition, business combination or other extraordinary transaction, involving the Company.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view to the holders (other than Siemens and its affiliates) of Shares, as of the date hereof, of the $83.00 in cash per Share to be paid to such holders pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transaction, whether relative to the $83.00 in cash per Share to be paid to the holders (other than Siemens and its affiliates) of Shares pursuant to the Agreement or otherwise. We are not expressing any opinion as to the impact of the Transaction on the solvency or viability of the Company or Siemens or the ability of the Company or Siemens to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction or any other matter.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $83.00 in cash per Share to be paid to the holders (other than Siemens and its affiliates) of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

ZAOUI & CO. LLP

By:	/s/ Michael Zaoui
Michael Zaoui Founding Partner

Zaoui & Co. LLP | 11 Hill Street | London | W1J 5LF

Registered in England & Wales No. OC 377234 | Authorised and regulated by the Financial Conduct Authority

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Annex D

SECTION 262 OF THE GENERAL CORPORATION LAW

OF THE STATE OF DELAWARE

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2) a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2) a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

        Dresser-Rand Group Inc.

        West8 Tower

        Suite 1000

        10205 Westheimer Road

        Houston, TX 77042

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you
vote FOR proposals 1, 2 and 3.							For	Against	Abstain

1	To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of September 21, 2014, by and among Dresser-Rand Group Inc., Siemens Energy, Inc. and Dynamo Acquisition Corporation.						☐	☐	☐

2	To consider and vote upon a proposal to approve an adjournment of the special meeting of stockholders of Dresser-Rand Group Inc., if necessary.						☐	☐	☐

3	To consider and vote on a proposal to approve, on a non-binding, advisory basis, certain compensation that will or may be paid by Dresser-Rand Group Inc. to its named executive officers that is based on or otherwise relates to the merger.						☐	☐	☐

NOTE: Consider any other matters that properly come before the Special Meeting of Stockholders or any adjournment or postponement thereof.
For address change/comments, mark here.				☐
(see reverse for instructions)		Yes	No

Please indicate if you plan to attend this meeting		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

0000220521_1     R1.0.0.51160

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice & Proxy Statement is/are available at www.proxyvote.com.

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DRESSER-RAND GROUP INC.

This proxy is solicited by the Board of Directors

Special Meeting of Stockholders

November 20, 2014

The shareholder(s) hereby appoint(s) Vincent R. Volpe Jr., Jan Kees van Gaalen and Mark F. Mai, and each of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all shares of Common Stock, par value $.01 per share, of Dresser-Rand Group Inc. that the shareholder(s) is/are entitled to vote at the Special Meeting of Stockholders to be held on November 20, 2014 at 8:00 a.m. local time at West8 Tower, Suite 1000, 10205 Westheimer Road, Houston, Texas 77042, and any adjournment or postponement thereof, and in their discretion upon any other business that may come before the meeting or any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR 1, 2 and 3.

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Address change / comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000220521_2    R1.0.0.51160